EXECUTION VERSION

Second Lien Facility Agreement
between
Globalstar, Inc.
as Borrower
Global Loan Agency Services Limited
as the Agent
GLAS Trust Corporation Limited
as the Security Agent

and
The Parties
listed in Schedule 1
as the Original Lenders

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This Agreement (the “Agreement”) is dated 26 November 2019 and made
Between:

(1)
Globalstar, Inc., a corporation duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America (the “Borrower”);

(2)
Global Loan Agency Services Limited, a limited liability company registered in England and Wales with number 8318601, acting in its capacity as the facility agent for and on behalf of the Finance Parties (the “Agent”); and

(3)
GLAS Trust Corporation Limited, a limited liability incorporated in England and Wales with registered number 7927175, acting in its capacity as the security agent for and on behalf of the Finance Parties (the “Security Agent”); and

(4)	The parties listed in Schedule 1 (Lenders and Commitments) as lenders (the “Original Lenders”).

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1.    Definitions and Interpretation

1.1	Definitions
In this Agreement:
“5.75% Notes Term Sheet” means the term sheet attached as schedule 1 to the Restructuring, Support and Consent Agreement in respect of the restructuring of the 5.75% notes which were exchanged or redeemed in full by the Borrower on or prior to 26 June 2013.
“8% New Notes” means the 8% convertible senior notes issued by the Borrower pursuant to the Original Indenture as supplemented by the Fourth Supplemental Indenture in an aggregate principal amount (including, for the avoidance of doubt, any capitalized payment-in-kind interest) not to exceed US$1,7500,000.
“2013 Closing Commitment” means the equity commitment made by Thermo in respect of the Borrower on or prior to the First Effective Date pursuant to the Restructuring Support and Consent Agreement in an aggregate amount of cash equal to US$20,000,000 less the aggregate amount of cash actually received by the Borrower in connection with the Initial Minimum Cash Commitment (as such amount may be reduced by the amount of any proceeds received by the Borrower from any financing pursuant to third party Equity Issuances (but excluding any Equity Issuance involving Terrapin)).
“2013 Year-End Commitment” means the equity commitment made or to be made by Thermo or any other member of the Thermo Group in respect of the Borrower pursuant to the First Global Deed of Amendment and Restatement or the First Thermo Group Undertaking Letter (as the case may be) to be funded on or prior to 26 December 2013 as a condition precedent to the entry into Guarantee Obligations by the Subsidiary Guarantors under Clause 21.1(l) (Limitations on Financial Indebtedness), in an aggregate amount of cash equal to US$20,000,000 (as such amount may be reduced by the amount of any proceeds received by the Borrower from any financing pursuant to third party Equity Issuances (but excluding any Equity Issuance involving Terrapin)).
“2014 Equity Financing” means the equity commitment made or to be made by Thermo or any other member of the Thermo Group in respect of the Borrower pursuant to the First Global Deed of Amendment and Restatement or the First Thermo Group Undertaking Letter (as the case may be) to be funded on or prior to 31 December 2014 in an aggregate amount of cash equal to US$20,000,000 less the amount by which the amount of cash actually received by the Borrower in connection with the Initial Minimum Cash Commitment, the 2013 Closing Commitment and the 2013 Year-End Commitment exceeds US$40,000,000 (as such amount may be reduced by the amount of any proceeds received by the Borrower from any financing pursuant to third party Equity Issuances (but excluding any Equity Issuance involving Terrapin)).
“2019 Bridge Facility Agreement” means the US$62,000,000 unsecured bridge facility agreement dated 2 July 2019 (with an effective date of 28 June 2019) and made between Thermo, [*], [*], [*] and the Borrower.
“2021 Equity Issuance” has the meaning given to such term in Clause 22.26(2021 Equity Issuance).

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“2021 Equity Raise Amount” means US$45,000,000.
“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long‑term unsecured and non credit‑enhanced debt obligations of AA‑ or higher by S&P or Fitch Ratings Ltd or Aa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency;

(b)
Union Bank, provided that, it has a rating for its long‑term unsecured and non credit‑enhanced debt obligations of A or higher by S&P or A+ by Fitch Ratings Ltd or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Majority Lenders.
“Acceptable Intercreditor Agreement” means an intercreditor agreement in form and substance satisfactory to the Majority Lenders to be entered into by the Borrower or any Subsidiary (as the case may be), the Agent (unless the Agent agrees otherwise) and the relevant provider of Subordinated Indebtedness. Such Acceptable Intercreditor Agreement excludes the Intercreditor Agreement but shall include, without limitation, the following provisions, whereby the relevant Subordinated Indebtedness provider shall agree not to:

(a)
seek direct or indirect recovery, payment or repayment of, nor permit direct or indirect payment or repayment of any of the Subordinated Indebtedness or other amounts payable by the Borrower or any Subsidiary (as the case may be) in respect thereof or of any other Subordinated Indebtedness of the Borrower or any Subsidiary (as the case may be);

(b)
demand, sue for or accept from the Borrower or any Subsidiary (as the case may be) any payment in respect of the Subordinated Indebtedness or take any other action to enforce its rights or to exercise any remedies in respect of any Subordinated Indebtedness (whether upon the occurrence or during the occurrence of an event of default (howsoever described) or otherwise) unless requested to do so by the Agent;

(c)
file or join in any petition to commence any winding‑up proceedings or an order seeking reorganisation or liquidation of the Borrower or any Subsidiary (as the case may be), or take any other action for the winding‑up, dissolution or administration of the Borrower or any Subsidiary (as the case may be) or take, or agree to, any other action which could or might lead to the bankruptcy, insolvency or similar process of the Borrower or any Subsidiary (as the case may be) unless requested to do so by the Agent; and/or

(d)	claim, rank or prove as a creditor of the Borrower or any Subsidiary (as the case may be) in competition with any Finance Party.
“Account Control Agreement” has the meaning given to such term in Schedule 31(Security Documents).
“Accounts Agreement” means the accounts agreement originally dated 5 June 2009 (as amended and restated on 31 July pursuant to the First Global Deed of Amendment and Restatement and on the Third Effective Date pursuant to the Third Global Amendment and Restatement Agreement) and made between, among others, the Borrower, the First Lien Agent, the “Offshore

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Account Bank” (as defined in the First Lien Facility Agreement) and the First Lien Security Agent (as supplemented, amended and amended and restated (including pursuant to Paragraph 4(a)(i) of Part 2 of Schedule 2 (Conditions Precedent) in accordance with Clause 20.11 (Conditions Subsequent)).
“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period provided that, for the purpose of calculating the Consolidated Net Income component of Consolidated EBITDA, any cash revenue received in that period but not recognised under GAAP shall be included, plus (in the case of paragraphs (a), (b) and (c) below only, to the extent deducted in the calculation of Consolidated EBITDA (without double‑counting)):

(a)	non‑cash stock compensation expenses;

(b)	non‑cash asset impairment charges; and

(c)	one time non‑cash non‑recurring expenses,
but excluding the proceeds of any Spectrum Cash Flow (save for, to the extent agreed in writing by the Agent (acting on the instructions of the Majority Lenders), any such proceeds which replace revenue that had otherwise been projected in the then current Agreed Business Plan but which has not been earned due to a change in the strategy of the Group).
“Adjusted Consolidated EBITDA Reconciliation” means, for any period, a reconciliation statement prepared by the Borrower in a form reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders) showing a reconciliation of:

(a)	cash revenue received in that period but not recognised under GAAP, as determined in accordance with the definition of Adjusted Consolidated EBITDA; to

(b)	revenues recognised for such period, as determined in accordance with GAAP.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agreed Business Plan” means the business plan:

(a)	delivered to the Agent on or prior to the Closing Date pursuant to Paragraph 15(d) of Part 1 of Schedule 2 (Conditions Precedent); or

(b)	as updated on an annual basis in accordance with Clause 18.3 (Annual Business Plan and Financial Projections).
“Amendment” has the meaning given to such term in Clause 21.11(b) (Restrictive Agreements).
“ANFR” means the Agence Nationale des Fréquences.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licences, approvals, interpretation and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Negative Excess Cash Flow” means for all Payment Periods, the absolute value of such negative Excess Cash Flow for such Payment Period provided that if such absolute value

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is greater than US$10,000,000 the Applicable Negative Excess Cash Flow shall be deemed to be US$10,000,000.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Asset Disposition” means the disposition of any or all assets (including the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Obligor or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Equity Issuance or any Debt Issuance.
“Assignment Agreement” means an agreement substantially in the form set out in Part B (Form of Assignment Agreement) of Schedule 5 (Form of Transfer Certificate and Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Attributable Indebtedness” means, on any date:

(a)	in respect of any Finance Lease of any person, the capitalised amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP; and

(b)
in respect of any Synthetic Lease, the capitalised amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a Finance Lease.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration (including all Governmental Approvals).
“Authorised Signatory” means, with respect to the Supplier and the Launch Services Provider, a person authorised to sign any document on its behalf to be delivered pursuant to this Agreement.
“Available Cash” means the sum of:

(a)	the Borrower’s consolidated unrestricted cash balance at the beginning of the relevant Payment Period less the minimum Liquidity threshold set out in Clause 19.2(Minimum Liquidity);

(b)	any Spectrum Cash Flow for the relevant Payment Period; and

(c)	any Excess Cash Flow for the relevant Payment Period.
“Available Commitment” means, in relation to the Facility, a Lender’s Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment under the Facility.

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“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)
in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Borrower Pledge of Bank Accounts” has the meaning given to such term in Schedule 31(Security Documents).
“BPIFAE” means Bpifrance Assurance Export S.A.S acting for and on behalf of the French state as successor in title to COFACE as referred to in clause 1.5 (References to COFACE and BPIFAE) of the Third Global Amendment and Restatement Agreement.
“BPIFAE 2013 Deferred Fee Premium” means the premium due to BPIFAE and payable by the Borrower to the BPIFAE Agent (for the account of BPIFAE) in accordance with clause 12.1(c) (BPIFAE Insurance Premia and BPIFAE 2013 Deferred Fee Premium) of the First Lien Facility Agreement as of the date hereof in an aggregate amount of US$20,000,000, the final instalment of which is in an amount equal to US$12,000,000.
“BPIFAE Agent” means BNP Paribas, a société anonyme with a share capital of €2,499,597,122 organised and existing under the laws of the Republic of France, whose registered office is at 16 boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris, acting in its capacity as facility agent and Chef de File for and on behalf of the First Lien Finance Parties.
“BPIFAE Insurance Policy” means each credit insurance policy (as amended from time to time) in respect of the First Lien Facility Agreement signed by the BPIFAE Agent and the Original Lenders (as defined in the First Lien Facility Agreement).
“BPIFAE Insurance Premia” means the premia due to BPIFAE and payable by the Borrower to the BPIFAE Agent (for the account of BPIFAE) under the BPIFAE Insurance Policy in accordance with clause 12.1(b) (BPIFAE Insurance Premia and BPIFAE 2013 Deferred Fee Premium) of the First Lien Facility Agreement as of the date hereof.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and New York City, as the case may be.
“Canadian Dollars” means the lawful currency for the time being of Canada.
“Capital Assets” means, with respect to the Borrower and its Subsidiaries any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries but excluding any capitalised interest.

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“Capital Expenditures” means with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.
“Finance Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a finance lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.
“Capital Stock” means:

(a)	in the case of a corporation, capital stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(c)	in the case of a partnership, partnership interests (whether general or limited);

(d)	in the case of a limited liability company, membership interests; and

(e)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.
“Cash” means, at any time, cash denominated in Dollars and the Dollar equivalent of Euros and Canadian Dollars, in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)
repayment of that cash is not (subject to the terms of the Intercreditor Agreement) contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Lien over that cash except for Liens created pursuant to the Security Documents or any Permitted Lien constituted by a netting or set‑off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is (subject to the terms of the Intercreditor Agreement) freely and immediately available to be applied in repayment or prepayment of the Facility.
“Cash Equivalent Instruments” means at any time:

(a)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any EEA Member Country or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

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(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any EEA Member Country or any Participating Member State;

(iii)	which matures within one (1) year after the relevant date of calculation; and

(iv)
which has a credit rating of either A‑1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P‑1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long‑term unsecured and non‑credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a credit rating of either A‑1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P‑1 or higher by Moody’s;

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(iii)	can be turned into cash on not more than thirty (30) days’ notice; or

(e)	any other debt or marketable security approved by the Majority Lenders, in each case, denominated in Dollars and the Dollar equivalent of Euros and Canadian Dollars, and to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Lien (other than a Lien arising under the Security Documents).
“Cash Movement Summary Report” means a report summarising the cash movements of the Group, in the form agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders) pursuant to paragraph 7(c) (Other documents and evidence) of Part 2 (Conditions Subsequent) of Schedule 2 (Conditions Precedent).
“Change of Control” has the meaning given to such term in Clause 7.2 (Mandatory Prepayment – Exit).
“Closing Date” means the date on which the conditions precedent set forth in Clause 4.1(Initial Conditions to Utilisation) have been satisfied or expressly waived in writing by the Lenders (in their sole discretion).
“Code” means the US Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
“Collateral Agreement” has the meaning given to such term in Schedule 31(Security Documents).
“Collection Account” has the meaning given to such term in the Accounts Agreement.

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“Commercial Contracts” means:

(a)	the Launch Services Contract; and

(b)	the Satellite Construction Contract.
“Commitment” means:

(a)
in relation to an Original Lender, the amount in Dollars set opposite its name under the heading “Commitments US$” in Schedule 1 (Lenders and Commitments) and the amount of any other Facility  Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any other Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Communications Licences” means the licences, permits, authorisations or certificates to construct, own, operate or promote the telecommunications business of the Borrower and its Subsidiaries (including, without limitation, the launch and operation of Satellites) as granted, or to be granted, by the FCC or the ANFR (and any other Governmental Authority), and all extensions, additions and renewals thereto or thereof.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
“Confidential Information” means all information relating to the Borrower, any other Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)    any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that

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Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders).
“Consolidated” means, when used with reference to financial statements or financial statement items of any person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a)	Consolidated Net Income for such period; plus

(b)	the sum of the following to the extent deducted in determining Consolidated Net Income:

(i)	income and franchise taxes;

(ii)	Consolidated Interest Expense;

(iii)	amortisation, depreciation, PIK Interest and other non‑cash charges (except to the extent that such non‑cash charges are reserved for cash charges to be taken in the future);

(iv)	extraordinary losses (other than from discontinued operations) and any losses on foreign currency transaction; and

(v)
any Transaction Costs (provided that, in no event shall the aggregate amount of Transaction Costs relating to the negotiation of any Permitted Acquisitions or Permitted Joint Venture Investments which are not consummated added back to net income during any four (4) consecutive fiscal quarter period exceed US$1,000,000), less

(c)	interest income and any extraordinary gains and any gains on foreign currency transactions.
“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, interest expense attributable to Finance Leases, all net payment obligations pursuant to Hedging Agreements and cash interest in respect of indebtedness (including vendor indebtedness) but excluding any non‑cash interest) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

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“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP, provided that there shall be excluded (without double counting) from the calculation of income:

(a)
the net income (or loss) of any person (other than a Subsidiary which shall be subject to paragraph (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period;

(b)
the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or that person’s assets are acquired by such person or any of its Subsidiaries except to the extent included pursuant to the foregoing paragraph (a);

(c)
the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary; and

(d)	the proceeds of any Equity Issuances and/or Subordinated Indebtedness.
“Consultation Period” has the meaning given to such term in Clause 18.3(c) (Annual Business Plan and Financial Projections).
“Convertible Notes” means:
(a)     the 8% New Notes; and

(d)	any other convertible notes issued by the Borrower (or its Subsidiaries) after the date of this Agreement in compliance with the terms of this Agreement.
“Covenant Capital Expenditure” means any Capital Expenditures, including (but not limited to), for the avoidance of doubt, any Capital Expenditures funded with the Net Cash Proceeds received in connection with:

(a)	any Insurance and Condemnation Event;

(b)	any Asset Disposition; and

(c)	any Equity Issuance or funded by the issuance of Capital Stock of the Borrower to the seller (or an affiliate thereof) of the related Capital Asset, but excluding, any Capital Expenditure funded with the Net Cash Proceeds received in connection with an Insurance and Condemnation Event or an Asset Disposition provided that such Net Cash Proceeds are reinvested in “like-for-like” replacement assets in accordance with Clause 7.5(Mandatory Prepayment – Insurance and Condemnation Events) or Clause 7.6(Mandatory Prepayment – Asset Dispositions) of this Agreement or the First Lien Facility Agreement (as the case may be).

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“Current Assets” has the meaning given to such term under GAAP but deducting Cash and Cash Equivalent Instruments (excluding any Cash and Cash Equivalent Instruments subject to any Lien, including Liens created pursuant to the Security Documents).
“Current Liabilities” has the meaning given to such term under GAAP but excluding the current portion of any long‑term Financial Indebtedness outstanding on the date of calculation.
“Debt Issuance” means any issuance of any Financial Indebtedness for borrowed money by the Borrower or any of its Subsidiaries. The term “Debt Issuance” shall not include any Equity Issuance or any Asset Disposition.
“Debt Service” means the aggregate Dollar amount of principal, interest, and, if any, fees and other sums required to be paid by the Borrower pursuant to the Finance Documents and pursuant to all the Borrower’s Financial Indebtedness incurred from time to time, including all amounts which have become due and payable as at the date of calculation but which have not been paid on such date for the Relevant Period, provided that, for the avoidance of doubt, when calculating the “Debt Service Coverage Ratio” the term “Debt Service” shall include, for the Relevant Period, all amounts required to be applied in prepayment of the Loans pursuant to Clause 7.4 (Mandatory Prepayment – Excess Cash Flow) during that Relevant Period.
“Debt Service Coverage Ratio” means, on any date, the ratio of:

(a)	Adjusted Consolidated EBITDA (without double‑counting),

(i)
plus, any Liquidity (in an amount exceeding US$4,000,000) at the beginning of any relevant period of calculation (which solely during the First Lien Facility Period, for the purposes of this paragraph (a)(i), shall exclude any amounts held in the Debt Service Reserve Account and the Insurance Proceeds Account) plus the cash proceeds of any Equity Issuance or Subordinated Indebtedness raised during the relevant period not committed, or required to be applied, for any other purpose under the Finance Documents but, solely during the First Lien Facility Period, including monies standing to the credit of the Collection Account which are not required to be applied for any other purpose;

(ii)	less the sum of the following (without double‑counting);

(A)	any Covenant Capital Expenditure;

(B)	any changes in Working Capital; and

(C)	any cash taxes,
to

(b)	Debt Service,
in each case, during the relevant period of calculation.
“Debt Service Reserve Account” has the meaning given to such term in the Accounts Agreement.

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“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Delegation Agreement” has the meaning given to such term in Clause 21.11(b) (Restrictive Agreements).
“Direct Agreement” has the meaning given to such term in Clause 21.11(b) (Restrictive Agreements).
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems‑related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dollar” and “US$” means the lawful currency for the time being of the United States of America.
“Domestic Subsidiary” means any Subsidiary organised under the laws of any state of the United States or the District of Colombia, other than GCL Licensee LLC.
“DSRA Required Balance” means the “DSRA Required Balance” as such term is defined in the First Lien Facility Agreement as of the date hereof.
“Earth Station” means any earth station (gateway) licenced for operation by the FCC or by a Governmental Authority outside the United States that is owned and operated by the Borrower or any of its Subsidiaries.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which:

(a)	is maintained or contributed to by any Obligor or any ERISA Affiliate, or to which any Obligor or ERISA Affiliate has an obligation to contribute; or

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(b)
has at any time within the preceding six (6) years been maintained or contributed to by any Obligor or any current or former ERISA Affiliate, or with respect to which any Obligor or any such ERISA Affiliate has had an obligation to contribute (or is deemed under Section 4069 of ERISA to have maintained or contributed, or to have had an obligation to contribute, or otherwise to have liability).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, judgments, liens, accusations, allegations, notices of non‑compliance or violation, investigations (other than internal reports prepared by any person in the ordinary course of trading and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any Environmental Permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, clean‑up, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, penalties, fines, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign state, state, regional, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, common law, permits, licences, approvals, interpretations and orders of courts or Governmental Authorities, and amendments thereto, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, emission, release or threatened release, investigation or remediation of Hazardous Materials. For the purposes of this definition, the term “Environmental Laws” shall include but not be limited to:

(a)	the US Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601, et seq.); and

(b)	the US Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.).
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
“Equity Commitments” means:

(a)	the Initial Minimum Cash Commitment;

(b)	the First Effective Date Commitment;

(c)	the 2013 Closing Commitment;

(d)	the 2013 Year-End Commitment;

(e)	the 2014 Equity Financing;

(f)	the Second Effective Date Commitment;

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(g)	the Third Effective Date Commitment; and

(h)	the Thermo Commitment.
“Equity Cure Contribution” means cash funds contributed to the Borrower from the issuance of shares in the Borrower’s Capital Stock and/or Subordinated Indebtedness after the Closing Date (but excluding the 2021 Equity Issuance) in the amounts as set out in Clause 22.2(c) (Financial Covenants).
“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any person of:

(a)	shares of its Capital Stock;

(b)	any shares of its Capital Stock pursuant to the exercise of options or warrants; or

(c)	any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.
The term “Equity Issuance” shall not include any Asset Disposition, any Debt Issuance, the conversion of any of the Convertible Notes or the issuance of any other Capital Stock pursuant to the Fourth Supplemental Indenture in circumstances where the Borrower (or any Subsidiary) does not receive any cash proceeds.
“Equity Linked Securities” has the meaning given to such term in the First Global Deed of Amendment and Restatement.
“Equity Proceeds Account” has the meaning given to such term in the Accounts Agreement.
“Ericsson” means Ericsson Federal Inc. a Delaware corporation with a place of business at 1595 Spring Hill Road, Vienna, VA 22182, United States.
“ERISA” means the US Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any person who together with any Obligor is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“ERISA Termination Event” means:

(a)	a “Reportable Event” described in Section 4043 of ERISA with respect to a Pension Plan for which the notice requirement has not been waived by the PBGC; or

(b)	the withdrawal of any Obligor or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or

(c)
the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, or the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any

18

Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA; or

(d)	the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or

(e)
any other event or condition which would reasonably be expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

(f)
the failure to make a required contribution to any Pension Plan that would reasonably be expected to result in the imposition of a Lien or the provision of security under Section  430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a Lien; the failure to satisfy the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan, or that such filing may be made; or a determination that any Pension Plan is, or is expected to be, considered an at‑risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or

(g)	the partial or complete withdrawal of any Obligor of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan; or

(h)	any event or condition which results, or is reasonably expected to result, in the reorganisation or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or

(i)
any event or condition which results, or is reasonably expected to result, in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or

(j)
the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Euro” or “€” means the single currency of the Participating Member States.
“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).
“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

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(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; or

(d)	other exceptional items reasonably determined in good faith:

(i)	by the First Lien Agent solely during the First Lien Facility Period; and

(ii)	thereafter, by the Agent (acting on the instructions of the Majority Lenders).
“Excess Cash Flow” means, for any period of determination, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a)	Adjusted Consolidated EBITDA for such period;
minus

(b)	(to the extent not already deducted in the calculation of Adjusted Consolidated EBITDA):

(i)	cash taxes and Consolidated Interest Expense paid in cash for such period;

(ii)	all scheduled principal payments made in respect of Financial Indebtedness during such period;

(iii)	the lesser of:

(A)	all Covenant Capital Expenditures made during the relevant period; and

(B)	in respect of the calendar years:

(1)
2013 through to 2016 (inclusive), the amount set out in column 2 (Maximum Covenant Capex for Excess Cash Flow Calculation) of the table in Part B (Maximum Covenant Capital Expenditures for Excess Cash Flow Calculation) of Schedule 4 (Maximum Covenant Capital Expenditure); or

(2)	2017 and onwards, US$2,500,000 per relevant period,
(except in each case to the extent funded directly through the incurrence of Financial Indebtedness or equity contributions or investments);

(iv)	any increase in Working Capital during such period;

(v)	any amount applied to fund any scheduled cash reserve required under the Finance Documents, including the DSA Required Balance and the DSRA Required Balance in such period;

(vi)
voluntary, mandatory and other non-scheduled principal payments with respect to any Loans or other Financial Indebtedness in such period (except for any mandatory payments made pursuant to clauses 7.3 (Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow), 7.4 (Mandatory Prepayment – Excess

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Cash Flow), 7.8 (Mandatory Prepayment – Cash Sweep following Spectrum Sale) and 7.9 (Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance) of the First Lien Credit Agreement or Clauses 7.3 (Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow), 7.4 (Mandatory Prepayment – Excess Cash Flow), 7.7 (Mandatory Prepayment – Cash Sweep following Spectrum Sale) and 7.8 (Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance) and any payments that constitute or with the passage of time or giving of notice or both would constitute a Default or an Event of Default);

(vii)	to the extent included in Adjusted Consolidated EBITDA, Spectrum Cash Flow and any other monetization of the Group’s Spectrum rights;

(viii)	any cash payments in respect of the Restructuring Fee, and the BPIFAE 2013 Deferred Fee Premium;

(ix)	any cash payments during such period in respect of any Exceptional Items;

(x)	Transaction Costs during such period (solely to the extent added back to net income in the calculation of Adjusted Consolidated EBITDA);

(xi)	any non-cash income recognized during such period;

(xii)	any cash utilized during such period in respect of amounts expensed in a prior period;

(xiii)	any non-cash extraordinary losses and any losses on foreign currency transactions; and

(xiv)
the portion of the purchase price and other reasonable acquisition related costs paid during such period to make Permitted Acquisitions and investments, except to the extent financed with proceeds of Financial Indebtedness, Equity Issuances or insurance or casualty payments, plus

(c)	(to the extent not already added in the calculation of Adjusted Consolidated EBITDA and without double counting):

(i)	any decrease in Working Capital during such period;

(ii)	any amount received as a result of decreasing cash reserves required under the Finance Documents, including the DSA Required Balance and the DSRA Required Balance in such period;

(iii)	any cash receipts in respect of Exceptional Items;

(iv)	any cash income whereby cash is received but the recognition of GAAP income is deferred during such period to another period;

(v)	any expense recognized during such period in respect of amounts paid in a prior period; and

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(vi)	any cash received during such period in respect of extraordinary gains and any gains on foreign currency transactions.
“Exchange Act” has the meaning given to such term in paragraph (i) of the definition of “Borrower Change of Control” in Clause 7.2(a) (Mandatory Prepayment – Exit).
“Facility” has the meaning given to such term in Clause 2.1(a) (Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means, in relation to a:

(a)	“withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
“withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2017; or

(c)
“passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“FCC” shall mean the Federal Communications Commission.
“FDIC” means the Federal Deposit Insurance Corporation.
“Fee Letter” means any letter or letters entered into by the Borrower setting out any of the fees referred to in Clause 10 (Up-front Fee) and Clause 11 (Agency Fees);

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“Final Discharge Date” means the date on which all of the Loans have been unconditionally and irrevocably paid and the obligations of each Obligor under the Finance Documents have been discharged in full and none of the Finance Parties is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to the Borrower under the Finance Documents.
“Final Maturity Date” means the sixth (6) anniversary of the first Utilisation Date with respect to the Facility.
“Finance Documents” means:

(a)	this Agreement;

(b)	any Fee Letters;

(c)	[reserved];

(d)	the Accounts Agreement;

(e)	any Direct Agreement;

(f)	each Security Document;

(g)	each Guarantee Agreement;

(h)	any Transfer Certificate and/or Assignment Agreement;

(i)	each Promissory Note (if any);

(j)	any Acceptable Intercreditor Agreement;

(k)	the Intercreditor Agreement;

(l)	each Warrant Agreement;

(m)	Warrant Certificates;

(n)	Registration Rights Agreement;

(o)	any Interest Adjustment Letter; and

(p)	any other document designated in writing as a “Finance Document” by the Agent and the Borrower (acting reasonably).
“Finance Parties” means:

(a)	the Agent;

(b)	the Security Agent; and

(c)	the Lenders.
“Financial Conduct Authority” means the body responsible for regulating the financial services industry in the United Kingdom.

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“Financial Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)	all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such person;

(b)
all obligations of the Borrower or any of its Subsidiaries to pay the deferred purchase price of property or services (including, without limitation, all obligations under non‑competition, earn‑out or similar agreements) and any Permitted Vendor Indebtedness, in each case, to the extent classified as debt in accordance with GAAP, except trade payables arising in the ordinary course of trading:

(i)	not more than ninety (90) days past due; or

(ii)	being duly contested by the Borrower in good faith;

(c)
the Attributable Indebtedness of the Borrower or any of its Subsidiaries with respect to the obligations of the Borrower or such Subsidiary in respect of Finance Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)
all Financial Indebtedness of any third party secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

(e)	all Guarantee Obligations of the Borrower or any of its Subsidiaries;

(f)
all obligations, contingent or otherwise, of the Borrower or any of its Subsidiaries relative to the face amount of letters of credit, whether or not drawn, including without limitation, any banker’s acceptances issued for the account of the Borrower of any of its Subsidiaries;

(g)	all obligations of the Borrower or any of its Subsidiaries to redeem, repurchase exchange, defease or otherwise make payments in respect of Capital Stock of such person; and

(h)	all Net Hedging Obligations.
“First Effective Date” means 22 August 2013, which was the “Effective Date” as such term is defined in the First Global Deed of Amendment and Restatement.
“First Effective Date Commitment” means the equity commitment made by Thermo in respect of the Borrower prior to the First Effective Date pursuant to the Restructuring Support and Consent Agreement in an amount equal to US$25,000,000.
“First Global Deed of Amendment and Restatement” means the global amendment and restatement agreement dated 31 July 2013 between, among others, the Parties.
“First Half Payment Period” means the period from 1 January to 30 June (inclusive) in any calendar year.

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“First Lien Agent” means the “BPIFAE Agent” as such term is defined in the First Lien Facility Agreement.
“First Lien Facility” means the facility made available under the First Lien Facility Agreement, as of the Closing Date, with an outstanding principal amount of $341,954,611.
“First Lien Facility Agreement” means the BPIFAE facility agreement entered into with, among others, BNP Paribas, Société Générale, Natixis, Crédit Agricole Corporate and Investment Bank and Crédit Industriel Et Commercial as original lenders and BNP Paribas as the BPIFAE Agent and the Security Agent originally dated June 5, 2009 (as amended and restated on the date hereof and as further amended in accordance with the Intercreditor Agreement).
“First Lien Finance Documents” means the documents described as “Finance Documents” in the First Lien Facility Agreement.
“First Lien Finance Parties” means each of the “Finance Parties” as such term is defined in the First Lien Facility Agreement.
“First Lien Facility Period” means the period from and including the date of the First Lien Facility Agreement to and including the date on which the Total Commitments (as such term is defined in the First Lien Facility Agreement) in respect of the First Lien Facility have reduced to zero and all indebtedness of the Obligors under the First Lien Finance Documents have irrevocably and unconditionally been fully paid and discharged.
“First Lien Lenders” means each of the “Lenders” as such term is defined in the First Lien Facility Agreement.
“First Lien Obligations” means the “Obligations” as defined in the First Lien Facility Agreement.
“First Lien Security Agent” means the “Security Agent” as such term is defined in the First Lien Facility Agreement.
“First Lien Security Documents” means any Lien granted by the Obligors to secure the First Lien Facility Agreement and which are approved pursuant to the Intercreditor Agreement.
“First Terrapin Purchase Agreement” means the common stock purchase agreement dated 28 December 2012 between the Borrower and Terrapin.
“First Thermo Group Undertaking Letter” means the undertaking letter dated 22 August 2013 entered into by each of the members of the Thermo Group in favour of the BPIFAE Agent.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on 31 December.
“Foreign Investment Limitation” means, as of any date of determination, an amount equal to the sum of:

(a)	US$25,000,000; less

(b)	the aggregate amount of:

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(i)	Financial Indebtedness permitted pursuant to Clause 21.1(f)(iii) (Limitations on Financial Indebtedness) outstanding as of such date of determination; less

(ii)
all investments in Foreign Subsidiaries (valued as of the initial date of such investment without regard to any subsequent changes in value thereof) made after the date of this Agreement and prior to such date of determination pursuant to Clause 21.3(a)(ii)(B) (Limitations on Loans, Investments and Acquisitions); less

(iii)
all investments (valued as of the initial date of such investment without regard to any subsequent changed in value thereof) in Foreign Subsidiaries (or any entities that would constitute Foreign Subsidiaries if the Borrower or one of its Subsidiaries owned more than fifty per cent. (50%) of the outstanding Capital Stock of such entity) made after the date of this Agreement and prior to such date of determination pursuant to Clause 21.3(c) (Limitations on Loans, Investments and Acquisitions),

provided that, any investment of non‑cash consideration constituting stock in the Borrower (howsoever described):

(A)	in the case of a single transaction, that does not exceed US$10,000,000 in value; and

(B)	which transactions in aggregate since the date of this Agreement do not exceed US$50,000,000 in aggregate, shall be excluded from the determination of the Foreign Investment Limitation.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fourth Effective Date” means the “Effective Date” as such term is defined in the Fourth Global Amendment and Restatement Agreement.
“Fourth Global Amendment and Restatement Agreement” means the global amendment and restatement agreement dated on the date of this Agreement, between, among others, the Parties.
“Fourth Supplemental Indenture” means the fourth supplemental indenture dated 20 May 2013 in respect of the 8% New Notes between the Borrower and U.S. Bank National Association.
“French Authorities” means the “Direction Générale du Trésor et de la Politique Economiques (DGTPE)” of the French Ministry of Finance, any successors thereto, or any other Governmental Authority in or of France involved in the provision, management or regulation of the terms, conditions and issuance of export credits including, among others, such entities to whom authority in respect of the extension or administration of export financing matters have been delegated, such as BPIFAE.
“French Security Documents” means:

(a)	the Borrower Pledge of Bank Accounts;

(b)	each Delegation Agreement;

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(c)	the Holding Account Pledge Agreement; and

(d)	any other Security Document governed by French law.
“Funds Flow Statement” means a funds flow statement in agreed form by the Borrower, the Agent and the Majority Lenders.
“GAAP” means generally accepted accounting principles, as recognised by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.
“Governmental Approvals” means all authorisations, consents, approvals, permits, licences and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union, the European Central Bank, or the International Telecommunications Union).
“Group” means the Borrower and its Subsidiaries from time to time.
“Group Structure Chart” means the group structure chart set out in Schedule 21 (Group Structure Chart).
“Guarantee Agreements” means:

(a)	the guarantee agreement dated as of the date hereof and made between the Security Agent and each Subsidiary Guarantor;

(b)
each guarantee agreement (to be in substantially the same form as the guarantee agreement referred to in paragraph (a) above) to be entered into by a Subsidiary Guarantor in accordance with Clause 20.5 (Additional Domestic Subsidiaries) and/or a Licence Subsidiary in accordance with Clause 21.12 (Nature of Business) (as the case may be).

“Guarantee Obligations” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such person pursuant to which such person has directly or indirectly guaranteed any Financial Indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such person:

(a)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets goods, securities or services to take‑or‑pay, or to maintain financial statement condition or otherwise); or

27

(b)
entered into for the purpose of assuring in any other manner the obligee of such Financial Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that, the term Guarantee Obligation shall not include endorsements for collection or deposit in the ordinary course of trading. The amount of any Guarantee Obligation shall be deemed equal to the lesser of the stated or determinable amount of the primary obligation or the maximum liability of the person giving the Guarantee Obligation.
“Hazardous Materials” means any substances or materials:

(a)	which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law;

(b)
which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority;

(c)	the presence of which require investigation or remediation under any Environmental Law;

(d)	the possession, use, storage, discharge, emission or release of which requires a permit or licence under any Environmental Law or other Authorisation;

(e)	the presence of which could be deemed to constitute a nuisance or a trespass or threatens to pose a health or safety hazard to persons or neighbouring properties;

(f)	which consist of underground or above ground storage tanks, whether empty, filled or partially filled with any substance; or

(g)
which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross‑currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement with any person approved by the Majority Lenders.
“Holding Account Pledge Agreement” has the meaning given to such term in Schedule 31(Security Documents).
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

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“Hughes” means Hughes Network Systems LLC a limited liability company organised under the laws of Delaware with its principal place of business at 11717 Exploration Lance, Georgetown, Maryland 20876, USA.
“Incapacity” means absence of the legal right to enter into binding contractual relations (other than pursuant to a civil or criminal sanction (including without limitation, personal bankruptcy or analogous proceedings)).
“Initial Minimum Cash Commitment” means the equity commitment made by Thermo in respect of the Borrower to fund on or before the First Effective Date pursuant to the Restructuring Support and Consent Agreement an amount of up to US$20,000,000.
“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction, damage or similar event with respect to any of their respective property or assets.
“Insurance Consultant” means Jardine Lloyd Thompson Limited.
“Insurance Proceeds Account” has the meaning given to such term in the Accounts Agreement.
“Insurances” means the insurances required by Clause 20.4 (Insurance).
“Intellectual Property” has the meaning given to such term at Clause 17.7(a) (Intellectual Property Matters).
“Intercreditor Agreement” means the intercreditor agreement dated as of the date hereof, among each Finance Party, the Borrower and each other party to the First Lien Facility Agreement in form and substance satisfactory to each Finance Party.
“Interest Adjustment Letter” means an interest adjustment letter dated the date of this Agreement, entered into by the Borrower and any Lender.
“Interest Period” means:

(a)	in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods); and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).
“Interest Rate Cap Agreement” means the “Interest Rate Cap Agreement” as such term is defined in the First Lien Facility Agreement as of the date hereof.
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

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“Key Agreements” means:

(a)	each Material Contract set out in Schedule 11(Material Contracts) other than those Material Contracts referred to in paragraphs 7 and 8 of Schedule 11 (Material Contracts); and

(b)	each other Material Contract entered into after the date of this Agreement.
“Landlord Waiver and Consent Agreements” has the meaning given to such term in Schedule 31 (Security Documents).
“Launch” means the disconnection of the lift‑off plug of the SOYUZ launch vehicle, if such event follows the ignition of the first (strap‑on boosters) and second (core stage) stage liquid engines of the launch vehicle.
“Launch Failure” has the meaning given to such term in the Launch Services Contract.
“Launch Insurance” means “Launch Insurance” as such term is defined in the First Lien Facility Agreement as of the date hereof.
“Launch Services Contract” means the launch services contract dated 5 September 2007 (as amended and restated on 9 March 2010 and from time to time and as further amended) and made between the Borrower and the Launch Services Provider for the launching into low earth orbit of the Satellites through four (4) SOYUZ launch vehicles, with an option for four (4) other similar launches.
“Launch Services Provider” means Arianespace, a French société anonyme registered at the Registre du Commerce et des Société of Evry under registration number 318 516 457, whose registered office is at Boulevard de l’Europe, 91006 Evry, France.
“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Licence Subsidiary” means any single purpose Wholly‑Owned Subsidiary of the Borrower or of another Subsidiary of the Borrower, the sole business and operations of which single purpose Subsidiary is to hold one (1) or more Communications Licences, except where it is a mandatory condition of a Communications Licence in the relevant jurisdiction that any such entity is not such a vehicle (provided that, this exception shall not apply to any Communications Licence issued by the FCC or the ANFR).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Finance Lease or other title retention agreement relating to such asset.

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“Liquidity” means the sum of Cash and Cash Equivalent Instruments held by any of the Obligors, but excluding any amounts held in:

(a)	the Debt Service Reserve Account; and

(b)	the Insurance Proceeds Account.
“Loans” means a loan made or to be made under the Facility pursuant to Clause 2.1 (Facility) or the principal amount outstanding for the time being of that loan.
“Majority Lenders” means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than seventy five per cent. (75%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than seventy five per cent. (75%) of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than seventy five per cent. (75%) of all the Loans then outstanding.
“Mandatory Cost” means any fee or cost payable by banks arising from any regulation imposed by:
(a)    the European Central Bank;

(b)	the Financial Conduct Authority; or

(c)	the Prudential Regulation Authority,
in each case, similar to those customarily considered to be “mandatory costs”.
“Margin” means fourteen per cent. (14%) per annum.
“Material Adverse Effect” means with respect to the Borrower or any of its Subsidiaries, a material adverse effect on:

(a)	the properties, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; or

(b)	the legality, validity or enforceability of any provision of any Transaction Document; or

(c)	the rights and remedies of any Finance Party under any of the Finance Documents; or

(d)	the security interests provided under the Security Documents or the value thereof; or

(e)	its ability to perform any of its obligations under the Finance Documents, provided that, existing and future first‑generation satellite constellation degradation or failure issues and the effects thereof (which, for the avoidance of doubt, shall exclude any Satellite delivered under the Satellite Construction Contract) on the Borrower and its Subsidiaries, taken individually or collectively, shall not constitute a Material Adverse Effect.

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“Material Communications Licence” means any Communications Licence, the loss, revocation, modification, non‑renewal, suspension or termination of which, could be reasonably expected to have a Material Adverse Effect.
“Material Contract” means:

(a)	any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such person in an amount in excess of US$10,000,000 per annum; or

(b)	any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect, but excluding in either case any contract or other agreement that the Borrower or such Subsidiary may terminate on less than ninety (90) days’ notice without material liability.
“Material Subsidiary” means:

(a)	the Borrower;

(b)	each Subsidiary Guarantor;

(c)	Globalstar Canada Satellite Co.;

(d)	each Licence Subsidiary (including, GCL Licensee LLC);

(e)
any Subsidiary of the Borrower which, in the opinion of the Agent or the Majority Lenders (in each case, acting reasonably), is of material operational or strategic importance to the business of the Group;

(f)	any Subsidiary of the Borrower which has gross assets (excluding intra group items) representing ten per cent. (10%) or more of the gross assets of the Group; and

(g)	any Subsidiary of the Borrower which has gross revenues per annum from all sources including intra‑company revenues which are allocated to such Subsidiary of US$10,000,000 or more in aggregate.
For the purpose of paragraphs (f) and (g) above:

(i)	subject to paragraph (ii) below:

(A)	the contribution of a Subsidiary of the Borrower will be determined from its financial statements which were consolidated into the latest relevant financial statements; and

(B)	the financial condition of the Group will be determined from the latest relevant financial statements;

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(ii)	if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest relevant financial statements were prepared:

(A)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(B)
the financial condition of the Group will be determined from the latest relevant financial statements but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(iii)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(iv)
if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group (if it is not the Borrower or already a Material Subsidiary) will immediately become a Material Subsidiary;

(v)
a Subsidiary of the Borrower (if it is not already a Material Subsidiary) will become a Material Subsidiary on completion of any other intra‑Group transfer or reorganisation if it would have been a Material Subsidiary had the intra‑Group transfer or reorganisation occurred on the date of the latest relevant financial statements; and

(vi)	except as specifically mentioned in paragraph (iv) above, a member of the Group will remain a Material Subsidiary until the next relevant financial statements show otherwise under paragraph (i) above.
If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a determination by the Majority Lenders will be, in the absence of manifest error, conclusive.
“Minimum Contribution Amount” has the meaning given to such term in Clause 22.2(c)(Financial Covenants).
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

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“Monthly Report” has the meaning given to such term in Clause 18.5(d)(Other Reports)
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” has the meaning given to such term in Schedule 31(Security Documents).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Obligor or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions, and each such plan for the six (6) year period immediately following the latest date on which any Obligor or ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Net Cash Proceeds” means, as applicable:

(a)
with respect to any Equity Issuance, any Asset Disposition or any Debt Issuance, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting, placement agents and other commissions, discounts, premiums, fees and expenses incurred in connection therewith; and

(b)	with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the Borrower or any of its Subsidiaries less the sum of:

(i)	all fees and expenses in connection therewith; and

(ii)
the principal amount of, premium, if any, and interest on any Financial Indebtedness secured by a Lien on the asset (or a portion thereof) subject to such Insurance and Condemnation Event, which Financial Indebtedness is expressly permitted under this Agreement and required to be repaid in connection therewith.

“Net Debt” means, in respect of the Group at any time, the consolidated amount of all Financial Indebtedness, in each case, in cash and including:

(a)	any vendor financings (howsoever described); and

(b)	any Relevant Subordinated Indebtedness,
in each case, with a stated maturity or put date on or prior to the Final Maturity Date (including, without limitation, all Financial Indebtedness arising in respect of the Facility), but:

(i)
deducting the aggregate amount of Liquidity (which, for the purposes of this paragraph (b)(i), shall exclude any amounts held in the Debt Service Reserve Account and the Insurance Proceeds Account) at that time; and

(ii)	excluding any Subordinated Indebtedness that does not constitute Relevant Subordinated Indebtedness.
“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.
“New Lender” has the meaning given to such term in Clause 25.1 (Assignments and Transfers by the Lenders).

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“Obligations” means, in each case, whether now in existence or hereafter arising:

(a)	the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans;

(b)	all Hedging Obligations; and

(c)
all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Finance Parties, in each case under any Finance Documents or otherwise, with respect to any Loan direct or indirect, absolute or contingent, due or to become due, contractual or tortuous, liquidated or unliquidated, and whether or not evidenced by any note.

“Obligors” means:

(a)	the Borrower; and

(b)	each Subsidiary Guarantor.
“OFAC” means the US Department of the Treasury’s Office of Foreign Assets Control.
“Operating Expenditure” means all operating and maintenance costs, expenses and liabilities (including inventory purchases) incurred by a member of the Group and including any VAT in respect of any such amount (excluding any capital expenditure (other than maintenance capital expenditure)) and any other costs and expenses agreed between (i) solely during the First Lien Facility Period, the First Lien Agent and the Borrower and (ii) thereafter, the Majority Lenders and the Borrower.
“Operating Lease” means, as to any person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such person as lessee which is not a Finance Lease.
“Original Indenture” means the indenture dated as of 15 April 2008 between the Borrower as issuer and U.S. Bank National Association as trustee.
“Original Lenders” has the meaning given to such term in the Recitals.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union, other than Slovakia, Slovenia, Malta and Cyprus.
“Party” means a party to this Agreement.
“Payment Period” means a First Half Payment Period or a Second Half Payment Period, as the case may be.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

35

“Permitted Acquisition” means any investment by the Borrower, any Subsidiary Guarantor or Globalstar Canada Satellite Co. in the form of acquisition of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other person (a “Target Company”) if each such acquisition meets each of the following requirements:

(a)
no less than fifteen (15) days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice and financial details of such acquisition to the Agent, which notice shall include the proposed closing date of such acquisition;

(b)
the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders), that such acquisition has been approved by the board of directors or equivalent governing body of the Target Company;

(c)
the Target Company shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Clause 21.12 (Nature of Business) or a parallel business the acquisition of which would be of commercial or strategic importance to such business;

(d)
if such proposed transaction is a merger with respect to the Borrower or any Subsidiary Guarantor, the Borrower shall have received the prior written consent of the Agent (acting on the instructions of the Majority Lenders) to such transaction;

(e)
such proposed transaction shall not include or result in any actual or contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole;

(f)
if such proposed transaction is in respect of a Target Company which has negative Adjusted Consolidated EBITDA, the prior written consent of the Agent (acting on the instructions of the Majority Lenders) shall be required unless:

(i)	such proposed transaction:

(A)	is in respect of a Target Company which is an international gateway operator; and

(B)	the cash consideration of such transaction does not exceed US$5,000,000 in value, provided that, the Borrower shall only be permitted to enter into two (2) transactions of the type described in this paragraph (f)(i) in each Fiscal Year; or

(ii)
the relevant Target Company (other than an international gateway operator) has for the twelve (12) Month period prior to the date of the proposed transaction a negative Adjusted Consolidated EBITDA no greater than US$2,000,000 in aggregate when taking into account all other acquisitions with negative Adjusted Consolidated EBITDA made following the date of this Agreement.

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For the purpose of the calculations required to be made in respect of this paragraph (f) only:

(A)
any reference to “the Borrower and its Subsidiaries” in the definitions of Consolidated EBITDA, Consolidated Net Income, Equity Issuance, Subordinated Indebtedness, Consolidated Interest Expense and Finance Lease (and any other definition used in the calculation of Adjusted Consolidated EBITDA) shall be construed as being a reference to “the Target Company and its Subsidiaries”;

(B)
any reference to “the Borrower” in the definitions of Consolidated EBITDA, Consolidated Net Income, Equity Issuance, Subordinated Indebtedness, Consolidated Interest Expense and Finance Lease (and any other definition used in the calculation of Adjusted Consolidated EBITDA) shall be construed as being a reference to “the Target Company”; and

(C)
any reference to “Subsidiary” in the definitions of Consolidated EBITDA, Consolidated Net Income, Equity Issuance, Subordinated Indebtedness, Consolidated Interest Expense and Finance Lease (and any other definition used in the calculation of Adjusted Consolidated EBITDA) shall be construed as being a reference to a Subsidiary of a Target Company;

(g)	the Borrower shall have delivered to the Agent:

(i)
no less than fifteen (15) days prior to the proposed closing date of such acquisition, forward looking financial statements taking into account the proposed transaction and demonstrating to the satisfaction of the Agent, compliance with each of the financial covenants set out in Clause 19 (Financial Covenants) on the proposed closing date of such acquisition and on a twelve (12) Month projected basis; and

(ii)	such other documents reasonably requested by the Agent or the Majority Lenders;

(h)	no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and

(i)	such acquisition is not in violation of Sanctions applicable to any member of the Group.
“Permitted Joint Venture Investments” means any investment by the Borrower, any Subsidiary Guarantor or Globalstar Canada Satellite Co. in joint ventures and partnerships if each such investment meets all of the following requirements:

(a)
no less than fifteen (15) days prior to the proposed closing date (in the case where the consent of the Agent (acting on the instructions of the Majority Lenders)is required) or after the closing date (in the case where no consent is required) of any such investment of more than US$10,000,000, the Borrower shall have delivered written notice of such

37

investment to the Agent, which notice shall include the proposed closing date (or actual closing date, applicable) of such investment;

(b)
such joint venture or partnership shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Clause 21.12 (Nature of Business) or a parallel business which is of commercial or strategic importance to such business;

(c)	the Borrower shall have delivered to the Agent:

(i)
such documents reasonably requested by the Agent or any Finance Party (through the Agent) pursuant to Clause 20.5 (Additional Domestic Subsidiaries) to be delivered at the time required pursuant to Clause 20.5 (Additional Domestic Subsidiaries);

(ii)
forward looking financial statements taking into account the proposed transaction and demonstrating to the satisfaction of the Agent, compliance with each of the financial covenants set out in Clause 19 (Financial Covenants) on the proposed closing date of such investment and on a twelve (12) Month projected basis;

(d)	no Event of Default shall have occurred and be continuing both before and after giving effect to such investment;

(e)
if such investment is as a general partner, such investment shall be made by a Subsidiary that has no assets other than such investment; and in any case, such investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole; and

(f)
the Borrower shall have obtained the prior written consent of the Agent (acting on the instructions of the Majority Lenders) prior to the consummation of such investment if the amount (including all cash and non‑cash consideration paid by or on behalf of the Borrower and its Subsidiaries in connection with such investment) of such investment (or series of related investments), together with all other investments in joint ventures and partnerships consummated during the term of this Agreement, exceeds US$30,000,000 in aggregate (excluding any portion of such investment consisting of Capital Stock of the Borrower).

“Permitted Liens” means the Liens permitted pursuant to Clauses 21.2(a) to 21.2(u) (Limitations on Liens).
“Permitted Supplier Indebtedness” means any Financial Indebtedness of the Borrower or any Subsidiary owing to the Supplier and relating to the Satellite Construction Contract.
“Permitted Vendor Indebtedness” means:

(a)	any Permitted Supplier Indebtedness; and

(b)	any Financial Indebtedness of the Borrower or any Subsidiary:

38

(i)	owing to Ericsson pursuant to the purchase agreement between the Borrower and Ericsson dated 1 October 2008, as amended or any other agreement which replaces such agreement;

(ii)	owing to Hughes pursuant to the agreement between the Borrower and Hughes dated 1 May 2008, as amended or any other agreement which replaces such agreement;

(iii)	owing to a Satellite vendor or Satellite launch vendor or Affiliate thereof (in each case, other than the Supplier) for:

(A)	the procurement, construction, launch and insurance of all or part of one or more Satellites or Satellite launches for such Satellites; or

(B)	a ground or in-orbit space intended for future use or associated improvements to the ground portion of the network of the Borrower and its Subsidiaries;

(iv)	owing to any other supplier or vendor in respect of any Capital Expenditure (but excluding the Supplier); or

(v)	otherwise approved in writing by the Agent (acting on the instructions of all the Lenders), provided that, in each case (other than paragraph (b)(v) above and unless stated to the contrary):

(A)	in the case of paragraph (a) above only, such Permitted Supplier Indebtedness:

(1)
does not exceed €17,530,000 (the “Relevant Amount”) and the Borrower must have consented to the payment to the Supplier of the Relevant Amount (or any lesser amount), it being acknowledged that the Borrower has no obligation to pay the Relevant Amount to the Supplier; and

(2)	is on such terms as may be approved by the Agent (acting on the instructions of each Lender in their absolute discretion);

(B)
in the case of paragraphs (b)(i) to (iv) (inclusive) only, such Financial Indebtedness does not exceed (either under any individual agreement or in aggregate) US$25,000,000 (unless approved in writing by the Agent (acting on the instructions of all the Lenders));

(C)	the issuance of such Financial Indebtedness shall not cause, and could not reasonably be expected to cause, a Default;

(D)	any interest payable in respect of such Financial Indebtedness does not exceed ten per cent. (10%) per annum;

(E)	such Financial Indebtedness is not evidenced by any promissory note; and

39

(F)	such Financial Indebtedness is not secured by any Lien (other than a Permitted Lien) on any asset or property of the Borrower or any Subsidiary thereof.
“PIK Interest” means interest paid by the Borrower or any Subsidiary in respect of a debt instrument by the issuance of:

(a)	shares in the Borrower’s Capital Stock issued for the sole purpose of a making a dividend to the shareholders of the Borrower; and/or

(b)	additional debt securities,
in each case:

(i)	which debt securities will not mature or become payable prior to the maturity date of such instrument and the Final Discharge Date; and

(ii)	no cash payment is made by the Borrower or any Subsidiary prior to the Final Discharge Date.
“Post-Closing Document” has the meaning given to such term in Part 2 (Conditions Subsequent) of Schedule 2 (Conditions Precedent).
“Project” means:

(a)	the supply of twenty-five (25) Satellites plus the long lead items for six (6) subsequent Satellites by the Supplier pursuant to the Satellite Construction Contract; and

(b)	the launching of such Satellites by the Launch Services Provider pursuant to the terms of the Launch Services Contract, to form for the Borrower the second generation satellite constellation.
“Project Accounts” has the meaning given to such term in the Accounts Agreement.
“Promissory Notes” means a promissory note made by the Borrower in accordance with Clause 30.2(c)(Evidence of Financial Indebtedness) in substantially (and in all material respects in) the same form as set out in Schedule 23 (Form of Promissory Note) and amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Property All Risks Insurance” means the insurance to be procured by the Borrower in accordance with Clause 20.4(c)(i) (Insurance).
“Proposed Assignment Notice” means written notice from a Lender setting forth the terms and conditions, in reasonable detail, of a Proposed Loan Transfer.
“Proposed Loan Transfer” means any proposed participation, assignment or any other transfer of any portion of any rights and obligations under the Finance Documents proposed by any Prospective Transferor.

40

“Prospective Transferee” means any person that is not a Lender to whom a Prospective Transferor proposes to make a Proposed Loan Transfer. A Prospective Transferee shall not include, in the case of a Lender, an Affiliate or approved fund of such Lender.
“Prospective Transferor” means any Lender that proposes to sell a participation, to make an assignment or to otherwise transfer any Loan to any Person.
“Prospective Transferred Loans” has the meaning given to such term in Clause 25.10(a) (Right of First Refusal).
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Prudential Regulation Authority” means the Bank of England body responsible for the prudential regulation and supervision of banks, building societies, credit unions, insurers and major investment firms.
“Purchase Notice” has the meaning given to such term in the Fourth Supplemental Indenture.
“Qualifying Lender” means a Lender which is:

(a)	a United States person (as defined in Section 7701(a)(30) of the Code);

(b)	engaged in a US trade or business with which such interest is “effectively connected” within the meaning of the Code;

(c)
entitled in respect of payments of interest receivable by it under this Agreement to the benefit of a double taxation agreement with the United States which makes provision for full exemption from Tax imposed by the United States on interest; or

(d)	entitled to the benefit of the “portfolio interest” exemption under Section 871(h) or 881(c) of the Code.
“Registration Rights Agreement” means the registration right agreement dated on or about the date of this Agreement and entered into between the Borrower and the Initial Holders named therein relating to the Warrants and the Voting Common Stock of the Borrower issuable on exercise thereof.
“Relevant Contribution” has the meaning given to such term in Clause 22.2(c) (Financial Covenants).
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Relevant EIPs” means the employee incentive plans set out in Schedule 20 (Incentive Plans).
“Relevant Period” means each period of six (6) Months or twelve (12) Months (as the case may be) referred to in each of the columns titled “Relevant Period” or “Column 1 – Relevant Period” (as applicable) in the tables contained in Schedule 4 (Maximum Covenant Capital

41

Expenditure), 19.3 (Adjusted Consolidated EBITDA), 19.4 (Debt Service Coverage Ratio) and 19.5 (Net Debt to Adjusted Consolidated EBITDA).
“Relevant Subordinated Indebtedness” means any Subordinated Indebtedness the terms of which require the payment of:

(a)	cash interest; or

(b)	any fees but excluding any fees payable to an administrative agent of, or trustee for, any noteholders.
For the avoidance of doubt, the 8% New Notes shall constitute Relevant Subordinated Indebtedness.
“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status), 17.2 (Binding Obligations), 17.3 (Non‑Conflict with other Obligations), 17.4 (Power and Authority), 17.6 (Authorisations), 17.10 (Margin Stock), 17.11 (Government Regulation), 17.13 (Employee Relations), 17.14 (Burdensome Provisions), 17.18 (Titles to Properties), 17.23(a) (Satellites), 17.26 (Anti-bribery, Anti-corruption and Anti-money Laundering), 17.27 (Sanctions), 17.28 (Governing Law and Enforcement), 17.32 (No Misleading Information) and 17.34 (No Immunity).
“Reporting Date” means, in relation to a Monthly Report, the last day of the Month which immediately follows the Month to which such Monthly Report relates.
“Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)	the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(c)	the time barring of claims under applicable statutes of limitation;

(d)	the possibility that an undertaking to assume liability for or indemnify a person against non‑payment of stamp duty may be void;

(e)	defences of set‑off or counterclaim;

(f)	a court construing a Lien expressed to be created by way of fixed security as being floating security;

(g)	any additional interest imposed pursuant to any relevant agreement may be held to be irrecoverable on the grounds that it is a penalty;

(h)	an English court may not give effect to any indemnity for legal costs incurred by an unsuccessful litigant; and

(i)	equivalent principles, rights and defences under the laws of any relevant jurisdiction.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

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“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of an Obligor or any other officer of an Obligor reasonably acceptable to the Agent. Any document delivered under this Agreement that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorised by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.
“Restructuring Fee” has the meaning given to such term in clause 11.5 (Restructuring Fee) of the First Lien Facility Agreement as of the date hereof.
“Restructuring Support and Consent Agreement” means the equity commitment, restructuring, support and consent agreement dated 20 May 2013 between the Borrower, the Subsidiary Guarantors, the First Lien Security Agent, the BPIFAE Agent, the First Lien Lenders and Thermo.
“Right of First Refusal” means the right, but not the obligation, to purchase or to participate in some or all of the rights and obligations subject to a Proposed Loan Transfer, on the terms and conditions specified in the Proposed Assignment Notice.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.
“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic and/or Her Majesty’s Treasury or any other such sanctions authority in a jurisdiction that is relevant to the Facility.
“Satellite” shall mean any single non-geostationary satellite, or group of substantially identical non-geostationary satellites, delivered or to be delivered by the Supplier to the Borrower pursuant to the Satellite Construction Contract and owned by, leased to or for which a contract to purchase has been entered into by, the Borrower or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for Launch or is in orbit (whether or not in operational service) and including any replacement satellite of the Borrower following a Launch Failure delivered or to be delivered by:

(a)	the Supplier to the Borrower pursuant to the Satellite Construction Contract; or

(b)	a French supplier (other than the Supplier) pursuant to an agreement entered into by the Borrower with such French supplier which is permitted by the Finance Documents.
“Satellite Construction Contract” means the satellite construction contract dated 30 November 2006 and made between the Borrower and the Supplier for the construction of forty eight (48) satellites, as amended and supplemented from time to time (and as further amended and restated on or about the date of this Agreement and delivered in satisfaction of the condition precedent set out at paragraph 7 (Commercial contracts) of schedule 2 (Conditions Precedent) of the First Lien Facility Agreement as of the date hereof) for the purpose of, among other things, detailing a new phasing of the contract for the first twenty five (25) satellites and a final phase of twenty three (23) satellites.

43

“Satellite Performance Criteria” means the criteria set out at Schedule 29 (Satellite Performance Criteria).
“SCF Amount” has the meaning given to such term in Clause 7.3(a) (Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow).
“Second Effective Date Commitment” means the equity commitment made by Thermo in respect of the Borrower pursuant to the Second Global Amendment and Restatement Agreement in an amount equal to US$30,000,000.
“Second Global Amendment and Restatement Agreement” means the global amendment and restatement agreement dated 7 August 2015 between, among others, the Parties.
“Second Half Payment Period” means the period from 1 July to 31 December (inclusive) in any calendar year.
“Second Terrapin Purchase Agreement” means the common stock purchase agreement dated 7 August 2015 between the Borrower and Terrapin.
“Second Thermo Group Undertaking Letter” means the undertaking letter dated 7 August 2015 entered into by each of the members of the Thermo Group in favour of the BPIFAE Agent.
“Security Amendment and Restatement Agreement” has the meaning given to such term in Schedule 31(Security Documents).
“Security Documents” has the meaning given to such term in Schedule 31 (Security Documents).
“Shareholder Distributions” means:

(a)	any dividend paid, made or declared, other than a dividend paid exclusively in Capital Stock or rights to acquire Capital Stock which, in each case, no cash payment is made by the Borrower;

(b)	any payment by way of return on or repayment of share capital;

(c)
any payment of cash interest or capitalised interest by the Borrower to any member of the Thermo Group under any distribution (whether in cash or in kind), including, without limitation, any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly but excluding:

(i)	any distributions or other payments pursuant to any employee stock incentive plan (howsoever described) expressly permitted under the terms of this Agreement;

(ii)	any PIK Interest relating to:

(A)	the Thermo Loan Agreement; or

(B)	any Convertible Note held by Thermo; and

(C)	this Agreement;

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(iii)	any cash interest relating to any Convertible Note held by Thermo and permitted by the terms of this Agreement; and

(iv)	any payment relating to this Agreement permitted by the terms of the Intercreditor Agreement;

(d)
any redemption, cancellation or repurchase of the Borrower’s shares or any class of its shares other than any conversion on mandatory repurchase or redemption of any of the Convertible Notes in accordance with their terms or in connection with any employee stock incentive plan (howsoever described) expressly permitted under the terms of this Agreement; and

(e)	any payments under a subordinated loan permitted under this Agreement (including interest and fees).
“Solvent” and “Solvency” means, with respect to any person on any date of determination, that on such date:

(a)	the fair value of the assets of such person is greater than the total amount of liabilities, including contingent liabilities, of such person;

(b)
the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured;

(c)	such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature;

(d)	such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s assets would constitute an unreasonably small capital; and

(e)	such person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.
The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spectrum” means spectrum in specific frequency bands that are subject to a Communications Licence issued to the Borrower or an Affiliate, and in the case of spectrum licensed by the FCC, this refers to, without limitation, spectrum that is licensed to the Borrower or an Affiliate in the 1610-1618.725 and the 2483.5 – 2500 MHz frequency bands.
“Spectrum Cash Flow” means any cash received by a member of the Group from monetizing (howsoever defined) the Group’s Spectrum rights, including, but not limited to, upfront payments, operating lease payments, and any other payments to a member of the Group associated with the commercial use of any Spectrum by any third parties: less

(a)	any capital or operating expenses incurred (or reasonably expected to be incurred) by the Borrower in direct connection with such Spectrum Cash Flow; and

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(b)	any payments received by a member of the Group under such Spectrum Cash Flow which are to be “passed through” to any third party, provided that all such deductions (including deducted expenses incurred and “passed through” payments) must:

(i)	be directly related to the corresponding monetization of Spectrum rights;

(ii)	be approved in good faith by the Agent (acting on the instructions of the Majority Lenders) in the exercise of their commercially reasonable judgment; and

(iii)	not have been deducted from the calculation of Excess Cash Flow (without double counting).
“Spectrum Plan” means the plan relating to the Group’s Spectrum rights, which shall include the information required pursuant to Clause 18.14(Spectrum Plan) (as updated and supplemented from time to time pursuant to each Monthly Report).
“Spectrum Sale” means any sale or other disposition of title (legal or equitable) of any of the Group’s Spectrum rights.
“Spot Rate of Exchange” means the exchange rate between Euros and Dollars as notified by the Agent to the Borrower and calculated on the basis of the official fixing rate (as between Euros and Dollars) of the European Central Bank quoted on Reuter’s page ECB37, more or less two (2) basis points, on the date that is two (2) Business Days prior to the relevant Utilisation Date. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate.
“Stock Pledge Agreement” has the meaning given to such term in Schedule 31 (Security Documents).
“Subordinated Indebtedness” means any Financial Indebtedness of the Borrower or any Subsidiary:

(a)	subordinated in right and time of payment to the Obligations pursuant to the Intercreditor Agreement or any other Acceptable Intercreditor Agreement;

(b)	to be applied by the Borrower or the relevant Subsidiary (as the case may be) towards:

(i)	financing costs directly arising from the construction and Launch of the Satellites or additional satellites;

(ii)	financing payments due by the Borrower to second generation ground segment vendors; and/or

(iii)	payment of the Borrower’s working capital and general corporate purposes;

(c)	containing such other terms and conditions, in each case as are reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders); and

(d)	the issuance of such Financial Indebtedness shall not cause, and could not reasonably be expected to cause, a Default.

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“Subsidiary” means, as to any person, any company of which more than fifty per cent. (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such person is at the time owned (directly or indirectly) by, or the management is otherwise controlled by, such person (irrespective of whether, at the time, Capital Stock of any other class or classes of such person shall have or might have voting power by reason of the occurrence of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” in this Agreement shall refer to those of the Borrower.
“Subsidiary Guarantor” means each direct or indirect Domestic Subsidiary of the Borrower:

(a)	set out in Schedule 24 (Subsidiary Guarantors); or

(b)	which becomes a party to a Guarantee Agreement pursuant to Clause 20.5 (Additional Domestic Subsidiaries).
“Supplier” means Thales Alenia Space France, a French société par actions simplifiée registered at the Registre du Commerce et des Société of Toulouse under registration number 414 725 101, whose registered office is at 26, Avenue Jean François Champollion, 31100 Toulouse, France.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“Target Company” has the meaning given to such term in the definition of “Permitted Acquisition”.
“Tax” means any tax, levy, impost, duty, fee, assessment or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.1 (Tax Gross‑up) or a payment under Clause 12.2 (Tax Indemnity).
“Termination Value” means, in respect of any one (1) or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements:

(a)	for any date on or after such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)
for any date prior to the date referenced in paragraph (a), the amount(s) determined as the mark‑to‑market value(s) for such Hedging Agreements, as determined based upon one (1) or more mid‑market or other readily available quotations provided by any recognised dealer in such Hedging Agreements (which may include a Lender or an Affiliate of a Lender).

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“Terrapin” means Terrapin Opportunity, L.P.
“Thermo” means Thermo Funding Company LLC.
“Thermo Commitment” has the meaning given to such term in the Third Global Amendment and Restatement Agreement.
“Thermo Group” means:

(a)	Globalstar Satellite LP;

(b)	Thermo;

(c)	FL Investment Holdings LLC (formerly known as Globalstar Holdings LLC); and

(d)	Thermo Funding II LLC.
“Thermo Loan Agreement” means the loan agreement dated 25 June 2009 between the Borrower as borrower and Thermo as lender, as the same may be amended from time to time, and the subordinated promissory note evidencing such loan.
“Third Effective Date” means the “Effective Date” as such term is defined in the Third Global Amendment and Restatement Agreement.
“Third Effective Date Commitment” has the meaning given to such term in the Third Thermo Group Undertaking Letter.
“Third Global Amendment and Restatement Agreement” means the global amendment and restatement agreement dated 30 June 2017 between, among others, the Parties.
“Third Parties Act” has the meaning given to such term in Clause 1.5(a)(Third Party Rights).
“Third Thermo Group Undertaking Letter” means the undertaking letter dated on or around the Third Effective Date entered into by each of the members of the Thermo Group in favour of the BPIFAE Agent.
“Total Commitments” means the aggregate of the Commitments, being US$198,959,010.29 as at the date of this Agreement.
“Transaction Costs” means all transaction fees, charges and other amounts related to the Facility or the First Lien Facility or any transaction which, if consummated, would be a Permitted Acquisition or a Permitted Joint Venture Investment (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith).
“Transaction Documents” means:

(a)	each Finance Document;

(b)	the Fourth Global Amendment and Restatement Agreement;

(c)	each Commercial Contract;

(d)	any Acceptable Intercreditor Agreement; and

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(e)	each Material Communications Licence.
“Transfer Certificate” means a certificate substantially in the form set out in Part A (Form of Transfer Certificate) of Schedule 5 (Form of Transfer Certificate and Assignment Agreement) or any other form agreed between the Agent (acting at the direction of the Majority Lenders) and the Borrower (acting reasonably).
“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Unfunded Pension Liability” of any Pension Plan means the excess of such Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“United States” or “US” means the United States of America.
“US Tax Obligor” means:

(a)	a borrower which is resident for Tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income Tax purposes.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
“VAT” means:

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(a)	any Tax imposed in compliance with Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (a) above, or imposed elsewhere.

“Warrant” means each common stock purchase warrant dated on or about the date of this Agreement between the Holder named therein and the Borrower.
“Warrant Certificate” means each certificate relating to a Warrant.
“Wholly‑Owned” means, with respect to a Subsidiary, that all the shares of the Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one (1) or more of its Wholly‑Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a person other than the Borrower).
“Withholding Forms” means United States Internal Revenue Service (“IRS”) Form W-8BEN-E, W‑8BEN, W‑8ECI or W‑9 (or, in each case, any successor form and, in each case, attached to an IRS Form W‑8IMY if required) or any other IRS form by which a person may claim an exemption from withholding of US federal income tax on interest payments to that person and, in the case of a person claiming an exemption under the “portfolio interest exemption”, a statement certifying that such person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.
“Working Capital” means, on any date, Current Assets less Current Liabilities.
“Write-down and Conversion Powers” means, in relation to:

(a)	any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	UK Bail-In Legislation:

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(iii)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(iv)	any similar or analogous powers under that UK Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	“annual” means a period of twelve (12) Months;

(ii)	an “agreement” includes a deed and an instrument;

(iii)
the “Agent”, any “Finance Party”, any “Lender”, an “Obligor”, any “Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	“determines” or “determined” means a determination made in the absolute discretion of the person making the determination;

(vi)	“disposal” means a sale, transfer, assignment, grant, lease, licence or other disposal, whether voluntary or involuntary, and “dispose” shall be construed accordingly;

(vii)
the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Spot Rate of Exchange for the purchase of the first currency with the second currency;

(viii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(ix)
“guarantee” means (other than in relation to a Guarantee Agreement) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is

51

assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(x)	“include” or “including” are to be construed without limitation;

(xi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xii)	a “judgment” includes any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

(xiii)	a “notice” includes any notice, request, instruction, demand or other communication;

(xiv)
any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

(xv)
“pari passu” shall mean, in relation to indebtedness due to more than one person, that the payment or repayment thereof shall be made pro rata in the proportion which each such indebtedness bears to the aggregate indebtedness owed to both or all of such persons, subject to the provisions of this Agreement;

(xvi)	a “payment” includes a distribution, prepayment or repayment and references to “pay” include distribute, repay or prepay;

(xvii)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xviii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self‑regulatory or other authority or organisation;

(xix)	“rights” includes rights, authorities, discretions, remedies, liberties, powers, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever);

(xx)	a “share” in a company includes a share, participation, participating interest or any other analogous ownership interest;

(xxi)	words importing the singular include the plural and vice versa;

(xxii)	a provision of law is a reference to that provision as amended or re‑enacted; and

(xxiii)	a time of day is a reference to London time, unless the case or context shall otherwise dictate.

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(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived, and an Event of Default is “continuing” if it has not been waived in writing in accordance with Clause 36 (Amendments and Waivers).

1.3	Accounting Terms
All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Clause 18.2 (Annual Financial Statements), except as otherwise specifically prescribed in this Agreement.

1.4	UCC Terms
Terms defined in the UCC in effect on the date of this Agreement and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect in the applicable state or other jurisdiction.

1.5	Third Party Rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6	Conflict

(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)
Notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

(c)
The fact that a provision of this Agreement is expressed to be subject to the terms of the Intercreditor Agreement does not mean, and will not be taken to mean, that any other provision of this Agreement is not so subject.

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2.	The Facility

2.1	Facility

(a)
Subject to the terms of this Agreement, the Lenders shall make available to the Borrower on the Closing Date a Dollar a term loan facility in an aggregate amount equal to the Total Commitments (the “Facility”).

(b)	The Loans will be distributed to the Borrower as specified in the Funds Flow Statement.

2.2	Finance Parties’ Rights and Obligations

(a)
The obligations of each Finance Party (other than the Lenders) under the Finance Documents are several. Failure by a Finance Party (other than a Lender) to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party (other than a Lender) is responsible for the obligations of any other Finance Party (other than a Lender) under the Finance Documents.

(b)
The obligations of each Lender under the Finance Documents are joint and several. Each Party agrees that this Clause 2.2(b) (Finance Parties’ Rights and Obligations) is for the benefit of the Lenders only and the Borrower acknowledges that it has no rights of any kind whatsoever under this Clause 2.2(b) (Finance Parties’ Rights and Obligations).

(c)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(d)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Commercial Contracts
Each Party acknowledges that the Finance Parties shall have no responsibility or liability whatsoever regarding any performance or non‑performance by any party to a Commercial Contract and that the Finance Parties shall have no obligation to intervene in any dispute in connection with or arising out of such performance or non‑performance. Any such dispute shall not affect the Borrower’s performance under this Agreement nor entitle the Borrower to any suspension or other claim towards the Finance Parties.

3.	Purpose

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	repayment of the full amount outstanding under the 2019 Bridge Facility Agreement; and

(b)	repayment of the loans under the First Lien Facility Agreement in the maximum aggregate amount of US$151,594,070.29,

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in each case, in accordance with the terms of this Agreement and as described in the Funds Flow Statement.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial Conditions Precedent
The Lenders will only be obliged to comply with Clause 5.5 (Lenders' Participation) in relation to the Utilisation if on or before the Utilisation Date the Agent has received all of the documents and other evidence listed in Part 1 (Conditions Precedent) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	[Reserved]

4.3	Failure to Satisfy Conditions Precedent

(a)	The Borrower agrees that all the initial conditions precedent referred to in Clause 4.1 (Initial Conditions Precedent) must be fulfilled within sixty (60) days of the date of this Agreement.

(b)
If the Borrower is unable to fulfil any such conditions precedent within such sixty (60) day time period, each Lender’s Commitment shall be immediately cancelled and each Lender shall have no further obligations under this Agreement.

5.	Utilisation

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. (London time) four (4) Business Days (or such other time reasonably acceptable to the Agent) prior to the proposed Utilisation Date.

5.2	Examination of Documents
The Agent and the Lenders shall not be responsible for any delay in making available any Loans resulting from any requirement for the delivery of further information or documents required by the Agent to confirm the relevant conditions precedent in this Agreement have been met.

5.3	Completion of a Utilisation Request

(a)	The Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day; and

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(ii)	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and Amount).

(b)	Only one (1) Loan may be requested in the Utilisation Request.

(c)	The Borrower may only deliver one (1) Utilisation Request in respect of the Facility.

5.4	Currency and Amount

(a)	The currency specified in any Utilisation Request must be Dollars.

(b)	The amount of the proposed Utilisation of the Facility must be an amount which is not more than the Available Facility and which is a minimum of US$1,000,000 or, if less, the Available Facility.

5.5	Lenders’ Participation

(a)	Each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by 11:00 a.m. (London time) on a Business Day which is three (3) Business Days prior to the proposed Closing Date.

5.6	Cancellation of Commitment
The Total Commitments which are not utilised on the Closing Date shall automatically and immediately be cancelled at the end of the Closing Date.

6.	Repayment

6.1	Repayment
The Borrower shall repay the Loans made to it in full on the Final Maturity Date.

6.2	Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and Cancellation
This Clause 7 shall be subject to the Intercreditor Agreement which shall apply in relation to all mandatory prepayments made in respect of the period prior to the end of the First Lien Facility Period.

7.1	Illegality

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If in any applicable jurisdiction it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory Prepayment ‑ Exit

(a)	For the purposes of this Clause 7.2 (Mandatory Prepayment - Exit):
“Acting in Concert” means acting together pursuant to an agreement or understanding (formal or informal).
“Borrower Change of Control” means:

(i)
the Thermo Group shall at any time and for any reason fail to own and control (without being subject to a voting trust, voting agreement, shareholders agreement or any other agreement limiting or affecting the voting of such stock other than any agreement entered into among the members of Thermo Group and their Affiliates which agreement is not otherwise inconsistent with this Agreement), free and clear of any Lien, at least fifty one per cent. (51%) of both the economic and voting interests in the Borrower’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(ii)
any “person” (other than the Thermo Group) together with its Affiliates owns or acquires (together with all stock that such person or Affiliate has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, twenty five per cent. (25%) or more of the economic or voting interests in the Borrower’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(iii)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the US Securities Exchange Act of 1934 (the “Exchange Act”)), Acting in Concert or otherwise (other than Thermo Group), is or shall become the “beneficial owner” (as defined in Rules 13(d)‑3 and 13(d)‑5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all stock that such person has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty three per cent. (33%) or more of the economic or voting interests in the

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Borrower’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(iv)	the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.
“Change of Control” means either a Borrower Change of Control or a Thermo Change of Control.
“Continuing Directors” means the directors of the Borrower and/or Thermo Group (as the case may be) on the date of this Agreement and each other director if such director’s nomination for election to the board of directors of the Borrower and/or Thermo Group (as the case may be) is recommended by a majority of the then Continuing Directors.
“Thermo Change of Control” means:

(i)
James Monroe III (or, in the event of his death or Incapacity, his executors, trustees, heirs or legal representatives) shall at any time and for any reason fail to own and control (without being subject to a voting trust, voting agreement, shareholders agreement or any other agreement limiting or affecting the voting of such stock), free and clear of any Lien, at least fifty one per cent. (51%) of both the economic and voting interests in any member of the Thermo Group’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(ii)
any “person” or “group” (as such terms are used in the Exchange Act, Acting in Concert or otherwise, other than James Monroe III (or, in the event of his death or Incapacity, his executors, trustees, heirs or legal representatives), is or shall become the “beneficial owner” (as defined in Rules 13(d)‑3 and 13(d)‑5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all stock that such person has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty five per cent. (25%) or more of the economic or voting interests in any member of the Thermo Group’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(iii)	the board of directors (or its equivalent) of any member of the Thermo Group shall cease to consist of a majority of Continuing Directors; or

(iv)
James Monroe III (or, in the event of his death or Incapacity, his executors, trustees, heirs or legal representatives) shall cease to have the power to elect or remove a majority of the board of directors (or its equivalent) of any member of the Thermo Group; or

(v)	any “change of control” or similar event shall occur under any document with respect to any equity or debt instrument issued or incurred by the Thermo Group.

(b)	The Borrower must promptly notify the Agent if it becomes aware that the circumstances referred to in paragraph (c) below have occurred or are likely to occur.

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(c)
Upon the occurrence of a Change of Control, the Total Commitments shall be cancelled and all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

7.3	Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow

(a)
The Borrower shall prepay the Loans (in the order set out in Clause 7.12(Application of Mandatory Prepayments)) in an amount equal to seventy five per cent. (75%) of any Spectrum Cash Flow received by the Group at any time (the “SCF Amount”), provided that if the Excess Cash Flow for the Payment Period during which the Spectrum Cash Flow is realised is negative, the amount to be prepaid by the Borrower shall be the greater of:

(i)	an amount equal to the Available Cash; and

(ii)	the SCF Amount minus the Applicable Negative Excess Cash Flow, unless the Available Cash referred to in paragraph (a)(i) above is greater than the SCF Amount, in which case, the amount to be prepaid by the Borrower shall be the SCF Amount.

(b)	The prepayment referred to in paragraph (a) above shall be made within:

(i)	forty-five (45) days following the end of a First Half Payment Period, if the Spectrum Cash Flow is realised by a member of the Group during such First Half Payment Period; or

(ii)	seventy-five (75) days following the end of a Second Half Payment Period if the Spectrum Cash Flow is realised by a member of the Group during such Second Half Payment Period.

(c)	Any mandatory prepayment arising as a result of any Spectrum Sale shall be made in accordance with Clause 7.7 (Mandatory Prepayment – Cash Sweep following Spectrum Sale).

7.4	Mandatory Prepayment – Excess Cash Flow

(a)	No later than 8 January 2020, the Borrower shall apply an amount equivalent to one hundred per cent. (100%) of:

(i)
the Group’s consolidated unrestricted cash balance calculated on 31 December 2019 and as calculated by the Agent (acting reasonably) in consultation with the Borrower by reference to the applicable Cash Movement Summary Report, the Borrower’s bank account statements and such other information that the Agent may reasonably request; less

(ii)
the amount required to ensure that such prepayment will not result in the minimum Liquidity requirement set out in Clause 19.2 (Minimum Liquidity) being breached for the succeeding thirty (30) days after such prepayment, provided that, the Borrower delivers to the Agent a certified copy of the

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calculations confirming such projected Liquidity requirements at least 5 Business Days prior to such prepayment; and

(b)	from and including 30 June 2020 and no later than:

(i)	forty-five (45) days after the end of any First Half Payment Period; and

(ii)	seventy-five (75) days after the end of any Second Half Payment Period, the Borrower shall, in each case, apply seventy-five per cent. (75%) of all Excess Cash Flow calculated as of the last day of such Payment Period, or such lesser amount required to ensure that such prepayment will not result in the minimum Liquidity requirement set out in Clause 19.2 (Minimum Liquidity) being breached, in each case, in mandatory prepayment of the Loans in accordance with the provisions of Clause 7.12 (Application of Mandatory Prepayments).

7.5	Mandatory Prepayment ‑ Insurance and Condemnation Events

(a)
Subject to Clause 7.5(b) below, the Borrower shall prepay the Loans (in the order set out in Clause 7.12(Application of Mandatory Prepayments)) in an amount equal to one hundred per cent. (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event and other extraordinary recoveries by the Borrower or any of its Subsidiaries.

(b)
Such prepayments shall be made within three (3) Business Days after receipt of the Net Cash Proceeds from any Insurance and Condemnation Event by the Borrower or any of its Subsidiaries, provided that so long as no Event of Default has occurred and is continuing (and so long as no action is being taken under Clause 23 (Remedies Upon an Event of Default)), no prepayment shall be required:

(i)	in connection with such Insurance and Condemnation Event yielding in aggregate less than US$500,000 in Net Cash Proceeds; or

(ii)
with respect to any such Net Cash Proceeds which are committed by the Borrower to be reinvested in replacement assets of French suppliers or the procurement or Launch of a Satellite or Satellites acquired or planned to be acquired pursuant to the then current Agreed Business Plan of the Borrower (as evidenced by a contractual agreement for the purchase or acquisition of assets) within six (6) Months after receipt of such Net Cash Proceeds and the proceeds arising out of the relevant Insurance are placed into the Insurance Proceeds Account and, provided that no action is being taken under Clause 23 (Remedies Upon an Event of Default), will be applied by the Agent in payment to a supplier of such replacement asset or replacement Satellite, any long lead items, launch services, insurances or other costs directly arising in relation to such purchase or Launch in accordance with the terms and conditions agreed between the Borrower and the Supplier.

7.6	Mandatory Prepayments – Asset Dispositions

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(a)
The Borrower shall prepay the Loans (in the order set out in Clause 7.12 (Application of Mandatory Prepayments)) in an amount equal to one hundred per cent. (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by the Borrower or any of its Subsidiaries.

(b)
Such prepayment shall be made within three (3) days after the date of receipt of the Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries, provided that, so long as no Default has occurred and is continuing, no prepayment shall be required pursuant to this Clause 7.6 (Mandatory Prepayment – Asset Dispositions):

(i)
in connection with such Asset Dispositions yielding less than US$50,000 per disposal in Net Cash Proceeds (provided that any such disposal shall be deemed to include the Net Cash Proceeds from any related disposal or series of disposals), and in any event subject to an annual aggregate of US$200,000 and a total aggregate of US$1,000,000; or

(ii)	with respect to any such Net Cash Proceeds which are:

(A)
reinvested within six (6) Months after receipt of such Net Cash Proceeds by such person in replacement assets (useful to the Borrower and its Subsidiaries in the conduct of business in accordance with Clause 21.12 (Nature of Business)); or

(B)
committed (as evidenced by a contractual agreement for the purchase or acquisition of assets with a vendor of such assets) within six (6) Months after receipt of such Net Cash Proceeds by such person to be reinvested in the procurement or Launch of a Satellite or Satellites acquired or to be acquired pursuant to the then current Agreed Business Plan of the Borrower, provided further that the Borrower shall procure that all such Net Cash Proceeds referred to in this paragraph (b)(ii) shall, immediately upon receipt thereof by the Borrower, be paid into the Holding Account.

(c)	[Reserved].

(d)
Prior to any application of the Net Cash Proceeds in accordance with paragraphs (b)(ii)(A) and (B) above, the Borrower shall deliver to the Agent a certificate satisfactory in all respects to the Agent and signed by a Responsible Officer providing details of the intended use of such Net Cash Proceeds.

(e)	Any application of the Net Cash Proceeds in accordance with paragraphs (b)(ii)(A) and (B) above shall be made in a manner consistent with the then current Agreed Business Plan.

(f)
Solely for the purposes of this Clause 7.6 (Mandatory Prepayment – Asset Dispositions), the term Asset Disposition shall exclude any Spectrum Sale and any disposal of inventory in the ordinary cause of trading (but shall include any disposal of obsolete, damaged, worn-out or surplus assets).

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7.7	Mandatory Prepayment – Cash Sweep following Spectrum Sale

(a)
The Borrower shall prepay the Loans (in the order set out in Clause 7.12(Application of Mandatory Prepayments)) in an amount equal to one hundred per cent. (100%) of the aggregate Net Cash Proceeds from any Spectrum Sale.

(b)	Such prepayment shall be made within three (3) Business Days after receipt of the Net Cash Proceeds from any Spectrum Sale by the Borrower or such other member of the Group.

(c)	Any Liens held by the Agent in respect of any Spectrum which is the subject of a Spectrum Sale shall only be released upon the Agent being satisfied that:

(i)	all Net Cash Proceeds in respect of such Spectrum Sale have been applied in accordance with Clause 7.12 (Application of Mandatory Prepayments);

(ii)	no amount being prepaid is, or shall be, the subject of any clawback or restitution claim; and

(iii)	no Default is continuing (unless otherwise agreed by the Majority Lenders).

7.8	Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance

(a)	Subject to paragraph (b) below, in the case of:

(i)	any Debt Issuance occurring on or after the date of this Agreement; or

(ii)	any Equity Issuance (other than the 2021 Equity Issuance) occurring on or after 1 January 2020, any Net Cash Proceeds raised by the Borrower pursuant to any such Equity Issuance or any Debt Issuance (but excluding any Net Cash Proceeds raised pursuant to any Equity Commitments) which exceed, in aggregate, an amount of US$145,000,000 shall be prepaid by the Borrower in accordance with the provisions of Clause 7.12 (Application of Mandatory Prepayments) in the following amounts in respect of any Net Cash Proceeds raised pursuant to any relevant:

(A)	Equity Issuance (including any Equity Linked Securities), in an amount equal to fifty per cent. (50%) of such Net Cash Proceeds; and

(B)	Debt Issuance, in an amount equal to seventy five per cent. (75%) of such Net Cash Proceeds.

(b)
On the later of (x) the repayment, in full, of the First Lien Facility and (y) 1 July 2021, any remaining proceeds standing to the credit of the Equity Proceeds Account shall be prepaid by the Borrower:

(i)	immediately; and

(ii)	in accordance with the provisions of Clause 7.12 (Application of Mandatory Prepayments) (with such prepayment being made immediately).

(c)	Any prepayment made in relation to paragraph (a) above shall be made:

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(i)	in respect of any relevant Equity Issuance, within three (3) Business Days of the completion of such Equity Issuance; or

(ii)	in respect of any relevant Debt Issuance, simultaneously with the funding of such Debt Issuance.

7.9	Voluntary Cancellation
The Borrower may, if it:

(a)	gives the Agent not less than twenty (20) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; and

(b)
delivers to the Agent a certificate signed by a Responsible Officer demonstrating that the Borrower has sufficient funds to finance the Project to the satisfaction of the Agent after any such cancellation, cancel the whole or any part (being a minimum amount of US$1,000,000) of the Available Facility. Any cancellation under this Clause 7.9 (Voluntary Cancellation) shall reduce the Commitments of the Lenders in inverse order of maturity.

7.10	Voluntary Prepayment of the Loans; Call Protection

(a)
The Borrower may, if it gives the Agent not less than twenty (20) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loans (but, if in part, being an amount that reduces the amount of the Loans by a minimum amount of US$1,000,000).

(b)	[Reserved].

(c)	[Reserved].

(d)	Any prepayment under this Clause 7.10 (Voluntary Prepayment of the Loans; Call Protection) shall be applied in inverse order of maturity across the remaining scheduled repayments under the Facility.

(e)	In the event all or any portion of the Loans are prepaid through any voluntary prepayments:

(i)	on or prior to the first anniversary of the Closing Date, such prepayment will be made at 103.0% of the principal amount so prepaid;

(ii)	after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date, such prepayment will be made at 102.0% of the principal amount so prepaid; and

(iii)	after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date, such prepayment will be made at 101.0% of the principal amount so prepaid.

7.11	Right of Repayment and Cancellation in relation to a Single Lender

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(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.1 (Tax Gross‑up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.2 (Tax Indemnity) or Clause 13.1 (Increased Costs),
the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero (0).

(c)
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.12	Application of Mandatory Prepayments
Other than in respect of any prepayment under Clause 7.1 (Illegality), all other mandatory prepayments under this Clause 7 (Prepayment and Cancellation) shall be applied in prepayment in inverse order of maturity across the remaining scheduled repayments under the Facility.

7.13	Restrictions

(a)
Any notice of cancellation or prepayment given by the Borrower under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	[Reserved].

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	The Borrower shall promptly notify the Agent (but in any event no later than three (3) Business Days) of any payment pursuant to this Clause 7 (Prepayment and

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Cancellation), and the Agent shall promptly notify the Lenders (but in any event no later than five (5) Business Days) of the same.

7.14	Mandatory Prepayment – 2021 Equity Issuance
The Borrower shall prepay the Loans, from the Net Cash Proceeds of the 2021 Equity Issuance, in accordance with the provisions of Clause 7.12 (Application of Mandatory Prepayments) in an amount equal to at least US$45,000,000 within three (3) Business Days of the completion of the 2021 Equity Issuance.

7.15	Mandatory Prepayment – Intercreditor Agreement
If:

(a)	any:

(i)	party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(ii)	representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within ten (10) Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the noncompliance or misrepresentation; or

(b)
any party to the Intercreditor Agreement rescinds or purports to rescind or repudiates or purports to repudiate that agreement in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents, the Agent shall (acting on the instructions of the Majority Lenders), have the right to issue a Blocking Notice (as such term is defined in the Accounts Agreement) and/or request that the Total Commitments shall be cancelled and all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.	Interest

8.1	Calculation of Interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is equal to the Margin.

8.2	Payment and capitalisation of Interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period in cash, provided that the Borrower may elect that any part of such accrued interest shall be capitalised and added to the outstanding principal amount of the Loan and any such accrued

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interest shall, after being so capitalised, (a) be treated as part of the principal amount of the Loan and (b) bear interest in accordance with Clause 8.1 (Calculation of Interest).

8.3	Default Interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non‑payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 (Default Interest) shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	Interest Periods

9.1	Interest Periods

(a)	The Interest Period for which any Loan is outstanding shall be divided into successive Interest Periods each of which shall start on the last day of the preceding such Interest Period.

(b)
The initial Interest Period for each Loan shall start on (and include) the Closing Date and end on (but excluding) December 31, 2019. Thereafter, each Interest Period shall start on (and include) the last day of the previous Interest Period and end on (but excluding) March 31, June 30, September 30 and December 31 of each Fiscal Year.

9.2	Duration

(a)
The duration of each Interest Period shall, save as otherwise provided in this Agreement, be three (3) Months or such other period as the Majority Lenders may agree, provided that any Interest Period that would otherwise extend beyond the Final Maturity Date shall be of such duration that it shall end on the Final Maturity Date.

(b)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

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9.3	Non‑Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation of Loans
If two (2) or more Interest Periods:

(a)	relate to Loans; and

(b)	end on the same date,
those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	Upfront Fee
The Borrower shall pay an up-front fee in the amount and at the times agreed in a Fee Letter.

11.	Agency Fees

11.1	Agent Fees
The Borrower shall pay to the Agent (for its own account) an annual agency fee in the amount and at the times agreed in a Fee Letter.

11.2	Security Agent Fees
The Borrower shall pay to the Security Agent (for its own account) an annual agency fee in the amount and at the times agreed in a Fee Letter.

11.3	Non‑Refundable
Each of the fees set out in this Clause 11 (Agency Fees) once paid are non‑refundable and non‑creditable against other fees payable in connection with the Project.

12.	Tax gross‑up and Indemnities

12.1	Tax Gross‑up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

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(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement:

(A)	in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant authority; or

(B)	in the circumstance of the Borrower; or

(ii)	the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(g)
Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any Withholding Forms as requested by the Borrower that may be necessary to establish an exemption from withholding of US federal income taxes.

12.2	Tax Indemnity

(a)
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

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(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.1 (Tax Gross‑up);

(B)
would have been compensated for by an increased payment under Clause 12.1 (Tax Gross‑up) but was not so compensated solely because one of the exclusions in paragraph (f) of Clause 12.1 (Tax Gross‑up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.2 (Tax Indemnity), notify the Agent.

12.3	Tax Credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after‑Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower provided that,

(i)	any Finance Party may determine, in its sole discretion consistent with the policies of such Finance Party, whether to seek a Tax Credit;

(ii)	if such Tax Credit is subsequently disallowed or reduced, the Borrower shall indemnify the Finance Party for such amount; and

(iii)	nothing in this Clause 12.3 (Tax Credit) shall require a Finance Party to disclose any Confidential Information to the Borrower (including, without limitation, its tax returns or its calculations).

12.4	Stamp Taxes

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The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	Value Added Tax

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.6	Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)    not a Qualifying Lender; or
(b)    a Qualifying Lender.
If a New Lender fails to indicate its status in accordance with this Clause 12.6 (Lender Status Confirmation) then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 12.6 (Lender Status Confirmation).

12.7	FATCA Information

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(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to Clause 12.7(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

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(B)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA.
The Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrower and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)
Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

13.	Increased Costs

13.1	Increased Costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)
the implementation or application of or compliance with (including any change in the interpretation, administration or application of) the Bank for International Settlements’ recommendations on banking laws and regulations published by

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the Bank for International Settlements on 16 December 2010 in the form of the consultative documents entitled “A global regulatory framework for more resilient banks and banking systems” and “International Framework for Liquidity Risk Measurement, Standards and Monitoring” (collectively, commonly referred to as “Basel III”) or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (“Basel III”).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)
For the purposes of this Clause 13(Increased Costs), any regulation imposed by the European Central Bank, the Financial Conduct Authority or the Prudential Regulation Authority in effect as of the date of this Agreement with respect to fees and costs payable by banks similar to those customarily considered to be “Mandatory Costs” shall be deemed to be an Applicable Law made after the date of this Agreement.

13.2	Increased Cost Claims

(a)
Subject to paragraphs (c) below, a Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

(c)
A Finance Party intending to make a claim in relation to Mandatory Costs as contemplated by Clause 13.1(c)(Increased Costs) shall notify (with a copy to the Agent) the Borrower of its claim in respect of such Mandatory Costs.

13.3	Exceptions
Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)
compensated for by Clause 12.2 (Tax Indemnity) (or would have been compensated for under Clause 12.2 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.2 (Tax Indemnity) applied);

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(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(d)	attributable to a FATCA Deduction required to be made by a Party.

14.	Other Indemnities

14.1	Currency Indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against an Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(A)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(B)	the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other Indemnities
The Borrower shall, within five (5) Business Days of demand, indemnify each Finance Party (and its Affiliates) against any cost, loss or liability incurred by that Finance Party (or Affiliate) as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone);

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(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	the breach by the Borrower or any member of the Group of any applicable Environmental Laws or Environmental Permits. Any Affiliate of a Finance Party may rely on this Clause 14.2(e).

14.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

14.4	Indemnity to the Security Agent

(a)	The Borrower shall promptly indemnify the Security Agent against any cost, loss or liability incurred by the Security Agent as a result of:

(i)	any failure by the Parent to comply with its obligations under Clause 16 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of a Lien expressed to be created under a Security Document;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent by the Finance Documents or by law;

(v)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)
acting as Security Agent under the Finance Documents or which otherwise relates to any assets subject to a Lien (otherwise, in each case, than by reason of the Security Agent's gross negligence or wilful misconduct); or

(vii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

(b)
The Borrower expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 14.4 will not be prejudiced by any release or disposal under clause 13 (Distressed Disposals and Appropriation) of the Intercreditor Agreement taking into account the operation of that clause.

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(c)
The Security Agent may, in priority to any payment to other Finance Parties, indemnify itself out of the assets subject to a Lien expressed to be created under the Security Documents in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the proceeds of the enforcement of the a Lien expressed to be created under the Security Documents for all moneys payable to it.

14.5	Winding up of trust
If the Security Agent, with the approval of each Facility Agent and each Hedge Counterparty, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Debtor pursuant to the Debt Documents, then:

(i)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)
any Security Agent which has resigned pursuant to Clause 27.12 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

14.6	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Debt Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

14.7	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

15.	Mitigation by the Lenders

15.1	Mitigation

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(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross‑up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of Liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and Expenses

16.1	Transaction Expenses
The Borrower shall promptly on demand pay the Agent, Security Agent, the Lenders, the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, preservation and enforcement of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment Costs
If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.10 (Change of Currency), the Borrower shall, within three (3) Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) incurred by the Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs
The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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16.4	Security Agent Expenses
The Borrower shall, within three (3) Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the release of any Lien created pursuant to any Security Document.

17.	Representations
Subject to the disclosures made by the Borrower set out in Schedule 22 (Disclosures), the Borrower makes the representations and warranties set out in this Clause 17 (Representations) to each Finance Party on the date of this Agreement and on the Utilisation Date.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing (and to the extent applicable, in good standing) under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding Obligations
Subject to the Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

17.3	Non‑Conflict with other Obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the security interests contemplated by the Security Documents do not and will not conflict with:

(a)	any Applicable Law;

(b)	the constitutional documents of any member of the Group; or

(c)
any agreement or instrument binding upon it or any member of the Group or any of its, or any member of the Group’s, assets or constitute a default or termination event (however described) under any such agreement or instrument, where such conflict would have or is reasonably likely to have a Material Adverse Effect.

17.4	Power and Authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to

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which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

17.5	No Proceedings Pending or Threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is not frivolous, vexatious or otherwise an abuse of court process, and which, if adversely determined, could reasonably have a Material Adverse Effect (to the best of its knowledge and belief) have been started against it or any of its Subsidiaries.

17.6	Authorisations

(a)	Each of the Borrower and its Subsidiaries has all material Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

(b)	Each of the Borrower and its Subsidiaries:

(i)
has all Authorisations required for it to conduct its business as currently conducted, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding;

(ii)	is in compliance with each Authorisation applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties; and

(iii)
has filed in a timely manner all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case where the failure to have done so, comply or file could not reasonably be expected to have a Material Adverse Effect.

17.7	Intellectual Property Matters

(a)
Each of the Borrower and its Subsidiaries owns or possesses rights to use all material franchises, licences, copyrights, copyright applications, patents, patent rights or licences, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business as currently conducted (the “Intellectual Property”).

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(b)
No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such material rights, and, to the Borrower’s knowledge, neither the Borrower nor any Subsidiary thereof is liable to any person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

17.8	Environmental Matters

(a)
The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which:

(i)	constitute or constituted an unremediated violation of applicable Environmental Laws and Environmental Permits; or

(ii)	could give rise to a material liability under applicable Environmental Laws and Environmental Permits.

(b)
To the knowledge of the Borrower and its Subsidiaries, the Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and, at all such times when such properties have been owned or operated by the Borrower or any of its Subsidiaries have been in compliance, with all applicable Environmental Laws and Environmental Permits, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or materially impair the fair saleable value thereof.

(c)
Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non‑compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws or Environmental Permits, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)
To the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws or Environmental Permits, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws.

(e)
No judicial proceedings or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law or Environmental Permits to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower,

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any Subsidiary or properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, that could reasonably be expected to have a Material Adverse Effect.

(f)
There has been no release, nor to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws or Environmental Permits that could reasonably be expected to have a Material Adverse Effect.

(g)
There are no facts, circumstances or conditions relating to the past or present business or operations of the Borrower or any Subsidiary, including the disposal of any wastes, Hazardous Material or other materials, or to the past or present ownership or use of any real property by the Borrower or any Subsidiary, that could reasonably be expected to give rise to an Environmental Claim against or to liability (other than in an immaterial respect) of any Borrower or any Subsidiary under any Environmental Laws or Environmental Permits.

17.9	ERISA

(a)
As of the date of this Agreement and the Closing Date, neither an Obligor nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified in Schedule 9 (ERISA Plans).

(b)
Each Employee Benefit Plan is in compliance in form and operation with its terms and with ERISA and the Code (including Code provisions compliance with which is necessary for any intended favourable Tax treatment) and all other Applicable Laws, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in any material liability of any Obligor or ERISA Affiliate.

(c)
Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined by the Internal Revenue Service to be exempt under Section 501(a) of the Code, taking into account all applicable Tax law changes, and nothing has occurred since the date of each such determination that would reasonably be expected to adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favourable determination by the Internal Revenue Service or otherwise materially adversely affect such qualification).

(d)
No liability has been incurred by any Obligor or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not, individually or in the aggregate, reasonably be expected to result in a material liability of such Obligor or ERISA Affiliate.

(e)	Except where the failure of any of the following representations to be correct in all material respects would not, individually or in the aggregate, reasonably be expected to

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result in a material liability of any Obligor or any ERISA Affiliate, no Obligor or any ERISA Affiliate has:

(i)	engaged in a non‑exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code;

(ii)
incurred any liability to the PBGC which remains outstanding, or reasonably expects to incur any such liability other than the payment of premiums and there are no premium payments which are within the applicable time limits prescribed by Applicable Law, due and unpaid;

(iii)	failed to make a required contribution or payment to a Multiemployer Plan within the applicable time limits prescribed by Applicable Law; or

(iv)	failed to make a required instalment or other required payment under Section 412 of the Code or Section 302 of ERISA.

(f)
No ERISA Termination Event, which individually or in the aggregate would reasonably be expected to result in a material liability of any Obligor or ERISA Affiliate has occurred or is reasonably expected to occur.

(g)
Except where the failure of any of the following representations to be correct in all material respects would not, individually or in the aggregate, reasonably be expected to result in a material liability of any Obligor or any ERISA Affiliate, no proceeding, claim (other than a benefits claim in the ordinary course), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any:

(i)	employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to any Obligor or any ERISA Affiliate;

(ii)	Pension Plan; or

(iii)	Multiemployer Plan.

(h)
There exists no Unfunded Pension Liability with respect to any Pension Plan, except for any such Unfunded Pension Liability that individually or together with any other positive Unfunded Pension Liabilities with respect to any Pension Plans, is not reasonably expected to result in a material liability of any Obligor or ERISA Affiliate.

(i)
If each Obligor and each ERISA Affiliate were to withdraw in a complete withdrawal from all Multiemployer Plans as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a material liability of any Obligor or ERISA Affiliate.

(j)
No Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. No Obligor or ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any

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Pension Plan subject to Section 4064(a) of ERISA to which it made contributions. No Lien imposed under the Code or ERISA on the assets of any Obligor or any ERISA Affiliate exists or is likely to arise on account of any Pension Plan. No Obligor or ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

17.10	Margin Stock

(a)
Neither the Borrower nor any Subsidiary of it is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).

(b)
No part of the proceeds of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

17.11	Government Regulation
Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary is, or after giving effect to any Utilisation will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated under this Agreement.

17.12	Material Contracts

(a)	Schedule 11 (Material Contracts) contains a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the date of this Agreement and the Closing Date.

(b)
Other than as set out in Schedule 11 (Material Contracts), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Finance Documents will be, in full force and effect in accordance with the terms thereof.

(c)
The Borrower and its Subsidiaries have delivered to the Agent a true and complete copy of each Material Contract required to be listed on Schedule 11 (Material Contracts) (including all amendments with respect thereto).

(d)	Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

17.13	Employee Relations

(a)
Each of the Borrower and its Subsidiaries has a work force in place adequate to conduct its business as currently conducted and is not, as of the date of this Agreement or the Closing Date, party to any collective bargaining agreement nor has any labour union been recognised as the representative of its employees except as set out in Schedule 12 (Labour and Collective Bargaining Agreements).

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(b)
The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labour disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

17.14	Burdensome Provisions
No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Finance Documents or Applicable Law.

17.15	Financial Statements

(a)
The audited and unaudited financial statements most recently delivered pursuant to Schedule 2 (Conditions Precedent) or Clause 18 (Information Undertakings) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods that ended (other than the absence of footnotes and customary year‑end adjustments for unaudited financial statements).

(b)	All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.

(c)
Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including material liabilities for taxes, material commitments, and Financial Indebtedness, in each case, to the extent required to be disclosed under GAAP.

17.16	No Material Adverse Change
Since 30 June 2017, there has been no material adverse change in the properties, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

17.17	Solvency
On the date of this Agreement and after giving effect to each Loan, each Obligor (other than Globalstar Leasing LLC) will be Solvent.

17.18	Titles to Properties
Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as necessary to the conduct of its business as currently conducted and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the most recently delivered Consolidated balance sheets of the Borrower and its Subsidiaries delivered pursuant to Clause 18 (Information Undertakings), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to the dates of such balance sheets which

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dispositions have been in the ordinary course of trading or as otherwise expressly permitted under this Agreement.

17.19	Insurance
The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as required by this Agreement.

17.20	Liens
From the Closing Date:

(a)	none of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens; and

(b)
neither the Borrower nor any Subsidiary thereof has signed any financing statement or any security agreement authorising any secured party thereunder to file any financing statements, except to perfect Permitted Liens.

17.21	Financial Indebtedness and Guarantee Obligations

(a)
Schedule 13 (Financial Indebtedness and Guarantee Obligations) is a complete and correct listing of all Financial Indebtedness of the Borrower and its Subsidiaries as of the Closing Date in excess of US$1,000,000.

(b)
As of the Closing Date, the amount of all Financial Indebtedness of the Borrower and its Subsidiaries (and not set out in Schedule 13 (Financial Indebtedness and Guarantee Obligations)) is no greater than US$1,000,000.

(c)
The Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Financial Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Financial Indebtedness.

17.22	Communication Licences

(a)
Schedule 14 (Communication Licences) accurately and completely lists, as of the Closing Date, for the Borrower and each of its Subsidiaries, all Material Communications Licences (and the expiration dates thereof) granted or assigned to the Borrower or any Subsidiary, including, without limitation for:

(i)
each Satellite owned by the Borrower or any of its Subsidiaries, all space station licences or authorisations, including placement on the FCC’s “Permitted Space Station List” for operation of Satellites with C‑band links issued or granted by the FCC or the ANFR to the Borrower or any of its Subsidiaries; and

(ii)	for each Earth Station of the Borrower and its Subsidiaries.

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(b)
The Communications Licences set out in Schedule 14 (Communication Licences) include all material authorisations, licences and permits issued by the FCC, the ANFR or any other Governmental Authority that are required or necessary for the operation and the conduct of the business of the Borrower and its Subsidiaries, as conducted as of the Closing Date.

(c)	Each Communications Licence is expected to be renewed and the Borrower knows of no reason why such Communications Licence would not be renewed.

(d)
The Borrower and its Subsidiaries have filed all material applications with the FCC or the ANFR necessary for the Launch and operation of the Borrower’s second‑generation satellite constellation and the Borrower is not aware of any reason why such applications should not be granted.

(e)	Each Communications Licence set out in Schedule 14 (Communication Licences) is issued in the name of the Subsidiary indicated on such schedule.

(f)	Each Material Communications Licence is in full force and effect.

(g)
The Borrower has no knowledge of any condition imposed by the FCC, the ANFR or any other Governmental Authority as part of any Communications Licence which is neither set forth on the face thereof as issued by the FCC, the ANFR or any other Governmental Authority nor contained in the rules and regulations of the FCC, the ANFR or any other Governmental Authority applicable generally to telecommunications activities of the type, nature, class or location of the activities in question.

(h)
Each applicable location of the Borrower or any of its Subsidiaries has been and is being operated in all material respects in accordance with the terms and conditions of the Communications Licence applicable to it and Applicable Law, including but not limited to the Communications Act and the rules and regulations issues thereunder.

(i)
No proceedings are pending or, to the Borrower’s knowledge are, threatened which may result in the loss, revocation, modification, non‑renewal, suspension or termination of any Communications Licence, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC, the ANFR or any other Governmental Authority with respect to any operations of the Borrower and its Subsidiaries, which in any case could reasonably be expected to have a Material Adverse Effect.

17.23	Satellites

(a)	All Satellites are owned by the Borrower or a Subsidiary Guarantor.

(b)
Schedule 15 (Satellites) accurately and completely lists as of the Closing Date, the flight model number of each of the Satellites owned by the Borrower and its Subsidiaries, and for each Satellite whether it is operational in‑orbit or spare in‑orbit.

17.24	[Reserved]

17.25	Pari Passu Ranking

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Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.26	Anti-bribery, Anti-corruption and Anti-money Laundering
None of the Obligors nor any of their Subsidiaries, directors or officers, or, to the best knowledge of each Obligor, any affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules that are applicable to it in any applicable jurisdiction and each Obligor has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

17.27	Sanctions
None of the Obligors, any of their Subsidiaries, directors or officers, or, to the best knowledge of each Obligor, any affiliate, agent or employee each Obligor, is an individual or entity (a “Person”), that is, or is owned or controlled by Persons that are:

(a)	the target of any Sanctions (a “Sanctioned Person”); or

(b)
located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory (a “Sanctioned Country”).

17.28	Governing Law and Enforcement

(a)	Subject to the Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)
Subject to the Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.29	No Filing or Stamp Taxes
Under:

(a)	the laws of the Borrower’s or any of its Subsidiaries’ jurisdiction of incorporation; and

(b)	the federal laws of the United States,
it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than:

(i)
delivery of proper financing statements (Form UCC‑1 or such other financing statements or similar notices as shall be required by Applicable Law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect a Lien purported to be created by a Security Document; and

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(ii)	any recording with the United States Patent and Trademark Office and/or Copyright Office to perfect the Liens on intellectual property created by the Collateral Agreement, which registrations, filings and fees will be made and paid promptly after the date of the relevant Finance Document.

17.30	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.31	No Default

(a)
No Event of Default and, on the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under the Transaction Documents, which has not been waived by the relevant parties hereto.

(c)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.32	No Misleading Information

(a)
All factual information provided in writing by it to the Lenders was true, complete and accurate in all material respects to the best of its knowledge and belief as at the date it was provided or as at the date (if any) at which it is stated.

(b)
All financial projections provided by it have been prepared on the basis of recent historical information and on the basis of reasonable assumptions (in the case of projections made by third parties, to the best of its knowledge and belief).

(c)
To the best of its knowledge and belief, no material information has been given or withheld by it that results in any information provided to the Lenders by it being incomplete, untrue or misleading in any material respect.

17.33	Group Structure Chart
The Group Structure Chart set out at Schedule 21 (Group Structure Chart) is true, complete and accurate in all material respects.

17.34	No Immunity

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None of the members of the Group or any of their assets is entitled to immunity from suit, execution, attachment or other legal process.

17.35	Tax Returns and Payments

(a)
Each of the Borrower and its Subsidiaries has timely filed with the appropriate taxing authority, all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries.

(b)	The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby.

(c)
The Borrower and each of its Subsidiaries have paid all taxes payable by them other than those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(d)
There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e)
Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

17.36	Commercial Contracts
As of the date of this Agreement and the Closing Date, the Borrower has not exercised the “Optional Launches” (as such term is defined in the Launch Services Contract) pursuant to the Launch Services Contract.

17.37	[Reserved]

17.38	Repetition

(a)	The Repeating Representations are made by the Borrower by reference to the facts and circumstances then existing on:

(i)	the date of the Utilisation Request;

(ii)	the Utilisation Date; and

(iii)	the first day of each Interest Period.

(b)
The representation in Clause 17.32 (No Misleading Information) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each date any information is delivered to the Agent pursuant to Clause 18.3 (Annual

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Business Plan and Financial Projections), Clause 18.5(d)(Other Reports) and Clause 18.14 (Spectrum Plan).

18.	Information Undertakings
The undertakings in this Clause 18 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The Borrower will furnish, or cause to be furnished, to the Agent the information required by this Clause 18 (Information Undertakings) in sufficient copies for all the Lenders.

18.1	Quarterly Financial Statements

(a)
As soon as practicable and in any event within forty five (45) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year (and in the case of paragraph (v) only, after the end of each fiscal quarter of each Fiscal Year) (or, if the date of any required public filing is earlier, no later than the date that is the fifth Business Day immediately following the date of any required public filing thereof after giving effect to any extensions granted with respect to such date):

(i)	Form 10‑Q;

(ii)	an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter;

(iii)	the notes (if any) relating to any of the financial statements delivered under this Clause 18.1;

(iv)	unaudited Consolidated statements of income, retained earnings and cash flows;

(v)	a report with respect to the Borrower’s key performance indicators in substantially the same form as Schedule 17 (Key Performance Indicators); and

(vi)	a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments.

(b)	Upon request by the Agent and at the cost of the Borrower, the Borrower shall procure that the Group’s management shall meet in person or by telephone (as the Lenders shall

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require) with the Lenders on a quarterly basis in order to discuss key strategic, operational, Capital Expenditure, market pricing, customer, distributor and regulatory issues.

18.2	Annual Financial Statements

(a)
As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (or, if the date of any required public filing is earlier, the date that is no later than the fifth Business Day immediately following the date of any required public filing thereof after giving effect to any extensions granted with respect to such date):

(i)	Form 10‑K;

(ii)	an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year;

(iii)	the notes (if any) relating to any of the financial statements delivered under this Clause 18.2;

(iv)	audited Consolidated statements of income, retained earnings and cash flows; and

(v)	a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.

(b)
Such annual financial statements shall be audited by the independent certified public accounting firm separately notified to the Agent prior to the date of this Agreement or such other firm notified to the Agent (and acceptable to the Majority Lenders), and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

18.3	Annual Business Plan and Financial Projections

(a)
As soon as practicable and in any event no later than 31 March in any calendar year, a draft updated business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters (“Draft Business Plan”), such Draft Business Plan to be in substantially the same form as the Agreed Business Plan delivered to the Agent on or prior to the Closing Date and prepared, to the extent applicable, in accordance with GAAP and to include, on a quarterly basis, the following:

(i)	information relating to the amounts outstanding under the Convertible Notes;

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(ii)	an operating and capital budget in respect of the next three (3) succeeding Fiscal Years;

(iii)	a projected income statement;

(iv)
a statement of cash flows on a three (3) year projected basis (including, calculations (in reasonable detail) demonstrating compliance with each of the financial covenants set out in Clause 19 (Financial Covenants)) and balance sheet; and

(v)	a report setting forth management’s operating and financial assumptions underlying such projections.

(b)	The Agent shall no later than twenty (20) Business Days after receipt of the Draft Business Plan provide to the Borrower:

(i)	any comments and/or proposed amendments to the Draft Business Plan; or

(ii)	a confirmation that the Draft Business Plan is the Agreed Business Plan, provided that, during the First Lien Facility Period, the Draft Business Plan approved by the First Lien Lenders shall (subject to any manifest error) be deemed acceptable.

(c)
Subject to paragraph (e) below, in the case of paragraph (b)(i) above, the Borrower shall, in good faith, consider any such comments and/or proposed amendments to the Draft Business Plan and, within five (5) Business Days, confirm to the Agent whether or not the comments and/or amendments proposed by the Agent have been accepted by the Borrower. If such comments and/or proposed amendments are:

(i)	agreed by the Borrower, the Draft Business Plan shall constitute the then current Agreed Business Plan; and

(ii)
not agreed by the Borrower, then the Borrower and the Lenders shall consult, for a period not exceeding five (5) Business Days (the “Consultation Period”), in good faith in order to agree the Draft Business Plan.

(d)
Subject to paragraph (e) below, in the case of paragraph (c)(ii) above, following the end of the Consultation Period the Draft Business Plan agreed to by the Borrower shall constitute the then current Agreed Business Plan.

(e)	Any:

(i)	projections contained in the Draft Business Plan and referred to in the definition of “Adjusted Consolidated EBITDA”;

(ii)	level of Permitted Vendor Indebtedness and cash paying Subordinated Indebtedness referred to in Clause 19.5(Net Debt to Adjusted Consolidated EBITDA) and contained in the Draft Business Plan;

(iii)	material known contingent liability related to any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings

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or disputes referred to in Clause 22.13(b)(Litigation) contemplated by the Draft Business Plan; and

(iv)
change in a Draft Business Plan to the amount of Financial Indebtedness that may be incurred by the Borrower in connection with cash paying Subordinated Indebtedness above the amounts set out in the Agreed Business Plan delivered on or prior to the First Effective Date, must be satisfactory in all respects to the Agent (acting on the instructions of the Majority Lenders).

(f)
Following the Draft Business Plan becoming the Agreed Business Plan, the Borrower shall deliver promptly to the Agent the Agreed Business Plan accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are estimates made in good faith (based on reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) fiscal quarter period and in relation to the operating and capital budget, in respect of the next three (3) succeeding Fiscal Years.

18.4	Compliance Certificate
At each time:

(a)	financial statements are delivered pursuant to Clause 18.1 (Quarterly Financial Statements) or Clause 18.2 (Annual Financial Statements);

(b)	the information and other documentation is delivered pursuant to Clause 18.3(h) (Annual Business Plan and Financial Projections); and

(c)	at such other times as the Agent shall reasonably request,
a Compliance Certificate signed by a Responsible Officer and, solely in the case of paragraph (a) above, accompanied by a report from the auditors of the Borrower in substantially the form set out in Schedule 30(Form of Auditors Report) or such other form as shall be acceptable to the Majority Lenders, confirming compliance by the Borrower with each of the financial covenants set out in Clause 19 (Financial Covenants) together with, for the fiscal period covered by such financial statements or information (as the case may be):

(i)	an Adjusted Consolidated EBITDA Reconciliation;

(ii)	a reconciliation of the Excess Cash Flow;

(iii)	details of all Spectrum Cash Flow and Spectrum Sales;

(iv)
details of all relevant amounts for the purposes of the calculation of the cash sweeps set out in Clauses 7.3 (Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow), 7.4 (Mandatory Prepayment – Excess Cash Flow), 7.7 (Mandatory Prepayment – Cash Sweep following Spectrum Sale) and 7.8 (Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance); and

(v)	details of the shareholders of record of the Borrower.

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18.5	Other Reports

(a)
Upon request by the Agent or any Lender, copies of all relevant public documents required by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.

(b)
As soon as practicable and in any event no later than 31 March in any calendar year, and at any time upon the reasonable request of the Agent or any Lender, a Satellite health report prepared by the Borrower and certified by a Responsible Officer setting forth the operational status of each Satellite (other than Satellites yet to be launched) based on reasonable assumptions of the Borrower made in good faith and including such information with respect to the projected solar array life based on the total Satellite power requirements, projected battery life based on total Satellite power requirements, projected Satellite life, information concerning the availability of spare Satellites and such other information pertinent to the operation of such Satellite as the Agent or any Lender may reasonably request, it being understood that to the extent that any such Satellite health report contains any forward looking statements, estimates or projections, such statements, estimates or projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and no assurance can be given that such forward looking statements, estimates or projections will be realised, provided that nothing in this paragraph (b) shall require the Borrower to deliver any information to any Lender to the extent delivery of such information is restricted by Applicable Law or regulation.

(c)	No less than quarterly, a Satellite health report prepared by the Borrower and certified by a Responsible Officer including the following:

(i)
details of the operational status of each Satellite (other than Satellites yet to be launched) based on reasonable assumptions of the Borrower made in good faith and in substantially the same form contained in Schedule 28 (Form of Quarterly Health Report); and

(ii)	a letter providing details of any material or unusual events that have occurred with respect to the Satellites since the delivery to the Agent of the last quarterly report.

(d)
No later than the Reporting Date, a report prepared by the Borrower and certified by a Responsible Officer with respect to the business of the Group including (but not limited to) details of the following matters:

(i)	network service levels;

(ii)	the status of all material processes and negotiations with the FCC and/or ANFR (as the case may be) relating to terrestrial Authorisations;

(iii)
any Asset Dispositions (but excluding any Spectrum Sale and any disposal of inventory in the ordinary course of trading (but including any disposal of obsolete, damaged, worn-out or surplus assets)) from the previous Month;

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(iv)
an update to the then applicable Spectrum Plan including any Spectrum Sale or proposed monetisation of the Group’s Spectrum rights (including an update and commentary on any relevant process and any key events that have either occurred or are scheduled to occur) together with updated detail on any Spectrum expenditure (both Capital Expenditure and Operating Expenditure) incurred to date, or forecast to be incurred, including a reconciliation of such expenditure against the then applicable Spectrum Plan and compliance with Clause 21.19 (Expenditure on Group Spectrum Rights);

(v)	any Equity Issuances, any Debt Issuances or any issuances of Subordinated Indebtedness;

(vi)	any update on the status of any negotiations with the Supplier in connection with any material dispute between the Borrower and the Supplier;

(vii)	any planned new gateway or Earth Station developments;

(viii)	further material expansion into the Latin American market;

(ix)	updates with respect to any material new products;

(x)	compliance with the Agreed Business Plan (as updated on an annual basis in accordance with Clause 18.3 (Annual Business Plan and Financial Projections));

(xi)	any Material Contract that the Borrower has entered into (together with a copy thereof);

(xii)	[reserved];

(xiii)
prior to 30 November 2020, an update as to the status of the 2021 Equity Issuance (including an update and commentary on any relevant process and any key events that have either occurred or are scheduled to occur);

(xiv)
solely in relation to the Monthly Report that relates to January 2021, the Borrower shall include all relevant material information (including potential equity subscribers) that evidences, and pertains to, the proposed 2021 Equity Issuance;

(xv)	a Cash Movements Summary Report, together with a certificate from a Responsible Officer of the Borrower confirming that the Borrower has complied with the terms of the Accounts Agreement;

(xvi)
solely in relation to the Monthly Report that relates to September 2020, any such Monthly Report shall contain a summary (together with supporting information) of the Borrower’s plans to ensure no Default arises pursuant to Clause 20.23 (The 2021 Equity Issuance) in form and substance satisfactory to the Agent (acting reasonably);

(xvii)	solely in relation to the Monthly Report that relates to January 2021, such Monthly Report shall contain, in sufficient detail (as determined by the Agent

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(acting reasonably)), the amount, form and proposed participants of the 2021 Equity Issuance (and, if it is reasonably likely that the 2021 Equity Issuance will occur on Issuance date falling prior to 30 March 2021, the Borrower shall provide the information referred to in paragraphs (xviii) and (xx) in such earlier Monthly Reports as the Agent many request);

(xviii)
confirmation of the identity of any advisor appointed to assist the Borrower in the 2021 Equity Issuance and delivery in sufficient detail (as determined by the Agent (acting reasonably)), of the amount, form and the identity of the proposed participants of the 2021 Equity Issuance (and, if it is reasonably likely that the 2021 Equity Issuance will occur on a date falling prior to 30 March 2021, the Borrower shall provide the information referred to in this paragraph (xviii) and paragraph (xx) in such earlier Monthly Reports as the Agent may request);

(xix)
the amount of any cash payments made pursuant to the Relevant EIPs in the Month to which the Monthly Report relates (together with a confirmation as to the amounts in aggregate paid pursuant to the Relevant EIPs in the then current Financial Year); and

(xx)
any other matters or events which are likely to have a material effect (positive or negative) on the Group’s operations, prospects and results of operations provided that a failure to report on a matter pursuant to this paragraph (d)(xx) shall not constitute an Event of Default if such failure does not have, or could not reasonably be expected to have, a Material Adverse Effect,

(the “Monthly Report”).

(e)
Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request, including, to the extent not already provided, delivery by the Borrower of certified copies of all agreements, instruments, filings and other documents necessary, or otherwise reasonably requested by the Agent, in order to effect the Equity Commitments in accordance with the provisions of the First Global Deed of Amendment and Restatement, the Second Global Amendment and Restatement Agreement or the Third Global Amendment and Restatement Agreement, as applicable.

18.6	Notice of Litigation and Other Matters
Promptly (but in no event later than ten (10) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) written notice of:

(a)	all documents dispatched by the Borrower to all of its stockholders (or any class thereof) or its creditors generally at the same time as they are dispatched;

(b)
the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

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(c)	any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation:

(i)
any notice of violation of any Environmental Law and the details of any environmental claim, litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group; and

(ii)	any other notice of violation which in each case could reasonably be expected to have a Material Adverse Effect;

(d)
any labour controversy that has resulted in a strike or other work action against the Borrower or any Subsidiary thereof which in each case could reasonably be expected to have a Material Adverse Effect;

(e)	any attachment, judgment, lien, levy or order exceeding US$1,000,000 that has been assessed against the Borrower or any Subsidiary thereof;

(f)	any claim for force majeure (howsoever described) by a party under a Commercial Contract;

(g)	details of:

(i)
any delay which has a duration exceeding three (3) Months, to the construction and scheduled delivery dates of the Satellites under the Satellite Construction Contract (as delivered pursuant to schedule 2 (Conditions Precedent) of the First Lien Facility Agreement);

(ii)	any event which could reasonably be expected to result in the last Launch occurring later than the fourth fiscal quarter of 2010; and

(iii)	suspension, interruption, cancellation or termination of a Commercial Contract;

(h)	any amendments or modifications to a Commercial Contract, together with a copy of such amendment;

(i)	any Default or Event of Default;

(j)
any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(k)	any unfavourable determination letter from the US Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof);

(l)
a copy of each Internal Revenue Service Form 5500 (including the Schedule B or such other schedule as contains actuarial information) filed in respect of a Pension Plan with Unfunded Pension Liabilities;

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(m)
any Obligor or ERISA Affiliate obtaining knowledge or a reason to know that any ERISA Termination Event has occurred or is reasonably expected to occur, a certificate of any Responsible Officer of the Borrower describing such ERISA Termination Event and the action, if any, proposed to be taken with respect to such ERISA Termination Event and a copy of any notice filed with the PBGC or the Internal Revenue Service pertaining to such ERISA Termination Event and any notices received by such Obligor or ERISA Affiliate from the PBGC, any other governmental agency or any Multiemployer Plan sponsor with respect thereto; provided that in the case of ERISA Termination Events under paragraph (c) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Termination Event;

(n)	any Obligor or ERISA Affiliate obtaining knowledge or a reason to know of:

(i)
a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable;

(ii)	the existence of potential withdrawal liability under Section 4201 of ERISA, if each Obligor and ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans;

(iii)	the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan by any Obligor or ERISA Affiliate, or

(iv)
the adoption or amendment of any Pension Plan which results in a material increase in contribution obligations of any Obligor or any ERISA Affiliate, a detailed written description thereof from any Responsible Officer of the Borrower;

(o)
if, at any time after the date of this Agreement, any Obligor or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), an Employee Benefit Plan or Multiemployer Plan which is not set forth in Schedule 9 (ERISA Plans), then the Borrower shall deliver to the Agent an updated Schedule 9 (ERISA Plans) as soon as practicable, and in any event within ten (10) days after such Obligor or ERISA Affiliate maintains or contributes (or incurs an obligation to contribute) thereto;

(p)
if, after the date of the First Global Deed of Amendment and Restatement, and other than with respect to any PIK Interest paid in compliance with the terms of this Agreement, James Monroe III, Thermo, the Borrower, any Subsidiary Guarantor or any of such parties’ respective Affiliates (directly, indirectly or beneficially):

(i)	acquires ownership or control of any of the 8% New Notes; or

(ii)	becomes a party to any written agreement, side-letter, undertaking or understanding relating to such person’s ownership of or control of any voting or economic rights associated with the 8% New Notes.

18.7	Notices Concerning Communications Licences

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Promptly (but in no event later than ten (10) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) written notice of:

(a)
(i) any citation, notice of violation or order to show cause issued by the FCC, the ANFR or any Governmental Authority with respect to any Material Communications Licence; (ii) if applicable, a copy of any notice or application by the Borrower requesting authority to or notifying the FCC, or the ANFR of its intent to cease telecommunications operations for any period in excess of ten (10) days; or (iii) notice of any other action, proceeding or other dispute, which, if adversely determined, could reasonably be expected to result in the loss or revocation of any Material Communications Licence; and

(b)
any lapse, loss, modification, suspension, termination or relinquishment of any Material Communications Licence, permit or other authorisation from the FCC, the ANFR or other Governmental Authority held by the Borrower or any Subsidiary thereof or any failure of the FCC, the ANFR or other Governmental Authority to renew or extend any such Material Communications Licence, permit or other authorisation for the usual period thereof and of any complaint against the Borrower or any of its Subsidiaries or other matter filed with or communicated to the FCC, the ANFR or other Governmental Authority.

18.8	Convertible Notes
The Borrower shall:

(a)	provide to the Agent upon its request information relating to the amounts outstanding under any Convertible Notes issued by the Borrower; and

(b)	promptly on request, supply to the Agent such further information regarding the Convertible Notes as any Finance Party through the Agent may reasonably request.

18.9	[Reserved]

18.10	[Reserved]

18.11	Equity Cure Contribution
The Borrower shall promptly inform the Agent when an Equity Cure Contribution is to be made (including the details of any Equity Issuance or Subordinated Indebtedness being applied for such purpose).

18.12	Use of Websites

(a)
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

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(iii)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one (1) copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one (1) paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

18.13	“Know your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any Applicable Law made after the date of this Agreement;

(ii)	any change in the status of any Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall procure that each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall:

(i)
on and from 1 January 2021 to the date that is 3 Business Days prior to the 2021 Equity Issuance, promptly notify the Agent of any change to the identity of a proposed participant in the 2021 Equity Issuance promptly upon the Borrower becoming aware of the same; and

(ii)	confirm at least 3 Business Days prior to the 2021 Equity Issuance, the identity of the actual participants in the 2021 Equity Issuance.

18.14	Spectrum Plan

(a)
As soon as practicable and in any event no later than the Closing Date, the Borrower shall deliver to the Agent the Spectrum Plan (in a form agreed with the Majority Lenders) setting out in reasonable detail its plan to monetise its Spectrum rights, such Spectrum Plan to include:

(i)
details of the expenditure (including both Capital Expenditure and Operating Expenditure) it forecasts to incur in connection with the Group’s Spectrum rights, and the source of funds that it proposes to apply towards payment of such expenditure; and

(ii)	details regarding its process for engaging with potential strategic partners.

(b)	The Spectrum Plan delivered pursuant to paragraph (a) above shall be updated each Month by the Monthly Report in accordance with Clause 18.5(d)(iv) (Other Reports).

(c)
If requested by the Agent following the delivery of a Monthly Report, the Borrower shall make itself available promptly to discuss with the Finance Parties the contents of the Spectrum Plan (as updated by the Monthly Report) together with any other issues relating thereto.

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(d)
The Borrower shall, in good faith, consider any comments and/or proposed amendments to the Spectrum Plan (as updated by a Monthly Report) made by a Finance Party and, to the extent that any such comments and/or amendments are agreed by the Borrower (acting reasonably), it shall update the Spectrum Plan to reflect such comments and/or amendments.

19.	Financial Covenants

19.1	Maximum Covenant Capital Expenditures

(a)
Subject to paragraph (b) below, the Borrower (and its Subsidiaries on a Consolidated basis) will not permit the aggregate amount of all Covenant Capital Expenditures in any Relevant Period to exceed the amount set out in column 4 entitled “Maximum Capex Covenant D” in the table contained in Part A (Maximum Covenant Capital Expenditures) of Schedule 4 (Maximum Covenant Capital Expenditure).

(b)
If, in any Relevant Period, the Covenant Capital Expenditures referred to in paragraph (a) above are less than the permitted Covenant Capital Expenditures in that Relevant Period, any excess of the permitted amount over the actual amount may be added to the maximum amount of permitted Covenant Capital Expenditures for the next (and subsequent) Relevant Periods provided that the Borrower (and its Subsidiaries on a Consolidated basis) shall not, in any one year, rollover an amount in excess of the amount set out in column 6 entitled “Capex Available for Rollover F” in the table contained in Part A (Maximum Covenant Capital Expenditures) of Schedule 4 (Maximum Covenant Capital Expenditure) or, for successive rollovers until 2017, shall not rollover a cumulative amount in excess of the amount set out in column 7 entitled “Cumulative Rollover C+F” in the table set out in Part A (Maximum Covenant Capital Expenditures) of Schedule 4 (Maximum Covenant Capital Expenditure).

19.2	Minimum Liquidity

(a)	The Borrower shall at all times maintain a minimum Liquidity of US$3,600,000.

(b)
At the end of each Month, the Borrower shall provide to the Agent a report detailing the daily Liquidity amounts for such Month, which daily Liquidity amounts shall be not less than the minimum Liquidity set out in paragraph (a) above.

(c)	For the avoidance of doubt, if the Borrower fails to comply with paragraph (a) above it shall deliver a notice to the Agent in accordance with Clause 18.6(i)(Notice of Litigation and Other Matters).

19.3	Adjusted Consolidated EBITDA
The Borrower shall ensure that the Adjusted Consolidated EBITDA in respect of any Relevant Period (including (without double‑counting) in the calculation of Adjusted Consolidated EBITDA any Equity Cure Contribution made in respect of such period and not including in such calculation any Equity Cure Contribution that was counted towards a calculation of any covenant for any prior Relevant Period) shall not be less than the amount set out in column 2 (Column 2 – Amount) below opposite that Relevant Period.

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Column 1 – Relevant Period	Column 2 – Amount
Relevant Period commencing on 1 July 2019 and expiring 31 December 2019	US$19,100,000
Relevant Period commencing on 1 January 2020 and expiring 30 June 2020	US$16,400,000
Relevant Period commencing on 1 July 2020 and expiring 31 December 2020	US$21,400,000
Relevant Period commencing on 1 January 2021 and expiring 30 June 2021	US$18,500,000
Relevant Period commencing on 1 July 2021 and expiring 31 December 2021	US$24,100,000
Relevant Period commencing on 1 January 2022 and expiring 30 June 2022	US$21,100,000
Relevant Period commencing on 1 July 2022 and expiring 31 December 2022	US$27,100,000”

19.4	Debt Service Coverage Ratio

The Borrower shall ensure that the Debt Service Coverage Ratio in respect of any Relevant Period (including (without double‑counting) any Equity Cure Contribution made in accordance with Clause 22.2(c)(Financial Covenants) provided that any Equity Cure Contribution shall only be counted in the calculation of Liquidity for such purpose) specified in column 1 (Column 1 – Relevant Period) below shall not be less than the ratio set out in column 2 (Column 2 – Ratio) below opposite that Relevant Period.

Column 1 - Relevant Period	Column 2 - Ratio
Relevant Period commencing on 1 January 2018 and expiring 31 December 2018	0.90:1
Relevant Period commencing on 1 July 2018 and expiring 30 June 2019	0.90:1
Relevant Period commencing on 1 January 2019 and expiring 31 December 2019	0.90:1
Relevant Period commencing on 1 July 2019 and expiring 30 June 2020	0.90:1
Relevant Period commencing on 1 January 2020 and expiring 31 December 2020	0.90:1
Relevant Period commencing on 1 July 2020 and expiring 30 June 2021	0.90:1
Relevant Period commencing on 1 January 2021 and expiring 31 December 2021	0.90:1
Relevant Period commencing on 1 July 2021 and expiring 30 June 2022	0.90:1
Relevant Period commencing on 1 January 2022 and expiring 31 December 2022	0.90:1

19.5	Net Debt to Adjusted Consolidated EBITDA

The Borrower shall ensure that the ratio of Net Debt to Adjusted Consolidated EBITDA in respect of any Relevant Period (including (without double‑counting) any Equity Cure Contribution made in accordance with Clause 22.2(c)(Financial Covenants) provided that any Equity Cure

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Contribution shall only be counted in the calculation of Liquidity for such purpose) specified in column 1 (Column 1 – Relevant Period) below shall not be greater than the ratio set out in column 2 (Column 2 – Ratio) below opposite that Relevant Period.

Column 1 - Relevant Period	Column 2 - Ratio
Relevant Period commencing on 1 January 2019 and expiring 31 December 2019	5.39:1
Relevant Period commencing on 1 July 2019 and expiring 30 June 2020	4.91:1
Relevant Period commencing on 1 January 2020 and expiring 31 December 2020	4.36:1
Relevant Period commencing on 1 July 2020 and expiring 30 June 2021	2.75:1
Relevant Period commencing on 1 January 2021 and expiring 31 December 2021	2.75:1
Relevant Period commencing on 1 July 2021 and expiring 30 June 2022	2.75:1
Relevant Period commencing on 1 January 2022 and expiring 31 December 2022	2.75:1

19.6	Interest Coverage Ratio
The Borrower shall ensure that the ratio of Adjusted Consolidated EBITDA to Consolidated Interest Expense in respect of any Relevant Period (including within Adjusted Consolidated EBITDA (without double counting) any Equity Cure Contribution made in accordance with Clause 22.2(Financial Covenants) in respect of such period and not including any Equity Cure Contribution that was counted towards a calculation of any covenant for any prior Relevant Period) specified in column 1 (Column 1 – Relevant Period) below shall not be less than the ratio set out in column 2 (Column 2 – Ratio) below opposite that Relevant Period.

Column 1 - Relevant Period	Column 2 - Ratio
Relevant Period commencing on 1 January 2019 and expiring 31 December 2019	1.35:1
Relevant Period commencing on 1 July 2019 and expiring 30 June 2020	2.12:1
Relevant Period commencing on 1 January 2020 and expiring 31 December 2020	3.27:1
Relevant Period commencing on 1 July 2020 and expiring 30 June 2021	3.44:1
Relevant Period commencing on 1 January 2021 and expiring 31 December 2021	3.94:1
Relevant Period commencing on 1 July 2021 and expiring 30 June 2022	4.73:1
Relevant Period commencing on 1 January 2022 and expiring 31 December 2022	4.73:1

19.7	Financial Testing

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The financial covenants set out in this Clause 19 (Financial Covenants) shall be tested by reference to the most recent set of financial statements delivered for the Relevant Period pursuant to Clause 18 (Information Undertakings).

20.	Positive Undertakings
The undertakings in this Clause 20 (Positive Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The Borrower shall, and shall cause each of its Subsidiaries, to comply with the undertakings contained in this Clause 20 (Positive Undertakings).

20.1	Compliance with Laws

(a)
Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Authorisations, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)
Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all terms and conditions of all Communications Licences and all federal, state and local laws, all rules, regulations and administrative orders of the FCC, state and local commissions or authorities, the ANFR or any other Governmental Authority that are applicable to the Borrower and its Subsidiaries or the telecommunications operations thereof; provided that the Borrower or any Subsidiary may dispute in good faith the applicability or requirements of any such matter so long as such dispute could not reasonably be expected to have a Material Adverse Effect.

20.2	Environmental Laws
In addition to and without limiting the generality of Clause 20.1 (Compliance with Laws):

(a)
comply with, and use reasonable endeavours to ensure such compliance by all tenants and sub‑tenants with all applicable Environmental Laws and obtain, comply with and maintain, and use reasonable endeavours to ensure that all tenants and subtenants, obtain, comply with and maintain, any and all Environmental Permits;

(b)
conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and

(c)
defend, indemnify and hold harmless the Finance Parties, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, judgments, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, non‑compliance with or liability under any Environmental Laws by the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental

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Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or wilful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final non‑appealable judgment.

20.3	Compliance with ERISA
In addition to and without limiting the generality of Clause 20.1 (Compliance with Laws) except where the failure to comply could not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect:

(a)
comply with all material applicable provisions of ERISA and the Code (including Code provisions compliance with which is necessary for any intended favourable Tax treatment) and the regulations and published interpretations respectively thereunder with respect to all Employee Benefit Plans;

(b)
not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan provided that this does not require funding of the pension liabilities at a time or in an amount other than as required by Applicable Law;

(c)	not participate in any prohibited transaction that could result in any civil penalty under ERISA or Tax under the Code;

(d)
operate each Employee Benefit Plan in such a manner that will not incur any Tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code; and

(e)	furnish to the Agent upon the Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent.

20.4	Insurance

(a)	Maintain insurance with insurance companies and/or underwriters rated by S&P or AM Best’s Rating Agency at no lower than A‑ against such risks and in such amounts as are:

(i)	maintained in accordance with prudent business practice and corporate governance; and

(ii)	as may be required by Applicable Law with amounts and scope of coverage not less than those maintained by the Borrower and its Subsidiaries as of the date of this Agreement.

(b)
On the date of this Agreement and from time to time thereafter the Borrower shall deliver to the Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, provided that, with respect to paragraph (a)(i) only, neither the Borrower nor any of its Subsidiaries shall be required to obtain any insurance against the risk of loss of any in‑orbit Satellites or against business interruption risks in addition to or with a broader

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scope of coverage than is currently maintained by the Borrower and its Subsidiaries as at the date of this Agreement.

(c)	In addition to, and without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, maintain insurance with respect to the Satellites as follows:

(i)	Property All Risks Insurance
The Borrower will procure or will cause the Supplier to procure at its own expense and maintain in full force and effect, at all times prior to the Launch of any Satellite purchased by the Borrower or any of its Subsidiaries pursuant to the terms of the Satellite Construction Contract, Property All Risks Insurance upon such terms and conditions satisfactory to the Agent (acting on the instructions of the Majority Lenders)and as are reasonably commercially available and customary in the industry which shall cover any loss of, or damage to, the Satellites and the Satellite and Launch specific ground components, including all components thereof, at all times during the manufacture, testing, storage and transportation of the Satellites and the Satellite and Launch specific ground components up to the time of Launch of the Satellites and until delivery to the Borrower of the Satellite and Launch specific ground components.
The Borrower shall cause the Supplier to name, the Agent and the Lenders as additional insured but only to the extent of those persons’ interests in such Satellites; and

(ii)	[Reserved]

(iii)	Third Party Liability Insurance
The Borrower shall:

(A)
cause the Supplier to subscribe before Launch and/or maintain in full force and effect a third party liability insurance for liabilities arising from bodily injury and loss or damage to third party property (“Third Party Liability Insurance”);

(B)
cause the Launch Services Provider to subscribe for and maintain Third Party Liability Insurance coverage for liabilities arising from bodily injury and loss or damage to third party property caused by Satellites after Launch in an amount on an annual basis of not less than an aggregate amount equal to:

(aa)	€60,980,000 in respect of a Launch from the Kourou launch site;

(bb)	US$100,000,000 in respect of the risks covered under article 15.2.1(ii) of the Launch Services Contract, for Launches from the Baїkonur launch site.
in each case, per occurrence, naming the Agent and the Lenders as additional insured thereunder. In accordance with the Satellite

107

Construction Contract, the Borrower shall use its best efforts to cause the Launch Services Provider to name the Supplier (and its sub‑contractors) as additional insureds under the Launch Services Provider’s Third Party Liability Insurance; and

(C)
cause the Launch Services Provider to submit a copy of the Third Party Liability Insurance documentation to the Agent as soon as practicable and in any event no less than thirty (30) days prior to the scheduled Launch date for any Launch. Such insurance shall be in full force at the Launch date (as of Intentional Ignition (as such term is defined in the Launch Services Contract)) and shall be maintained for a period equal to the lesser of:

(aa)	twelve (12) Months; or

(bb)	so long as all or any part of the Launch Vehicle (as such term is defined in the Launch Services Contract), the Satellite(s) and/or their components remain in orbit.

(d)
Each insurance policy shall comply with the Lenders’ requirements set out in paragraph (e) below and shall be on terms and conditions which are substantially the same as the insurance policies maintained pursuant to the First Lien Facility Agreement on the date of this Agreement or otherwise on reasonable terms and conditions and with acceptable exclusions and a reasonable level of deductible acceptable to the Agent (acting on the instructions of the Majority Lenders).

(e)	General Insurance Provisions and Requirements
The Borrower shall:

(i)
provide, or as appropriate, request the Supplier and/or the Launch Services Provider to deliver to the Agent, promptly after issuance of each relevant Insurance, certificate(s) of internationally recognised insurance broker(s) usually involved in space risk insurance and approved by the Lenders, confirming that:

(A)
the Property All Risks Insurance, the Launch Insurance and the Third Party Liability Insurance, as appropriate, are in full force and effect on the date they are respectively required to be entered into force,

(B)	the names and percentages of the relevant insurance companies;

(C)	the sums insured and expiration dates of such Insurances;

(D)
the premia for the Property All Risks Insurance, the Launch Insurance and the Third Party Liability Insurances shall be payable by the Borrower, the Supplier and the Launch Services Provider, as applicable, in accordance with the terms of credit agreed for each such Insurance; and

(E)	all premia due at the date of such certificate have been paid in full.

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(ii)
use reasonable efforts (having regard to the terms which are reasonably commercially available in the insurance market) to obtain agreement to incorporate in the Insurances the following provisions or provisions substantially similar in content:

(A)
the insurers, either directly or via the insurance broker, and the broker shall also advise the Agent (by facsimile and by e‑mail) of any loss or of any default in the payment of any premium and of any event other act or omission on the part of the Borrower, the Supplier and/or the Launch Services Provider, as applicable, of which the broker or the insurers have knowledge and which might result in the invalidation, the lapse or the cancellation in whole or in part of such Insurance;

(B)
the Agent and/or the Lenders shall have the right (without any obligation) to pay the insurance premia if the relevant party fails to or delays in making any such payment within the time periods specified in the relevant insurance policies. If any payment of the premia is effected by the Agent and/or the Lenders, the Borrower shall on demand reimburse the Agent and/or the Lenders the amount of any premia so paid and all related costs and expenses;

(C)
if the Borrower, the Supplier and/or the Launch Services Provider (as applicable) fails or delays in filing any notice of proof of loss, the Agent shall have the right to join the Borrower, the Supplier and/or the Launch Services Provider (as applicable) in submitting a notice of proof of any loss within the time periods specified in the applicable insurance policies;

(D)	the insurers waive:

(aa)	all rights of set‑off and counterclaim against, the Security Agent, the Agent and the Lenders in connection with their rights to make payments under such insurance; and

(bb)	all rights of subrogation to the rights of the Agent and the Lenders against the Borrower;

(E)	the insurance be primary and not excess to or contributory to any insurance or self‑insurance maintained by the Lenders;

(F)
the Insurances shall not be permitted to lapse or to be cancelled, without written notice being given by facsimile and e‑mail to the Agent at the same time such notices are sent to the Borrower and shall be effective as stated in such notices provided that, fifteen (15) days’ advance written notice shall be given by the Borrower in the event of notice of cancellation for non‑payment of premium; and

(G)
the insurers will undertake, not to make any material modification or amendment to the terms of such insurance policies without the prior written consent of the Agent (acting on the instructions of all the

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Lenders). For the purpose of this paragraph (G), material modification means a modification such that the insurance as modified would not meet any longer the terms and conditions set out in this Agreement.

20.5	Additional Domestic Subsidiaries
Notify the Agent of the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within sixty (60) days), cause such person to:

(a)	become a Subsidiary Guarantor by delivering to the Agent a duly executed Guarantee Agreement or such other document as the Agent shall deem appropriate for such purpose;

(b)
accede to the Intercreditor Agreement as a Debtor, a Subordinated Creditor and a Subordinated Debtor (as each term is defined in the Intercreditor Agreement) pursuant to, and in accordance with, the terms of the Intercreditor Agreement;

(c)
pledge a security interest in all Collateral owned by such Subsidiary (provided that if such Collateral consists of Capital Stock of a Foreign Subsidiary, such security interest will be limited to sixty‑five per cent. (65%) of such Capital Stock (subject to the provisions of clause 3.6 (Foreign Subsidiaries Security) of the Stock Pledge Agreement)) by delivering to the Agent a duly executed supplement to each Security Document or such other document as the Agent shall deem appropriate for such purpose and comply with the terms of each Security Document;

(d)	deliver to the Agent such documents and certificates referred to in Schedule 2 (Conditions Precedent) as may be reasonably requested by the Agent;

(e)	deliver to the Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such person;

(f)	deliver to the Agent such updated schedules to the Finance Documents as requested by the Agent with respect to such person; and

(g)
deliver to the Agent such other documents as may be reasonably requested by the Agent (including, any “know your customer” information), all in form, content and scope reasonably satisfactory to the Agent.

20.6	Additional Foreign Subsidiaries
Notify the Agent at the time that any person becomes a Foreign Subsidiary of the Borrower or any Subsidiary, and promptly thereafter (and in any event within sixty (60) days after notification):

(a)
with respect to any Subsidiary that is directly owned by an Obligor, cause the Borrower or the applicable Subsidiary to deliver to the Agent a security document pledging sixty-five per cent. (65%) of the total outstanding Capital Stock of such new Foreign Subsidiary (subject to the provisions of clause 3.6 (Foreign Subsidiaries Security) of the Stock Pledge Agreement) and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing that the Capital Stock of such new Foreign Subsidiary,

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together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof);

(b)	cause such person to deliver to the Agent such documents and certificates referred to in Schedule 2 (Conditions Precedent) as may be reasonably requested by the Agent;

(c)	cause the Borrower to deliver to the Agent such updated schedules to the Finance Documents as requested by the Agent with regard to such person; and

(d)	cause such person to deliver to the Agent such other documents as may be reasonably requested by the Agent, all in form, content and scope reasonably satisfactory to the Agent.

20.7	Additional Communications Licences
Notify the Agent within thirty (30) days after the acquisition of any Material Communications Licence and cause any Communications Licence issued by the FCC or the ANFR that is acquired by the Borrower or any Subsidiary thereof after the date of this Agreement to be held by a Licence Subsidiary.

20.8	Owned Real Property
As soon as practical, and in any event within thirty (30) days following Closing Date (as such date may be extended by the Agent in its reasonable discretion), or at such later time as may be provided below, with respect to all owned real property (to the extent located in the United States) of the Borrower or any of the other Subsidiaries as of the date of this Agreement:

(a)	Mortgages
the Agent shall have received a duly authorised, executed and delivered Mortgage in form and substance reasonably satisfactory to the Agent (acting at the direction of the Majority Lenders);

(b)	Title Insurance
the Agent shall have received upon its written request therefor a marked‑up commitment for a policy of title insurance, insuring the Finance Parties’ second priority Liens and showing no Liens (other than those Liens set out in items 7 and 8 of Schedule 16 (Existing Liens)), prior to the Finance Parties’ Liens other than for ad valorem taxes not yet due and payable, with title insurance companies acceptable to the Agent on the property subject to a Mortgage with the final title insurance policy, being delivered within sixty (60) days after the date of this Agreement, as such date may be extended by the Agent in its reasonable discretion. Further, the Borrower agrees to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the Agent (acting at the direction of the Majority Lenders);

(c)	Title Exceptions
the Agent shall have received upon its or any Lender’s written request therefor copies of all recorded documents creating exceptions to the title policy referred to in Clause 20.8(a) (Mortgages);

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(d)	Matters Relating to Flood Hazard Properties
the Agent shall have received upon its or any Lender’s written request therefor a certification from the U.S. National Research Centre, or any successor agency thereto, regarding each parcel of real property subject to a Mortgage; and

(e)	Other Real Property Information
the Agent shall have received such other certificates, documents and information as are reasonably requested by the Agent, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance satisfactory to the Agent.

20.9	Leased Real Property
The Borrower shall use reasonable efforts to cause within thirty (30) days following the written request therefor by the Agent (as such date may be extended by the Agent in its reasonable discretion), with respect to all leased real property (to the extent located in the United States) of the Borrower or any of its Subsidiaries as of the date of this Agreement, the Agent to have received a duly authorized, executed and delivered collateral assignment of lease and related landlord agreement, in each case, in form and substance satisfactory thereto.

20.10	After Acquired Real Property Collateral
Notify the Agent, within ten (10) Business Days after the acquisition of any owned or leased real property by any Obligor that is not subject to the existing Security Documents, and within ninety (90) days following request by the Agent, deliver or, in the case of leased real property, use reasonable efforts to deliver, the corresponding documents, instruments and information required to be delivered pursuant to:

(a)	Clause 20.8 (Owned Real Property) if such real property is owned; or

(b)	Clause 20.9 (Leased Real Property) if such real property is leased.

20.11	Conditions Subsequent
The Borrower agrees to deliver to the Agent all of the documents and other evidence listed in Part 2 (Conditions Subsequent) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent within the time periods set out therein.

20.12	Taxation

(a)
Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 18 (Information Undertakings); and

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(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes.

20.13	Preservation of Assets
The Borrower shall (and shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

20.14	Pari Passu Ranking
The Borrower shall (and shall ensure that each Obligor will):

(a)
procure that its obligations under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured, unsubordinated obligations, save for obligations preferred by operation of Applicable Law; and

(b)
ensure that at all times the claims of each Finance Party against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar Applicable Laws of general application.

20.15	Intellectual Property
The Borrower shall (and shall ensure that each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,
where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

20.16	Access

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If a Default is continuing or the Agent reasonably suspects a Default is continuing or may occur, each Obligor shall, and the Borrower shall ensure that each member of the Group will permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower to:

(a)	the premises, assets, books, accounts and records of each member of the Group; and

(b)	meet and discuss matters with management of the Group.

20.17	Further Assurance

(a)
The Borrower shall (and shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect a Lien created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Lien over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by Applicable Law;

(ii)
to confer on the Security Agent or confer on the Finance Parties a Lien over any property and assets of the Group located in any jurisdiction equivalent or similar to a Lien intended to be conferred by or pursuant to the Security Documents; and

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of a Lien.

(b)
The Borrower shall (and shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Lien conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)
The Borrower will, and shall procure that any member of the Thermo Group will, in the case of any Subordinated Liabilities which are not evidenced by any instrument, upon the Security Agent’s request, ensure that such Subordinated Liabilities shall be evidenced by an appropriate instrument or instruments.

(d)
The Borrower shall, and shall procure that each of Thermo and the Subsidiary Guarantors shall, promptly upon the request of the Security Agent, at its own cost, do all such acts or execute all such documents reasonably deemed necessary or desirable by the Security Agent to confirm or establish the validity and enforceability of the subordination effected by, and the obligations of the Borrower and such party under, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement.

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(e)
The Borrower shall promptly, following the First Lien Facility Period, (a) use its reasonable endeavours to procure the transfer by the First Lien Security Agent to the Agent of: the original stock certificates and other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof; and each original promissory note pledged pursuant to the Security Documents, in each case to the extent such Capital Stock or promissory note is outstanding at such time, or (b) cancel any such promissory note or certificate or other evidence of Capital Stock pledged, as applicable, that Borrower is not able to procure pursuant to the forgoing clause (a), and execute and deliver to the Security Agent amended and restated promissory note(s) (along with the corresponding note power(s)) and/or new certificate(s) of Capital Stock (along with the corresponding share power(s)), as applicable.

20.18	[Reserved]

20.19	Equity Commitments

(a)
The Borrower shall procure that each member of the Thermo Group complies with its obligations in respect of the provision of the Equity Commitments under and in accordance with the provisions of the First Global Deed of Amendment and Restatement, the First Thermo Group Undertaking Letter, the Second Global Amendment and Restatement Agreement, the Second Thermo Group Undertaking Letter, the Third Global Amendment and Restatement Agreement, the Third Thermo Group Undertaking Letter, as applicable.

(b)
The Borrower shall procure that any third party providing funds to the Group for the purposes of satisfaction of all or a part of the Equity Commitments or pursuant to any other instrument of indebtedness (equity linked or otherwise) shall, to the extent the Equity Commitment (or any portion thereof) is evidenced by an instrument of indebtedness, enter into an Acceptable Intercreditor Agreement.

20.20	Key Agreements
The Borrower shall:

(a)
duly and punctually perform and comply with its obligations under the Key Agreements, other than any such failure to perform or comply which does not have or could not reasonably be expected to have, a Material Adverse Effect; and

(b)
take all commercially reasonable steps necessary or desirable to protect, maintain, exercise and enforce all its rights with respect to any Key Agreement and use all its commercially reasonable efforts to procure the due performance by each other party to such Key Agreements of such party’s respective material obligations under each such Key Agreement.

20.21	New Subordinated Indebtedness

(a)	The Borrower shall procure that any new Subordinated Indebtedness entered into by the Borrower or any Subsidiary shall:

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(i)	have a maturity that extends beyond the date on which all principal, interest and other amounts due and owing under the Finance Documents have been paid in full; and

(ii)	be subordinated to the rights of the Finance Parties pursuant to (x) the Intercreditor Agreement, or (y) any other Acceptable Intercreditor Agreement.

(b)
The Borrower shall procure that upon the entry into any guarantee (or joinder to or amendment of any existing guarantee) in respect of the 8% New Notes by the Subsidiary Guarantors pursuant to Clause 21.1(l) (Limitations on Financial Indebtedness), a copy of such guarantee is delivered to the Agent together with an opinion from Taft Stettinius & Hollister LLP (or such other law firm as may be acceptable to the Majority Lenders) confirming that the subordination arrangements contained therein are the legal, valid, binding and enforceable obligations of the parties to such guarantee. If any Subsidiary becomes a Subsidiary Guarantor or a guarantor of any other notes issued under the Original Indenture and any supplemental indenture relating thereto, such Subsidiary may execute a joinder to the document evidencing the Guarantee Obligations referred to in Clause 21.1(l) (Limitations on Financial Indebtedness), subject to the other provisions of such Clause 21.1(l) (Limitations on Financial Indebtedness).

20.22	[Reserved]

20.23	The 2021 Equity Issuance
If by 30 January 2021 the 2021 Equity Issuance has not occurred, the Borrower shall promptly mandate an independent internationally recognised advisor (with the terms of such appointment and the identity of any such adviser being, in each case, satisfactory to the Agent (at the direction of the Majority Lenders) (acting reasonably)) to assist the Borrower with the 2021 Equity Issuance.

20.24	Anti-bribery, Anti-corruption and Anti-money Laundering
Each Obligor shall:

(a)	conduct its businesses in compliance with anti-corruption laws, anti-bribery or anti-money laundering laws, regulations or rules applicable to it in any applicable jurisdiction; and

(b)	maintain policies and procedures designed to promote and achieve compliance with any such laws.

21.	Negative Undertakings
The undertakings in this Clause 21 (Negative Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The Borrower shall, and shall cause each of its Subsidiaries to, comply with the undertakings contained in this Clause 21 (Negative Undertakings).

21.1	Limitations on Financial Indebtedness

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Not create, incur, assume or suffer to exist any Financial Indebtedness except:

(a)	the Obligations (excluding any Hedging Obligations permitted pursuant to Clause 21.1(c));

(b)	Financial Indebtedness incurred in connection with the Interest Rate Cap Agreement;

(c)	Financial Indebtedness incurred in connection with a Hedging Agreement required pursuant to Clause 20.11 (Hedging Agreements)

(d)	Financial Indebtedness existing as at the date of this Agreement and not otherwise permitted under this Clause 21.1and set out in Schedule 13 (Financial Indebtedness and Guarantee Obligations);

(e)	Guarantee Obligations in favour of the Agent for the benefit of the Agent and the Finance Parties;

(f)	unsecured:

(i)	Subordinated Indebtedness owed by any Obligor to another Obligor;

(ii)	Subordinated Indebtedness owed by any Obligor to a Foreign Subsidiary;

(iii)
Financial Indebtedness owed by a Foreign Subsidiary to any Obligor; provided that the aggregate amount of such Financial Indebtedness outstanding at any time pursuant to this paragraph (iii) shall not exceed the Foreign Investment Limitation (calculated without regard to paragraph (b) of the definition of Foreign Investment Limitation) as of any date of determination;

(iv)	Financial Indebtedness owed by a Foreign Subsidiary to another Foreign Subsidiary; and

(v)	Guarantee Obligations by the Borrower on behalf of any Obligor or Foreign Subsidiary not to exceed US$1,000,000 in aggregate;

(g)
Financial Indebtedness pursuant to the following paragraphs (i) to (v) (and any extension, renewal, replacement or refinancing thereof, but not to increase the aggregate principal amount), provided that at the time such Financial Indebtedness is incurred, the Agent and the Lenders shall have received from the Borrower a Compliance Certificate in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) (including an Adjusted Consolidated EBITDA Reconciliation for the fiscal period covered by such Compliance Certificate), demonstrating that, after giving effect to the incurrence of any such Financial Indebtedness, the Borrower will be in pro forma compliance with the financial covenants set out in Clause 19 (Financial Covenants) applicable at such time:

(i)
Financial Indebtedness of the Borrower and its Subsidiaries incurred in connection with Finance Leases and/or purchase money Financial Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed US$25,000,000 on any date of determination;

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(ii)
Financial Indebtedness of a person existing at the time such person became a Subsidiary or assets were acquired from such person not exceeding US$10,000,000, to the extent such Financial Indebtedness was not incurred in connection with or in contemplation of, such person becoming a Subsidiary or the acquisition of such assets, which transactions in aggregate since the date of this Agreement do not exceed at any time US$25,000,000;

(iii)	subject to paragraph (l) below, Guarantee Obligations with respect to Financial Indebtedness permitted pursuant to paragraph (g) of this Clause 21.1;

(iv)	Financial Indebtedness of Foreign Subsidiaries, not to exceed in the aggregate at any time outstanding US$2,000,000; and

(v)
Subordinated Indebtedness not otherwise permitted pursuant to this Clause 21.1, provided that, no Event of Default has occurred and is continuing and subject to the prior agreement of an Acceptable Intercreditor Agreement. For the avoidance of doubt, neither a Borrower nor a Subsidiary shall incur any Subordinated Indebtedness which permits any cash payment in respect of Subordinated Indebtedness prior to the Final Maturity Date without the prior written consent of the Agent (acting at the direction of the Majority Lenders);

(h)
Financial Indebtedness incurred in respect of workers’ compensation claims, self‑insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Borrower or one of its Subsidiaries in the ordinary course of trading, not to exceed in the aggregate at any time outstanding US$10,000,000;

(i)
Financial Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument in the ordinary course of trading inadvertently drawn against insufficient funds, provided however, that such Financial Indebtedness is extinguished within five (5) Business Days and does not exceed in the aggregate at any time outstanding US$10,000,000;

(j)
Financial Indebtedness arising from any agreement by the Borrower or any of its Subsidiaries providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performances of the acquired or disposed assets or similar obligations incurred by any person in connection with the acquisition or disposition of assets or Capital Stock as permitted by this Agreement provided that such Financial Indebtedness does not exceed in the aggregate at any time outstanding US$10,000,000;

(k)	Financial Indebtedness incurred in connection with any Permitted Vendor Indebtedness;

(l)	Guarantee Obligations of the Subsidiary Guarantors in connection with the 8% New Notes provided that:

(i)
with respect to such Guarantee Obligations created or amended (including, for the avoidance of doubt, amendments by joinder) on or after the Closing Date, such Guarantee Obligations are subordinated to the provisions of the Finance Documents;

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(ii)	at the time that such Guarantee Obligations are entered into, no member of the Thermo Group is in breach of any of its obligations in respect of the Equity Commitments;

(iii)	the Borrower shall have received the 2013 Closing Commitment and the 2013 Year-End Commitment;

(iv)	no Event of Default has occurred which is continuing;

(v)	the terms of such Guarantee Obligations shall be consistent with, and no less favourable to the Lenders than, the terms set out in the 5.75% Notes Term Sheet;

(vi)	each Subsidiary Guarantor is a party to the Intercreditor Agreement or any other Acceptable Intercreditor Agreement; and

(vii)	the Guarantee Obligations shall not be entered into prior to 26 December 2013;

(m)	[Reserved];

(n)	Financial Indebtedness incurred pursuant to the First Lien Facility Agreement; and

(o)	Financial Indebtedness otherwise approved in writing by the Agent (acting on the instructions of the Majority Lenders).

21.2	Limitations on Liens
Not create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)	Liens of the Security Agent or the Agent (as the case may be) for the benefit of the Finance Parties under the Finance Documents;

(b)	Liens not otherwise permitted by this Clause 21 (Negative Undertakings) and in existence on the date of this Agreement and described in Schedule 16 (Existing Liens);

(c)
Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)	the claims of material men, mechanics, carriers, warehousemen, processors or landlords for labour, materials, supplies or rentals incurred in the ordinary course of trading:

(i)	which are not overdue for a period of more than ninety (90) days; or

(ii)	which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)
Liens consisting of deposits or pledges made in the ordinary course of trading in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

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(f)
Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of trading;

(g)	Liens existing on any asset of any person at the time such person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which:

(i)	were not created in contemplation of or in connection with such event; and

(ii)
do not extend to or cover any other property or assets of the Borrower or any Subsidiary, so long as any Financial Indebtedness related to any such Liens are permitted under Clause 21.1(g)(ii) (Limitations on Financial Indebtedness):

(h)	Liens securing Financial Indebtedness permitted under Clause 21.1(g)(i) (Limitations on Financial Indebtedness) provided that:

(i)	such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset;

(ii)	such Liens do not at any time encumber any property other than the property financed by such Financial Indebtedness;

(iii)	the amount of Financial Indebtedness secured thereby is not increased; and

(iv)
the principal amount of Financial Indebtedness secured by any such Lien shall at no time exceed one hundred per cent. (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(i)
Liens securing Financial Indebtedness permitted under Clause 21.1(g)(iv) (Limitations on Financial Indebtedness) provided that such liens do not at any time encumber any property other than that of the applicable Foreign Subsidiary obliged with respect to such Financial Indebtedness;

(j)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of trading;

(k)	Liens incurred or deposits made in the ordinary course of trading in connection with workers’ compensation, unemployment insurance and other types of social security;

(l)	rights of banks to set‑off deposits against debts owed to such banks;

(m)
Liens upon specific items of inventory or other goods and proceeds of the Borrower and its Subsidiaries securing their obligations in respect of bankers’ acceptances issued or created for the account of any such person to facilitate the purchase, storage or shipment of such inventory or other goods;

(n)	Liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

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(o)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrower or one of its Subsidiaries relating to such property or assets;

(p)	Liens on assets that are the subject of a sale and leaseback transaction permitted by the provisions of this Agreement;

(q)
Liens securing Permitted Vendor Indebtedness, provided that such Lien does not attach or encumber any asset or property of the Borrower or any Subsidiary thereof other than the asset or personal property which is the subject of such obligation;

(r)	Liens securing Financial Indebtedness permitted by Clause 21.1(b) or (c) (Limitations on Financial Indebtedness);

(s)	Liens not otherwise permitted under this Agreement securing obligations not at any time exceeding in aggregate US$5,000,000; and

(t)	during the First Lien Facility Period, Liens on the Collateral on a first ranking basis pursuant to the First Lien Security Documents that:

(i)	are prior ranking in accordance with the Intercreditor Agreement; and

(ii)	secure the obligations of the Borrower under the Finance Documents and/or the First Lien Finance Documents;

(u)	Liens otherwise approved in writing by the Agent (acting on the instructions of the Majority Lenders).

21.3	Limitations on Loans, Investments and Acquisitions
Not purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalisation of any Subsidiary), evidence of Financial Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or any other investment or interest whatsoever in any other person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person except:

(a)	investments:

(i)	existing on the date of this Agreement in Subsidiaries existing on the date of this Agreement;

(ii)	after the date of this Agreement in:

(A)	existing Subsidiaries; and/or

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(B)	Subsidiaries formed after the date of this Agreement, provided that, in each case of the foregoing Subclauses (A) and (B):

(x)	the Borrower and its Subsidiaries comply with the applicable provisions of Clause 20.5 (Additional Domestic Subsidiaries); and

(y)	the amount of any such investments in a Foreign Subsidiary shall not exceed the Foreign Investment Limitation as of the date of such investment;

(iii)	the other loans, advances and investments described on Schedule 19 (Existing Loans, Investments and Advances) existing on the date of this Agreement;

(iv)	by any Subsidiary in the Borrower;

(b)	investments in:

(i)	marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred and twenty (120) days from the date of acquisition thereof;

(ii)	commercial paper maturing no more than one hundred and twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s;

(iii)
certificates of deposit maturing no more than one hundred and twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than US$500,000,000 and having a rating of “A” or better from either S&P or Moody’s; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed US$5,000,000 for any one such certificate of deposit and US$10,000,000 for any one such bank;

(iv)
time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and

(v)	other investments permitted by the Borrower’s investment policy as of the date hereof in the form attached at Schedule 25 (Investment Policy);

(c)	investments by the Borrower or any of its Subsidiaries in the form of Permitted Joint Venture Investments or, with the prior written consent of the Lenders, Permitted Acquisitions;

(d)
Hedging Agreements permitted pursuant to Clause 20.11 (Hedging Agreements) and any Interest Rate Cap Agreement and investments in collateral accounts securing any Hedging Agreements and Interest Rate Cap Agreement;

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(e)	purchases of assets in the ordinary course of trading;

(f)	investments in the form of loans and advances to employees in the ordinary course of trading, which, in aggregate, do not exceed at any time US$500,000;

(g)	intercompany Financial Indebtedness permitted pursuant to Clause 21.1(e) (Limitations on Financial Indebtedness);

(h)
loans to one (1) or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers’ or employees’ acquisition of Capital Stock of the Borrower in the ordinary course of trading, consistent with the Borrower’s equity incentive plan, which, in aggregate, do not exceed at any time US$500,000;

(i)	endorsement of cheques or bank drafts for deposit or collection in the ordinary course of trading;

(j)	performance, surety and appeal bonds;

(k)	investments consisting of non‑cash consideration received by the Borrower or any of its Subsidiaries from the sale of assets or Capital Stock of a Subsidiary as permitted by this Agreement;

(l)	investments in Globaltouch (West Africa) Limited provided that:

(i)	the amount of such investment does not exceed US$5,000,000 including any such investment made prior to the date of this Agreement;

(ii)	the investment complies with paragraphs (b), (d) and (e) of the definition of Permitted Joint Venture Investments; and

(iii)	the Borrower shall deliver such information relating to the investment as the Agent may reasonably request.

21.4	Limitations on Mergers and Liquidations
Not merge, consolidate or enter into any similar combination with any other person or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)
any Wholly‑Owned Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving person);

(b)
any Wholly‑Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly‑Owned Subsidiary; (provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor);

(c)	any Wholly‑Owned Subsidiary of the Borrower may merge with or into the person such Wholly‑Owned Subsidiary was formed to acquire in connection with a Permitted

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Acquisition permitted under Clause 21.3(c) (Limitations on Loans, Investments and Acquisitions); and

(d)	any Subsidiary of the Borrower may wind‑up into the Borrower or any Subsidiary Guarantor.

21.5	Limitations on Asset Dispositions
Not make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale‑leaseback or similar transaction) except:

(a)	the sale of inventory in the ordinary course of trading;

(b)	the sale of obsolete, damaged, worn‑out or surplus assets no longer needed in the business of the Borrower or any of its Subsidiaries;

(c)
any lease or sub‑licence of Spectrum subject to a Communications Licence provided that such lease or sub‑licence is on bona fide arms’ length terms at the time such agreement is entered into and does not have, and could not reasonably expected to have, a Material Adverse Effect;

(d)	the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to Clause 21.4 (Limitations on Mergers and Liquidations); and

(e)	the sale or discount without recourse of accounts receivable arising in the ordinary course of trading in connection with the compromise or collection thereof.

21.6	Limitations on Dividends and Distributions

(a)
Subject to paragraphs (b) and (c) below, not (and shall procure that each member of the Group shall not) pay or make any Shareholder Distribution without the prior written consent of all the Lenders (including any repayment of the US$35,000,000 (or such higher amount to take into account accrued but unpaid interest) shareholder loan from Thermo to the Borrower and all other amounts owing to Thermo under the Thermo Loan Agreement).

(b)	The Borrower shall be permitted to prepay on the Closing Date, the full amount outstanding under the 2019 Bridge Facility Agreement, from the proceeds of this Facility.

(c)	The Borrower shall permit the conversion of all amounts outstanding under the Thermo Loan Agreement into Capital Stock of the Borrower by 30 June 2022.

21.7	Limitations on Exchange and Issuance of Capital Stock
Except as provided for in the Borrower’s 2006 Equity Incentive Plan and the “Designated Executive Incentive Award Agreement”, not issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be:

(a)	convertible or exchangeable into Financial Indebtedness; or

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(b)
required to be redeemed or repurchased prior to the date that is six (6) Months after the Final Maturity Date, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

21.8	Transactions with Affiliates
Not directly or indirectly:

(a)
make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, unless otherwise expressly permitted under this Agreement; or

(b)	enter into, or be a party to, any other transaction not described in Clause (a) above with any of its Affiliates other than:

(i)
transactions permitted by Clause 21.1 (Limitations on Financial Indebtedness), 21.3 (Limitations on Loans, Investments and Acquisitions), 21.4 (Limitations on Mergers and Liquidations) and 21.7 (Limitations on Exchange and Issuance of Capital Stock);

(ii)	transactions existing on the date of this Agreement and described in Schedule 18 (Transactions With Affiliates);

(iii)	normal compensation and reimbursement of reasonable expenses of officers and directors including adoption of a restricted stock bonus or purchase plan;

(iv)
other transactions in the ordinary course of trading on terms as favourable as would be obtained by it on a comparable arms‑length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Borrower;

(v)	subject to the provisions of Clause 21.14 (Employee Incentive Plans), the Borrower’s incentive compensation plan described in Schedule 20 (Incentive Plan); and

(vi)	transactions pursuant to the Finance Documents.

21.9	Certain Accounting Changes; Organisational Documents

(a)	Not change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

(b)	Not amend, modify or change:

(i)	its articles of incorporation (or corporate charter or other similar organizational documents); or

(ii)	its bylaws (or other similar documents),

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in any such case, in any manner adverse in any respect to the rights or interests of the Finance Parties.

21.10	Amendments; Payments and Prepayments of Subordinated Indebtedness

(a)	Not amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness without the consent of the Agent and the Lenders.

(b)	Not cancel, forgive, make any payment or prepayment on, or redeem or acquire for value including, without limitation:

(i)	by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paving when due; and

(ii)
at the maturity thereof any Subordinated Indebtedness, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Clause 21.1 (Limitations on Financial Indebtedness).

21.11	Restrictive Agreements

(a)	Not enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

(b)
Not enter into any amendment, restatement, amendment and restatement, supplement, replacement or other modification (any of the foregoing, an “Amendment”) to any Commercial Contract unless the Borrower concurrently executes, in each case in form and substance acceptable to the Majority Lenders, (1) a French law delegation agreement between the Borrower, the Supplier and the Security Agent in relation to any such Amendment to the Satellite Construction Contract and a French law delegation agreement between the Borrower, the Launch Services Provider and the Security Agent in relation to any such Amendment to the Launch Services Contract, as applicable (each a “Delegation Agreement”), (2) a direct agreement between the Borrower, the Supplier and the Security Agent and a direct agreement between the Borrower, the Launch Services Provider and the Security Agent, as applicable (each a “Direct Agreement”), (3) legal opinion letters from (a) external counsel to the Obligors confirming, among other things, each applicable Obligor has been duly authorised to enter into each such Finance Document to which it is a party, (b) in-house counsel or external counsel of the Supplier confirming, among other things, that the Supplier has been duly authorised to enter into each such Finance Document to which it is a party, as applicable, (c) in-house counsel or external counsel of the Launch Services Provider confirming, among other things, that the Launch Services Provider has been duly authorised to enter into each such Finance Document to which it is a party and (d) external counsel satisfactory to the Agent as to matters of the laws of France and confirming, among other things, the validity and enforceability of such Finance Documents under the laws of France and (4) such other opinion letters and security documents (including, for the avoidance of doubt, certificates and insurance deliverables) reasonably requested by the Security Agent (acting at the direction of the Majority Lenders).

21.12	Nature of Business

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Not alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the date of this Agreement. Without limiting the foregoing, the Borrower will not permit or cause any Licence Subsidiary to engage in any line of business or engage in any other activity (including without limitation incurring liabilities) other than the ownership of one or more Communications Licences; provided that, subject to any restrictions under Applicable Law with respect to Communications Licences, the Borrower shall cause each of the Licence Subsidiaries to execute and deliver a Guarantee Agreement and each other Finance Document to which such Licence Subsidiary is a party. In no event shall:

(a)	any Licence Subsidiary own any assets other than one (1) or more Communications Licences (and assets reasonably related thereto to the extent necessary to comply with all Applicable Law); and

(b)	neither the Borrower nor any Subsidiary other than a Licence Subsidiary shall hold any Communications Licence issued by the FCC or the ANFR.

21.13	Impairment of Liens
Not take or omit to take any action, which might or would have the result of materially impairing the security interests created in favour of the Agent with respect to the Collateral or grant to any person (other than the Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Financial Indebtedness permitted under Clause 21.1 (Limitations on Financial Indebtedness), Permitted Liens and Asset Dispositions permitted under Clause 21.5 (Limitations on Asset Dispositions).

21.14	Employee Incentive Plans

(a)	Subject to Paragraph (b) below, not (and shall procure that each member of the Group shall not) make any payment in cash under any employee incentive plan.

(b)	The Borrower may make cash payments to employees pursuant to the Relevant EIPs provided that it obtains the prior written consent of the Majority Lenders before making any such payment.

21.15	No Hedging
Other than in accordance with clause 20.11 (Hedging Agreements) of the First Lien Facility Agreement as of the date hereof or by way of the Interest Rate Cap Agreements, the Borrower shall not, without the consent of the Agent (acting on the instructions of the Majority Lenders), enter into any Hedging Agreement.

21.16	Commercial Contracts

(a)	Not amend or grant any waiver:

(i)
in respect of any provision of any Commercial Contract relating to the first twenty four (24) Satellites, if such amendment or waiver would or could reasonably be expected to adversely affect the Lenders; and

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(ii)
in respect of any other provision of any Commercial Contract not referred to in paragraph (i) above, if such amendment or waiver would or could reasonably be expected to have a Material Adverse Effect.

(b)
Not exercise the option to order from the Supplier up to eighteen (18) additional recurring Spacecraft (as such term is defined in the Satellite Construction Contract) pursuant to Article 29(B) (Options) of the Satellite Construction Contract without the prior written consent of the Agent.

21.17	No Amendments to Convertible Notes, First Terrapin Purchase Agreement or Second Terrapin Purchase Agreement

(a)
Not amend, vary, modify, waive any provision of or agree to the amendment, variation, waiver or modification of any documents relating to any of the Convertible Notes, the First Terrapin Purchase Agreement or the Second Terrapin Purchase Agreement, in each case, without the prior written consent of all the Lenders, save for any amendment in respect of the extension of the redemption date in respect of any of the Convertible Notes.

(b)	Not terminate (pursuant to a breach or default), or permit any termination of, such documents referred to in paragraph (a) above, in each case without the prior written consent of all the Lenders.

21.18	No Amendments to Key Agreements
Not amend, vary, modify, waive any provision of or agree to the amendment, variation, waiver or modification of any Key Agreement unless such action:

(a)	is required by Applicable Law;

(b)
has not, or could not reasonably be expected to have, a material adverse effect on the ability of the Borrower or relevant counterparty to such Key Agreement to perform its obligations under such Key Agreement or to comply with its obligations under the Finance Documents; or

(c)	is permitted by the Finance Documents.

21.19	Expenditure on Group Spectrum Rights
Not, at any time, incur any expenditure relating to (either directly or indirectly) the Group’s Spectrum rights:

(a)	(either individually or in aggregate) in an amount that exceeds the lesser of:

(i)	US$20,000,000; and

(ii)
twenty per cent. (20%) of the aggregate of any Net Cash Proceeds raised pursuant to an Equity Issuance or any arrangements evidencing any Subordinated Indebtedness from 1 January 2017 through to 31 December 2019 (inclusive); and

(b)	other than in accordance with the then-applicable Spectrum Plan.

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21.20	Anti-bribery, Anti-corruption and Anti-money Laundering
Not engage in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

21.21	Sanctions
Not, directly or indirectly, use the proceeds of any Utilisation or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person (as such term is defined in Clause 17.27 (Sanctions)):

(a)
to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person (as such term is defined in Clause 17.27 (Sanctions)) or is in a Sanctioned Country (as such term is defined in Clause 17.27 (Sanctions)); or

(b)
in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any Utilisation hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security trustee or otherwise).

21.22	Anti-layering
No Obligor will create or incur any Financial Indebtedness which is (a) contractually subordinated or junior in right of payment to the First Lien Obligations of such Obligor, unless such Financial Indebtedness is also contractually subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations or (b) secured by a Lien on any portion of the Collateral that is senior in priority to the Liens securing the Obligations and junior in priority to the Liens securing the First Lien Obligations.

22.	Events of Default
Each of the events or circumstances set out in Clause 22 (Events of Default) is an Event of Default.

22.1	Non‑Payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within:

(i)	in the case of paragraph (a)(i) above:

(A)	in the case of payments of principal and interest, within two (2) Business Days of its due date; or

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(B)	in the case of any other payment, within four (4) Business Days of its due date; and

(ii)	in the case of paragraph (a)(ii) above:

(A)	in the case of payments of principal and interest, within three (3) Business Days of the cessation (or reasonable avoidance) of such Disruption Event; or

(B)	in the case of any other payment, within five (5) Business Days of the cessation (or reasonable avoidance) of such Disruption Event.

22.2	Financial Covenants

(a)	Any requirement of Clause 19 (Financial Covenants) is not satisfied.

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

(c)
No Event of Default under paragraph (a) above will occur if no later than the date that is thirty (30) days after the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of, in each case, the breach of the relevant covenant in respect of a Relevant Period, the Borrower has received an Equity Cure Contribution in respect of that breach (a “Relevant Contribution”) and the Borrower satisfies the relevant covenant recalculated to take into account such Relevant Contribution, provided that any such Equity Cure Contribution shall be in a minimum amount of US$10,000,000 (the “Minimum Contribution Amount”) and the Borrower may not cure a breach of a relevant covenant as contemplated under this paragraph (c) where such breach is determined on any date falling after 30 June 2022 (unless such breach is for a Relevant Period ending on 30 June 2022).

(d)
Notwithstanding anything in this Agreement to the contrary, if there is a breach of Clause 19.5 (Net Debt to Adjusted Consolidated EBITDA) for any Relevant Period commencing with the Relevant Period that begins on 1 January 2018 and expires on 31 December 2018 and ending with the Relevant Period that begins on 1 July 2021 and expires on 30 June 2022, then such breach may be cured pursuant to paragraph (c) above with the making of an Equity Cure Contribution in an amount equal to the lesser of:

(i)	the amount required to ensure that the ratio of Net Debt to Adjusted Consolidated EBITDA is equal to or less than the ratio set out in column 2 (Column 2 – Ratio) opposite that Relevant Period; and

(ii)
the amount required to cure any breach of Clause 19.3(Adjusted Consolidated EBITDA) for such Relevant Period (before application of the Minimum Contribution Amount pursuant to paragraph (c) above) multiplied by a factor of 1.5,

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provided that such amount, if less than the Minimum Contribution Amount, shall be increased to the Minimum Contribution Amount in order to comply with paragraph (c) above.

(e)
Notwithstanding anything in this Agreement to the contrary, no portion of any Equity Cure Contribution made pursuant to paragraph (c) above on account of a breach of a covenant during a particular Relevant Period shall be applied to any breach of any covenant in any earlier or subsequent Relevant Periods.

22.3	Other Obligations

(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non‑Payment), Clause 22.2 (Financial Covenants), Clause 20.19 (Equity Commitments), Clause 20.23 (The 2021 Equity Issuance), Clause 21.21 (Sanctions), Clause 22.21 (Convertible Notes), Clause 22.22 (Termination of Trading) or Clause 22.23 (Purchase Notice)).

(b)
The Borrower does not comply with Clause 20.19 (Equity Commitments), Clause 20.23 (The 2021 Equity Issuance), Clause 21.21 (Sanctions), Clause 22.21 (Convertible Notes), Clause 22.22 (Termination of Trading) or Clause 22.23 (Purchase Notice).

(c)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of:

(i)	the Agent giving notice to the Borrower; or

(ii)	the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation
Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made and, if capable of remedy, is not remedied within twenty (20) Business Days of the Agent giving notice to the Borrower or an Obligor becoming aware of such misrepresentation.

22.5	Cross Default

(a)	Any Financial Indebtedness of any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Material Subsidiary is cancelled or suspended by a creditor of any Material Subsidiary as a result of an event of default (however described).

(d)
Any creditor of any Material Subsidiary becomes entitled to declare any Financial Indebtedness of any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

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(e)	No Event of Default will occur under this Clause 22.5:

(i)
if the aggregate amount of Financial Indebtedness (other than the First Lien Facility) or commitment for Financial Indebtedness (other than the First Lien Facility) falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies); and

(ii)	in respect solely of a breach under clause 20 (Financial Covenants) of the First Lien Facility Agreement.

22.6	Insolvency
Any Material Subsidiary shall:

(a)
commence a voluntary case (or analogous motion) under the federal bankruptcy laws or under other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up or adjustment of debts or analogous proceedings;

(b)
file a petition (or analogous motion) seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up, composition for adjustment of debts or analogous proceedings;

(c)	consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws;

(d)
apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign;

(e)	admit in writing its inability to pay its debts as they become due;

(f)	make a general assignment for the benefit of creditors;

(g)	take any corporate action for the purpose of authorising any of the foregoing; or

(h)
suspend or threaten to suspend making payment on any of its debts or by reason of actual or anticipated financial difficulties commences negotiations with one (1) or more of its creditors with a view to rescheduling any of its indebtedness (other than the Finance Parties in connection with this Agreement).

22.7	Insolvency Proceedings
A case or other proceeding shall be commenced against a Material Subsidiary in any court of competent jurisdiction and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, seeking:

(a)	relief under the federal bankruptcy laws or under other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up or adjustment of debts or analogous proceedings; or

(b)	the appointment of a trustee, receiver, custodian, liquidator or the like for a Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign,

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or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws or under other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up or adjustment of debts or analogous proceedings) shall be entered.

22.8	Creditors’ Process
Any attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Subsidiary having an aggregate value of US$1,000,000 and is not discharged within twenty (20) Business Days or such longer period of time if such Material Subsidiary is contesting such process in good faith provided that, such process:

(a)	is in any event discharged within one hundred and eighty (180) days; and

(b)	does not have or could not reasonably be likely to have a Material Adverse Effect.

22.9	Unlawfulness and Invalidity

(a)
It is or becomes unlawful for an Obligor, or any other member of the Group or the Thermo Group party to an Acceptable Intercreditor Agreement or the Intercreditor Agreement, to perform any of its obligations under the Transaction Documents or any Acceptable Intercreditor Agreement to which it is a party or any Lien created or expressed to be created or evidenced by a Security Document ceases to be effective or any subordination under the Intercreditor Agreement or any Acceptable Intercreditor Agreement is or becomes unlawful.

(b)
Any obligation or obligations of any Obligor under any Finance Document, or any other member of the Group or the Thermo Group under an Acceptable Intercreditor Agreement or the Intercreditor Agreement, are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents or Acceptable Intercreditor Agreement.

(c)
Any Transaction Document is terminated or ceases to be in full force and effect or any Lien or subordination created under a Security Document, the Intercreditor Agreement or an Acceptable Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)
No Event of Default under paragraphs (b) and (c) above will occur in respect of a Finance Document (other than this Agreement, the Intercreditor Agreement and an Acceptable Intercreditor Agreement) if the failure to comply is capable of remedy and is remedied within three (3) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

22.10	Material Adverse Change
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect provided that, no Event of Default shall occur under this Clause 22.10 if such event or circumstance is capable of being remedied and is remedied to the satisfaction of the Agent within thirty (30) days of the Agent giving notice to

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the Borrower or the Borrower the becoming aware of the occurrence of such event or circumstance.

22.11	Repudiation and Rescission of Agreements
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or evidences an intention to rescind or repudiate a Transaction Document, which has or is likely to have a Material Adverse Effect.

22.12	Expropriation
The authority or ability of a Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Subsidiary or any of its assets.

22.13	Litigation

(a)
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced, threatened or continued against any Material Subsidiary or its assets which has or is reasonably likely to have a Material Adverse Effect unless such action is frivolous or vexatious.

(b)
Any material contingent liability known to the Borrower and related to any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes exists (a “Relevant Liability”) and:

(i)	the Relevant Liability is reduced to final judgment or settlement and declared to be payable by the Borrower; and

(ii)	the payment of such Relevant Liability:

(A)
is not contemplated in the then current Agreed Business Plan (other than any Permitted Supplier Indebtedness that is Permitted Vendor Indebtedness or amounts that might become due and that are approved by the Agent (acting on the instructions of the Majority Lenders)); and

(B)	would result in a material adverse change to the cash flows of the Borrower, save where appropriate reserves have been allocated to the Relevant Liability.

22.14	Audit Qualification
The auditors of the Group qualify the audited annual consolidated financial statements of the Group in respect of the calendar year ending 31 December 2013 and all subsequent audited annual consolidated financial statements, to an extent that has or could reasonably be expected to have a Material Adverse Effect.

22.15	ERISA Termination Event

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The occurrence of any of the following events:

(a)
any Obligor or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Multiemployer Plan or Section 412 of the Code, or Section 302 of ERISA, such Obligor or ERISA Affiliate is required to pay as contributions thereto;

(b)
the Borrower or any ERISA Affiliate as an employer under one (1) or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding US$2,500,000; or

(c)	any

(i)	ERISA Termination Event;

(ii)	Unfunded Pension Liability (taking into account only Pension Plans with positive Unfunded Pension Liabilities); or

(iii)	potential withdrawal liability under Section 4201 of ERISA, if any Obligor or ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans, and the events described in paragraphs  (c)(i), (ii) and (iii), either individually or in the aggregate, have resulted, or would be reasonably expected to result, in a material liability of any Obligor or any ERISA Affiliate.

22.16	Environmental
Any one (1) or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower or any of its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

22.17	Debt Service Reserve Account
At any time during the First Lien Facility Period the Debt Service Reserve Account is not fully funded with the DSRA Required Balance within five (5) Business Days of any drawdown of such Project Account.

22.18	Post-Closing Covenants
Any Obligor fails to deliver any document or other evidence listed in Part 2 (Conditions Subsequent) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent within the time periods set out therein.

22.19	Breach of Subordination Arrangements

(a)
The Borrower breaches or repudiates any document relating to any notes issued by the Borrower (including the Convertible Notes), including, but not limited to, any subordination arrangements relating to such notes.

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(b)
Any enforcement action is taken by any noteholder in violation of any subordination arrangement relating to any of the Convertible Notes (but excluding any action in which the Borrower diligently defends itself, each Finance Party and the subordination arrangement (as applicable) and which is dismissed within sixty (60) days or such longer period as the Agent may agree) or any noteholder obtains an adverse judgment by a court of relevant jurisdiction (whether or not subject to appeal) that has not been stayed as to the invalidity, unenforceability or other ineffectiveness of any subordination arrangement in respect of any of the Convertible Notes.

(c)	Any:

(i)	third party providing funds to the Group pursuant to an Equity Commitment;

(ii)	party to an Acceptable Intercreditor Agreement (other than a Finance Party); or

(iii)	other person providing Subordinated Indebtedness,
in each case, breaches or repudiates any subordination agreement entered into by such third party.

22.20	Equity Commitments

(a)
Any member of the Thermo Group (or any relevant third party) fails to make available to the Borrower the Equity Commitments when required at the times and in the manner contemplated by the First Global Deed of Amendment and Restatement, the First Thermo Group Undertaking Letter, the Second Global Amendment and Restatement Agreement, or the Second Thermo Group Undertaking Letter (as the case may be).

(b)
Any member of the Thermo Group (or any relevant third party) terminates, breaches (other than a breach referred to in paragraph (a) above) or repudiates any document evidencing any Equity Commitment, provided that no Event of Default shall occur under this paragraph (b):

(i)
in relation to any breach by a third party in circumstances where a member of the Thermo Group assumes such third party’s obligations under such document within twenty (20) days and on no more onerous terms for the Borrower; or

(ii)	once the Equity Commitment has been fulfilled.

22.21	Convertible Notes

(a)
Other than as provided in paragraph (f) below, the Borrower or any Subsidiary makes a payment to or for the benefit of any holder of any of the Convertible Notes in cash (rather than equity) or the Borrower exercises the call right in respect of the 8% New Notes exercisable in December 2013 or in 2017, in each case, without the prior written consent of the Majority Lenders.

(b)
Any Subsidiary enters into or delivers to the holders of the 8% New Notes a guarantee in a manner or in circumstances inconsistent with the provisions of Clause 21.1 (Limitations on Financial Indebtedness).

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(c)	[Reserved].

(d)	James Monroe III, Thermo, the Borrower, any Subsidiary Guarantor or any of their respective Affiliates (directly, indirectly or beneficially) exercises any put option with respect to the 8% New Notes.

(e)
Other than as provided in paragraph (f) below, any put option is exercised by the relevant noteholders under the 8% New Notes as a result of the occurrence of a “Fundamental Change” (as such term is defined in the Fourth Supplemental Indenture).

(f)	For the avoidance of doubt, paragraphs (a) and (e) do not relate to the put options in respect of the 8% New Notes which may be exercised in April 2018 or April 2023.

22.22	Termination of Trading
The occurrence of any “Termination of Trading” (as such term is defined in the Fourth Supplemental Indenture).

22.23	Purchase Notice
Any Purchase Notice is delivered by James Monroe III, Thermo, any Subsidiary Guarantor or any of their respective Affiliates pursuant to the terms of the Fourth Supplemental Indenture without any waiver of this provision from the Majority Lenders.

22.24	Certification
Any certification by an Obligor under, or as required by, any of the Finance Documents is incorrect in any material respect when delivered.

22.25	[Reserved]

22.26	2021 Equity Issuance
If:

(a)	by no later than 30 March 2021, the Borrower has not received new cash contributions pursuant to an Equity Issuance:

(i)	in an amount at least equal to the 2021 Equity Raise Amount; and

(ii)	the terms of which do not require a member of the Group to make a Shareholder Distribution prior to the Final Discharge Date,
(the “2021 Equity Issuance”); and

(b)	on 30 March 2021, the Borrower has failed to demonstrate to the Agent satisfaction of Clause 19.2(a)(Minimum Liquidity).

22.27	Thermo Loan Agreement
Any failure to convert all amounts outstanding under the Thermo Loan Agreement into Capital Stock consisting of common shares of the Borrower by 30 June 2022.

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23.	Remedies Upon an Event of Default

23.1	Acceleration
On and at any time after the occurrence of an Event of Default (other than an Event of Default as set out in 22.6(a), (b), (c), (d), (f) and (g) (Insolvency) and 22.7(a) (Insolvency Proceedings)) which is continuing, the Agent may, and it shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled and no further Utilisations shall be requested or made under the Facility; and/or

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon the same shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans are payable on demand, whereupon they shall become immediately due and payable; and/or

(b)	without notice to the Borrower:

(i)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or

(ii)	exercise all other contractual and legal rights of the Finance Parties in respect of any Liens; and/or

(iii)	take any other action and pursue any other remedies available under Applicable Law or under the Finance Documents.

23.2	Automatic Acceleration
Following the occurrence of an Event of Default as set out in Clauses 22.6(a), (b), (c), (d), (f) and (g) (Insolvency), 22.7(a) (Insolvency Proceedings) or upon the occurrence of a Change of Control, the obligations of the Borrower shall be automatically accelerated without any requirement for notice from the Finance Parties whereupon:

(a)	the Total Commitments shall be immediately cancelled and no further Utilisations shall be requested or made under the Facility;

(b)	the Loans, together with accrued interest and all other amounts accrued and outstanding under the Finance Documents shall become immediately due and payable;

(c)	the Security Agent shall be entitled to exercise any or all of its right, remedies, powers or discretions under the Finance Documents;

(d)	the Finance Parties shall be entitled to exercise all other contractual and legal rights of the Finance Parties in respect of any Liens; and

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(e)	the Finance Parties shall be entitled to take any other actions and pursue any other remedies available under Applicable Law or under the Finance Documents.

24.	Security
Unless expressly provided to the contrary, the Security Agent holds any security created by a Security Document for the Finance Parties on the terms set out in Schedule 6 (The Security Agent).

25.	Changes to the Lenders

25.1	Assignments and Transfers by the Lenders
Subject to this Clause 25 (Changes to the Lenders), a Lender (the “Existing Lender”) shall be entitled to assign any of its rights or transfer any of its rights and obligations under the Finance Documents to any person (the “New Lender”) with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed in excess of five (5) Business Days commencing on the day upon which the Existing Lender requests such consent, after which such consent shall be deemed to have been given); provided that, no such consent is required for an assignment or transfer:

(a)	required by any Applicable Law;

(b)	to a Qualifying Lender or to an existing Lender (or any of its Affiliates);

(c)	to an Affiliate or other group member of that Lender;

(d)	to a trust, a special purpose securitisation vehicle or any other entity as part of a securitisation or covered bond transaction;

(e)	to a fund, financial institution or insurance company which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or

(f)	while a Default is continuing.

25.2	Conditions of Assignment or Transfer

(a)	The consent of the Borrower to an assignment must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent of an Assignment Agreement confirming that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment

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to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender;

(iii)	when the Agent updates the Register (as defined in Clause 25.8 (Register) below) in accordance with the provisions of Clause 25.8 (Register) below; and

(iv)	the New Lender entering into documentation required for it to accede as a party to the Intercreditor Agreement; and

(c)
A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 25.5 (Procedure for Transfer or Assignment) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross‑up and Indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or Transfer Fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,000.

25.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower or the status of the Project;

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(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re‑transfer or reassignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non‑performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for Transfer or Assignment

(a)	In respect of any transfer:

(i)
subject to the conditions set out in Clause 25.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (iii) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and updates the Register (as defined in Clause 25.8 (Register) below) in accordance with the provisions of Clause 25.8 (Register) below. The Agent shall, subject to paragraph (ii) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate

(ii)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(iii)	On the Transfer Date:

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(A)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(B)
the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)
the Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)	the New Lender shall become a Party as a “Lender”.

(iv)
For the avoidance of doubt, for the purposes of article 1278 of the French Civil Code and only in relation to the Borrower Pledge of Bank Accounts, the Borrower Additional Pledge of Bank Accounts and the Holding Account Pledge Agreement it is expressly agreed that the Pledge of Bank Accounts shall be preserved for the benefit of the New Lender and all other Finance Parties.

(b)	In respect of any assignment:

(i)
subject to the conditions set out in Clause  25.2 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (iii) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (ii) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(ii)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(iii)	On the Transfer Date:

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(A)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(B)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(C)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(iv)
Lenders may utilise procedures other than those set out in this Clause 25.5to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this Clause 25.5, to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2(Conditions of Assignment or Transfer).

25.6	Copy of Transfer Certificate or Assignment Agreement to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

25.7	Disclosure of Information
Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)
with (or through) whom that Lender enters into (or may potentially enter into) any sub‑participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any Applicable Law or regulation, any information about the Borrower, the Thermo Group, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.8	Register

(a)
The Borrower hereby designates the Agent, and the Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Clause 25.8, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.

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(b)	Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.

(c)
With respect to any Lender, the transfer or assignment of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until:

(i)	the Transfer Certificate has been executed by the Agent; and

(ii)
such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans. Prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.

(d)
The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Transfer Certificate pursuant to this Clause 25.8.

(e)
The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed upon, asserted against or incurred by the Agent in performing its duties under this Clause 25.8 except to the extent resulting from the gross negligence or wilful misconduct of the Agent (as determined by a court of competent jurisdiction in a final and non‑appealable decision).

25.9	Liens over Lenders’ rights

(a)
In addition to the other rights provided to Lenders under this Clause 25 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from the Borrower or the other Lenders, at any time charge, assign or otherwise create a Lien in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)
any charge, assignment or other Lien (including pursuant to Article L 211-38 et seq. of the French monetary and financial code and pursuant to the European Financial Collateral Directive) to secure obligations to a federal reserve or central bank, or to an Affiliate of a Lender or a special purpose vehicle or any entity set up in connection with a dedicated refinancing scheme for buyer credits in the country of any Lender or in connection with covered bonds programs or to a fund, financial institution or insurance company providing funds dedicated to export credits; and

(ii)
in the case of any Lender which is a fund, any charge, assignment or other Lien granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

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except that no such charge, assignment or Lien shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Lien for the Lender as a party to any of the Finance Documents; or

(B)
require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents; provided that, this sub-Clause (ii)would not be applicable to any Borrower’s grossing-up obligation arising whenever an Affiliate of a Lender which would be a “société de crédit foncier” would become a Lender further to the implementation of a security interest granted in or over all or any rights of such Lender under any Finance Document in favour of such Affiliate.

(b)	The Borrower undertakes to comply with all necessary formalities, if any, and take all necessary steps in order for the assignment, charge or Lien over the relevant Lender’s rights to be created

25.10	Right of First Refusal

(a)
If a Prospective Transferor seeks to assign all or a portion of its Loans (such Loans to be assigned by the Prospective Transferor, the “Prospective Transferred Loans”), to a Prospective Transferee in connection with any Proposed Loan Transfer, each other Lender shall have a Right of First Refusal to purchase all of the Prospective Transferred Loans that such Prospective Transferor may propose to transfer to a Prospective Transferee in a Proposed Loan Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee, subject to the terms set forth below, provided that, if more than one Lender exercises its Right of First Refusal, each such exercising Lender shall have the right to acquire an amount of the Prospective Transferred Loans in accordance with such Lender’s then-existing pro rata share of the Loans held by all such exercising Lenders (or in such other amount as otherwise may be agreed by the Lenders eligible to purchase such Loans at such time of proposed assignment).

(b)
Each Prospective Transferor seeking to consummate a Proposed Loan Transfer shall deliver to each Lender written notice of the Proposed Loan Transfer not less than twenty (20) days prior to the scheduled consummation of the Proposed Loan Transfer. Such notice shall include the terms and conditions (including, but not limited to, price and form of consideration and amount and type of the Prospective Transferred Loans) of the Proposed Loan Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Loan Transfer.

(c)
To exercise its Right of First Refusal, a Lender must deliver written notice to the selling Prospective Transferor within ten (10) days after such Lender’s receipt of the Proposed Assignment Notice confirming its exercise of its Right of First Refusal, on the same terms and conditions as those set forth in the Proposed Loan Transfer. The closing of the purchase of the Prospective Transferred Loans by the applicable Lender or Lenders

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shall take place, and all payments related thereto shall have been delivered to the selling Prospective Transferor, by the later of (i) the date specified in the Proposed Assignment Notice as the intended date of the Proposed Loan Transfer and (ii) thirty (30) days after delivery of the Proposed Assignment Notice in accordance with clause (b) above.

26.	Changes to the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.	Role of the Agent and the Security Agent

27.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party (other than the Agent) appoints the Security Agent:

(i)	to act as its security agent and security trustee under and in connection with the Finance Documents and

(ii)	to enforce any Security expressed to be created under the Security Documents as agent (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

(c)
Each other Finance Party authorises the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

27.2	Appointment of the Security Agent (France)

(a)	Each Finance Party (other than the Security Agent) as “mandants” under French law irrevocably:

(i)
appoints the Security Agent to act as agent (mandataire) pursuant to article 1984 of the French Code Civil for the purpose of executing any French Security Documents in its name, including, if required, the appointment of a custodian which shall hold assets on its behalf in custody under any French Security Documents, and the Security Agent accepts such appointment;

(ii)	confirms its approval of the French Security Documents creating or expressed to create a Lien benefiting it and any Lien created or to be created pursuant thereto; and

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(iii)
irrevocably authorises, empowers and directs the Security Agent (by itself or by such person as it may nominate) on its behalf, to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the French Security Documents, to take any action and exercise any right, power, authorities and discretion upon the terms and conditions set out in this Agreement under or in connection with the French Security Documents, in each case, together with any other rights, powers and discretions which are incidental thereto, it being understood that each Finance Party (other than the Security Agent) shall issue special powers of attorneys in all cases where the exercise of powers granted under this Agreement requires the issuance of any such special powers of attorney, and the Security Agent accepts such appointment.

(b)	The Security Agent will act solely for itself and as agent for the other Finance Parties in carrying out its functions as agent under the French Security Documents.

(c)
The Security Agent shall not have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, any party to this Agreement other than those for which specific provision is made by the French Security Documents and, to the extent permissible under French law, the other provisions of this Agreement, which shall be deemed to be incorporated in this Clause 27.2, where reference is made to the French Security Documents.

(d)
Notwithstanding Clause 38 (Governing Law), this Clause 27.2 shall be governed by, and construed in accordance with, French law. Notwithstanding Clause 39.1 (Jurisdiction), any dispute arising out of this Clause 27.2 shall be submitted to the Tribunal de Commerce de Paris.

(e)
Each Finance Party, the Security Agent and the Borrower irrevocably acknowledge that the existence and extent of the Security Agent’s authority resulting from this Clause 27.2 and the effects of the Security Agent’s exercise of this authority shall be governed by French law.

27.3	Duties of the Agent and the Security Agent

(a)
Each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent for that Party by any other Party.

(b)	Without prejudice to Clause 25.6(Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

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(e)
If the Agent is aware of the non‑payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(g)
The Agent and the Security Agent shall only have those duties, obligations and responsibilities specified in the Finance Documents to which it is expressed to be a party (and no other shall be implied).

27.4	No Fiduciary Duties

(a)	Nothing in this Agreement constitutes the Agent or the Security Agent (except as expressly provided in the Finance Documents) as a trustee or fiduciary of any other person.

(b)
Neither the Agent nor the Security Agent (except as expressly provided in the Finance Documents) shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group
The Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and Discretions of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may rely on:

(i)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(iii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

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as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non‑Payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Borrower.

(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisors, surveyors or other professional advisors or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent or Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (and so separate from any lawyers instructed by the Lenders) if the Agent or Security Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent or Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Agent or the Security Agent's (as applicable) gross negligence or wilful misconduct.

(g)	Each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law, regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent or the Security Agent is obliged to expend or risk its own funds or otherwise incur

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any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)
Save as expressly otherwise provided in any Finance Document, the Security Agent may exercise its trusts, powers and authorities under the Finance Documents in its absolute and unconditional discretion.

27.7	Majority Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, each of the Agent and the Security Agent shall:

(i)
exercise any right, power, authority or discretion vested in it in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all the Finance Parties, save for the Security Agent.

(c)
Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such indemnification and/or security as it may in its sole discretion require for any cost, loss or liability (together with any associated VAT) (and which may include payment in advance), which it may incur in complying with those instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(f)
Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights

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under the Security Documents or enforcement of the security interests or the Security Documents.

(g)
The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent) that all instructions given to it by the Agent, if required to be approved by the Majority Lenders, have been so approved.

27.8	Responsibility for Documentation
Neither the Agent nor the Security Agent:

(a)
is responsible or liable for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Borrower or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	No Duty to Monitor
Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of Liability

(a)	Without limiting paragraph (b) below, neither the Agent nor the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

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(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause 27.10 subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Act.

(c)
Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person on behalf of any Lender; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, and each Lender confirms to the Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent and the Security Agent.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s or the Security Agent’s liability, any liability of the Agent or the Security Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or the Security Agent (as applicable) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or the Security Agent (as applicable) at any time which increase the amount of that loss. In no event shall the Agent or the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect

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or consequential damages, whether or not the Agent or the Security Agent (as applicable) has been advised of the possibility of such loss or damages.

27.11	Lenders’ Indemnity to the Agent and the Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent and the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) notwithstanding its negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent in acting as Agent or the Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

27.12	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively each of the Agent and the Security Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Agent (as the case may be).

(c)
If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with Clause 27.12(b) within thirty (30) days after notice of resignation was given, the Agent or the Security Agent (after consultation with the Borrower) may appoint a successor Agent or Security Agent.

(d)
If the Agent or Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent or Security Agent (as applicable) is entitled to appoint a successor under paragraph (c) above, the Agent or Security Agent (applicable) may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or Security Agent to become a party to this Agreement) agree with the proposed successor Agent or Security Agent (as applicable) amendments to this Clause 27 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fees payable under this Agreement which are consistent with the successor Agent’s or Security Agent’s (as applicable) normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

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(g)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all of any Lien expressed to be created under the Security Documents to that successor.

(h)
Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause 27.12 (and any agency fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or the Security Agent (as the case may be), require it to resign in accordance with Clause 27.12(a). In this event, the Agent or the Security Agent (as the case may be) shall resign in accordance with Clause 27.12(a).

(j)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(i)
the Agent fails to respond to a request under Clause 12.7(FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and, in each case, a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by written notice to the Agent, requires it to resign.

27.13	Confidentiality

(a)
In acting as agent for the Finance Parties, each of the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

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(b)
If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and neither the Agent nor the Security Agent shall be deemed to have notice of it.

27.14	Relationship with the Lenders
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.15	Credit Appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Agent’s and Security Agent’s Management Time
Any amounts payable to the Agent or the Security Agent (as the case may be) under Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent) and Clause 16 (Costs and Expenses) shall include the cost of utilising the Agent’s or the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or the Security Agent may notify to the Borrower and the Lenders and is in addition to any fee paid or payable to the Agent and the Security Agent under Clause 11 (Agency Fees).

27.17	Deduction from Amounts Payable by the Agent and the Security Agent
If any Party owes an amount to the Agent or the Security Agent under the Finance Documents, the Agent or the Security Agent (as the case may be) may, after giving notice to that Party and provided that this will not result in breach of any applicable currency control regulations by the

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Borrower, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

27.18	Security Agent

(a)	The provisions of Schedule 6 (The Security Agent) shall bind each Party.

(b)
The Security Agent shall promptly transfer to the Agent any amounts received by it under the Finance Documents for application by the Agent in accordance with the order set out in Clause 30.6 (Partial Payments). The Security Agent shall be obliged to make such transfer only to the extent it has actually received such amount.

(c)
At the request of the Security Agent, the Agent shall notify the Security Agent, and shall provide a copy of such notification to the Borrower, of amounts due to any Party under this Agreement, and the due date for such amounts. The Security Agent may accept such notifications as conclusive evidence of the matters to which they relate.

27.19	No Independent Power

(a)
The Lenders shall not have any independent power to enforce, or have recourse to, any of the Liens expressed to be created under the Security Documents, or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

(b)	This Clause 27.19 is for the benefit of the Finance Parties only.

28.	Conduct of Business by the Finance Parties
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

29.	Sharing among the Finance Parties

29.1	Payments to Finance Parties

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If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial Payments).

29.2	Redistribution of Payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s Rights
On a distribution by the Agent under Clause 29.2 (Redistribution of Payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

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(a)
This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	Payment Mechanics

30.1	Payments to the Agent

(a)
On each date on which the Borrower or a Lender is required to make a payment under a Finance Document (subject to Clause 30.12 (Payments to the Security Agent), the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
All payments to be made by the Borrower under this Agreement shall be made in Dollars in immediately available funds to the account of the Agent with Account No. 393785008, ABA: 021000021, Bank: JPMorgan Chase Bank NA, Acct Name: GLAS USD Globalstar FA, Reference: Globalstar USA or to such other account as the Agent may from time to time designate to the Borrower in writing.

30.2	Evidence of Financial Indebtedness

(a)
Each Loan made by a Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of any Loan made by the Lenders to the Borrower and the interest and payments thereon.

(b)
Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower under this Agreement to pay any amount owing with respect to the Obligations. If there is any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall prevail in the absence of manifest error.

(c)
Upon the request of any Lender made through the Agent, the Borrower shall immediately execute and deliver to the Agent Promissory Notes which shall evidence all outstanding Loans (including principal and interest). Each Promissory Note shall be denominated

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in Dollars and be payable in accordance with this Clause 30 (Payment Mechanics). The Borrower shall ensure that each Promissory Note shall be governed by English or French law as selected by the Agent and the Borrower waives any right of protest under any Promissory Note to the extent possible under applicable law.

(d)
Any payment which is due to be made under a Promissory Note that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(e)	If paragraph (d) above applies, interest shall be payable on the principal up to the date of actual payment by the Borrower.

(f)
Neither the payment date nor the amount of principal and interest specified in the relevant Promissory Note (if any) shall be modified. Notwithstanding that the Promissory Note shall not be modified, the Borrower shall be obliged to make payment in full (including principal and accrued interest) to the Agent in accordance with the provisions of this Clause 30 (Payment Mechanics). Notwithstanding the foregoing, the Agent and the Lenders hereby agree not to demand payment under any Promissory Note prior to exercising its rights pursuant to Clause 23 (Remedies upon an Event of Default).

(g)
If paragraph (d)applies, at least thirty (30) days prior to any payment under a note the payment date of which has been extended in accordance with paragraph (d) above, the Agent shall send to the Borrower a written statement documenting the additional amount of interest owed by the Borrower at such payment date.

(h)
Following the issue of Promissory Notes under this Clause 30.2, on or before each date on which the Borrower makes a repayment or prepayment of any outstanding Loan, it shall execute and deliver to the Agent replacement Promissory Notes. Each such replacement Promissory Note shall be issued on the terms as set out in paragraph (c) and shall, in aggregate, have a face value equal to the principal amount outstanding in respect of the outstanding Loans following such repayment or prepayment. Upon receipt of such replacement Promissory Notes, the Agent shall cancel and return to the Borrower all the Promissory Notes held by it before such repayment or prepayment.

30.3	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.4 (Distributions to the Borrower) and Clause 30.5 (Clawback) and Clause 30.12 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.4	Distributions to the Borrower
The Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set‑off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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30.5	Clawback

(a)
Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent or the Security Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or the Security Agent, calculated by it to reflect its cost of funds.

30.6	Partial Payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due to the Finance Parties but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.7	No set‑off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set‑off or counterclaim.

30.8	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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30.9	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

30.10	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

30.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties

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as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11 (Disruption to Payment Systems etc.); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.12	Payments to the Security Agent
Notwithstanding any other provision of any Finance Document, after a notice has been given to the Borrower under Clause 23 (Remedies Upon an Event of Default), and at any time after any Liens created by or pursuant to any Security Document becomes enforceable, the Security Agent may require the Borrower to pay all sums due under any Finance Document as the Security Agent may direct for application in accordance with the terms of the Security Documents.

31.	Set‑off
If an Event of Default has occurred and is continuing, a Finance Party may set‑off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set‑off. Following the exercise of a right of set‑off under this Agreement, the relevant Finance Party shall notify the Borrower.

32.	Notices

32.1	Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Address:	Globalstar, Inc. 1351 Holiday Square Boulevard

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Covington
LA 70433
United States of America
Attention:    James Monroe III / Tim Taylor
Facsimile:    +001 985 335-1900

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent:
Address:    45 Ludgate Hill
London EC4M 7JU
United Kingdom

Attention:    Transaction Management Group / GSAT
Facsimile:    +44 (0)20 3070 0113
Email:         tmg@glas.agency

(d)	in the case of the Security Agent:

Address:	GLAS Trust Corporation Limited
45 Ludgate Hill
London
EC4M 7JU
United Kingdom
Attention:    Transaction Management Group / GSAT
Facsimile:    +44 (0)20 3070 0113
Email:         tmg@glas.agency
or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

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and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 32 will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communications or document which becomes effective in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of Address and Fax Number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic Communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that these two Parties agree that, unless and until notified to the contrary, this is to be accepted form of communication and if those two parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by no less than five (5) Business Days’ notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00pm in the place of receipt shall be deemed only to become effective on the following day.

32.6	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

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(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	Calculations and Certificates

33.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34.	Partial Invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	Remedies and Waivers
No:

(a)
failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents; and

(b)
election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.

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The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	Amendments and Waivers

36.1	Required Consents

(a)
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower. Any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

(c)
Unless otherwise agreed, no amendment or waiver may be made before the date falling ten (10) Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(v)	a change to an Obligor;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)
Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 17.26 (Anti-bribery, Anti-corruption and Anti-money Laundering), Clause 17.27 (Sanctions), Clause 20.24 (Anti-bribery, Anti-corruption and Anti-money Laundering), Clause 21.20 (Anti-bribery, Anti-corruption and Anti-money Laundering), Clause 21.21 (Sanctions), Clause 25 (Changes to the Lenders) or this Clause 36;

(viii)	the nature or scope of the assets of the Borrower which from time to time are, or are expressed to be, the subject of a Lien under the Security Documents; or

(ix)	the release of any Lien granted in accordance with the Security Documents or the granting of any Lien required under the terms of this Agreement,

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shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent and/or the Security Agent may not be effected without the consent of the Agent and/or the Security Agent (as the case may be).

(c)
If the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may not be effected without the consent of the Agent or that Lender (as the case may be).

36.3	Payment of Waiver or Amendment Fees

(a)
Subject to paragraph (d) below, the Borrower shall pay to the Agent (for the account of each Lender) a waiver fee in an amount equal to US$20,000 to be divided among the Lenders on a pro rata basis in accordance with their respective Commitment (the “Waiver Fee”) if, following the date of this Agreement any amendments or waivers (howsoever described) are required in respect of the Finance Documents.

(b)	The Waiver Fee shall be due from the date on which the Borrower delivers the waiver and/or amendment request to the Agent and is payable within thirty (30) days of such request.

(c)	The payment by the Borrower of a Waiver Fee shall be made in accordance with Clause 29 (Payment Mechanics) and the other provisions of the Finance Documents.

(d)	No Waiver Fee shall be payable in respect of any amendment requested by the Borrower in connection with:

(i)	the Third Global Amendment and Restatement Agreement (but without prejudice to the payment of the “Amendment Fee” as such term is defined therein);

(ii)
the ability of the Borrower to incur additional Financial Indebtedness in connection with Permitted Vendor Financings in an aggregate amount above the threshold set out in Clause 21.1(k) (Limitations on Financial Indebtedness);

(iii)
the ability of the Borrower to incur additional Financial Indebtedness in connection with cash paying Subordinated Indebtedness above the amounts as set out in the then current Agreed Business Plan; or

(iv)
any adjustment to the numerator of the financial covenant set out in Clause 19.5 (Net Debt to Adjusted Consolidated EBITDA) in order to take into account the revised levels of Financial Indebtedness permitted following any amendment requests of the types set out in paragraphs (a) and (b) above (for which separate amendment requests shall be required).

(e)	In connection with any requested amendment under paragraph (d)(iv) above in accordance with the provisions of this Clause 36 (Amendments and Waivers), the

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Borrower shall provide to the Agent a substitute table for the purposes of Clause 19.5 (Net Debt to Adjusted Consolidated EBITDA) on the same basis as the existing table but reflecting the appropriate numerator for the financial covenant. Upon agreement by the Lenders and the Borrower with the substitute table, the substitute table will be deemed to replace the then existing table applicable for the purposes of Clause 19.5 (Net Debt to Adjusted Consolidated EBITDA) and all determinations in respect of compliance with such financial covenant shall be made in accordance with the substitute table.

36.4	Intercreditor Agreement
This Clause 36 (Amendments and Waivers) is subject to the terms of the Intercreditor Agreement.

37.	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	Governing Law
Other than Clause 27.2(Appointment of Security Agent (France)), this Agreement and any non‑contractual obligations arising out of or in connection with it are governed by English law.

39.	Enforcement

39.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non‑contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 39.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

(d)	This Clause 39 does not apply to Clause 27.2 (Appointment of the Security Agent (France)).

39.2	Service of Process

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Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)
irrevocably appoints WFW Legal Services Limited of 15 Appold Street, London EC2A 2HB as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

39.3	Waiver of Immunity
To the extent that the Borrower may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Borrower irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

40.	Confidentiality

40.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors and partners such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or

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more Finance Documents and/or one or more Obligors and to any of that person's Affiliates and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any Applicable Law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(D)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or

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settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

40.3	Entire agreement
This Clause 40 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40 (Confidentiality).

40.6	Continuing obligations
The obligations in this Clause 40 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

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41.	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(b)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(c)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(d)	a cancellation of any such liability; and

(e)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

42.	GDPR
Each Party shall comply with all applicable data protection legislation to the extent it receives any personal data.

43.	Intercreditor Agreement
Notwithstanding any provision to the contrary in this Agreement, in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall prevail. So long as the First Lien Security Agent is acting as bailee and as agent for perfection on behalf of the Security Agent pursuant to the terms of the Intercreditor Agreement, any obligation of any Obligor in this Agreement that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) delivery of Collateral to, or the possession or control of Collateral with, the Security Agent shall be deemed complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if such delivery of Collateral is made to, or such possession or control of Collateral is with, the First Lien Security Agent.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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GLOBALSTAR, INC.,
as Borrower
By:    _/s/Lindsey Keeble
    Name: Lindsey Keeble
    Title: Attorney-in-fact

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Schedule 1
Lenders and Commitments

Original Lenders	Commitments US$
Inverness Financing L.L.C.	$95,117,699.63
Thermo Funding II LLC	$95,117,699.63
[*]	$3,297,950.51
[*]	$3,297,950.51
[*]	$2,127,710.01
Total:	$198,959,010.29

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Schedule 2
Conditions Precedent
Part 1
Conditions Precedent

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party; and

(iv)	confirming that the borrowing or guaranteeing, as appropriate, contemplated by the Finance Documents would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A certificate of each Obligor (signed by an authorised signatory) confirming that the borrowing or guaranteeing, as appropriate, contemplated by the Finance Documents would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)	A certificate from a Responsible Officer of the Borrower dated no earlier than the Closing Date:

(i)	certifying that, as of Closing Date:

(A)	the statement set out in Paragraph 4 (No litigation) below is true and correct;

(B)	each copy document relating to an Obligor specified in this Schedule 2, Part 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the Closing Date;

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(C)	all representations and warranties of the Obligors contained in the Finance Documents are true, correct and complete in all respects;

(D)	none of the Obligors is in violation of any of the covenants contained in the Finance Documents to which it is a party;

(E)	after giving effect to the transactions contemplated by the Finance Documents, no Default or Event of Default has occurred and is continuing;

(F)	each of the Obligors has satisfied each of the conditions set out in this Schedule 2, Part 1(Conditions Precedent);

(ii)	Confirming that:

(A)
no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed by any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Finance Documents or the consummation of the transactions contemplated thereby, or which, in its reasonable opinion, would make it inadvisable to consummate the transactions contemplated by the Finance Documents or the consummation of the transactions contemplated thereby;

(B)
that no proceeding shall be pending or threatened which may result in the loss, revocation, material modification, non-renewal, suspension or termination of any Material Communications Licence, the issuance of any cease or desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any operations of the Borrower and its Subsidiaries; and

(C)
no proceeding is pending or threatened which may result in the denial by the FCC of any pending material applications of the Borrower or any Subsidiary thereof, which could reasonably be expected to have a Material Adverse Effect; and

(iii)	certifying that, since the date of this Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(f)
Certificates, (a) as of a recent date, and (b) as of the Closing Date, of the good standing of each Obligor under the laws of its jurisdiction of organisation and, to the extent requested by the Agent, each other jurisdiction where such Obligor is qualified to do business.

2.	Legal opinions

(a)
A legal opinion of Winston & Strawn London LLP (advisers to the Lenders) as to matters of the laws of England and confirming, among other things, the validity and enforceability of the Finance Documents governed by English law).

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(b)
A legal opinion of Taft Stettinius & Hollister LLP (advisers to the Obligors) confirming, among other things, the due authorisation of each Obligor to enter into each Finance Document to which it is a party, no conflict with the convertible notes or the First Lien Finance Documents, and confirming the validity and enforceability of those Security Documents governed by New York law.

(c)
A legal opinion of Seen Visciano Canges P.C. (advisers to the Obligors) confirming, among other things, the due authorisation of each Obligor organised under Colorado law and confirming the validity and enforceability of those Security Documents governed by Colorado law.

(d)	A legal opinion of Lawler, Metzger, Keeny & Logan, LLC in respect of each Obligor’s FCC Communications Licences.

(e)
Such other favourable legal opinions of counsel to the Obligors addressed to the Agent and Security Agent (in each case, for and on behalf of itself and the other Finance Parties) with respect to the Obligors, the Finance Documents and such other matters as the Agent or the Security Agent shall reasonably request, including, without limitation, FCC matters.

3.	Finance documents
An original (duly executed by each of the parties thereto) of:

(a)	this Agreement;

(b)	the Intercreditor Agreement;

(c)	the First Lien Facility Agreement; and

(d)	each other Finance Document (other than the Post-Closing Documents).

4.	No litigation
No litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against the Group or its assets which has not been disclosed to the Agent in writing.

5.	Personal Property Collateral
The First Lien Security Agent shall have received on behalf of itself and as bailee for the Security Agent under the Intercreditor Agreement:

(a)
original stock certificates and other certificates evidencing the Capital Stock pledged pursuant to the First Lien Security Documents and Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof; and

(b)	each original promissory note pledged pursuant to the First Lien Security Documents and Security Documents.

6.	Security matters

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(a)	Certified copies of all notices of assignment and/or charge required to be delivered pursuant to the Security Documents to be delivered under this Part 1.

(b)	Each Obligor shall have duly authorised, executed and delivered:

(i)
proper financing statements (Form UCC‑1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect a Lien purported to be created by the Security Documents to be delivered under this Part 1;

(ii)
certified copies of requests for information or copies (Form UCC‑11), or equivalent reports, listing all judgement liens, tax liens or effective financing statements that name the Obligors or any of their Subsidiaries, or a division or other operating unit of any such person, as debtor and that are filed in the jurisdictions referred to in paragraph (i) above, together with copies of such other financing statements evidencing any Lien permitted by Clause 21.2 (Limitations on Liens);

(iii)
evidence of the completion of all other recordings and filings of, or with respect to, the Security Documents to be delivered under this Part 1 as may be necessary to perfect any Lien intended to be created by such Security Documents;

(iv)	each irrevocable payment instruction (if any); and

(v)	evidence that all other actions necessary to perfect and protect any Lien purported to be created by the Security Document to be delivered under this Part 1 have been taken.

7.	Governmental and other authorisations
The Borrower has obtained, and provided to the Agent, certified copies of all Authorisations listed in Schedule 14 (Communication Licences) together with:

(a)	in the case of paragraphs (i), (iii) and (iv) below, all other Authorisations; and

(b)	in the case of paragraph (ii) below, all other material Authorisations, in each case, not listed in those Clauses that may become necessary for:

(i)	each Loan;

(ii)	the business of the Borrower as it is presently carried on and is contemplated to be carried out;

(iii)
the due execution, delivery, validity and enforceability of, and performance by an Obligor of its obligations under this Agreement and each other Transaction Document to which it is a party, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

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(iv)
the remittance to any Finance Party (or its assigns) of all monies payable or owing to such Finance Party (or its assigns) under any Finance Document in the currencies specified in such Finance Document, and all those Authorisations are in full force and effect.

8.	Commercial contracts
The following documents shall have been delivered to the Agent:

(a)
a copy, certified as true and complete by the Borrower of each Commercial Contract (including, for the avoidance of doubt, any amendments, restatements, amendments and restatements, supplements, extensions, replacements or other modifications thereto); and

(b)
a certificate, signed by an Authorised Signatory of the Borrower certifying that each Commercial Contract has been performed in full (with there being no outstanding obligations thereunder), formally terminated or expired in accordance with its terms, as applicable.

9.	Debt service reserve account
Evidence that the Debt Service Reserve Account is open and funded with the DSRA Required Balance.

10.	Insurances

(a)	The Agent shall have received:

(i)
evidence of payment of all insurance premiums (as required within the applicable credit terms agreed with insurers) for the current policy year of each Insurance (naming the Agent and the Lenders as additional insured on all certificates for “all risks property insurance”); and

(ii)
in relation to the “all risks property insurance”, a certified copy of the Insurance Documentation (including evidence of transit insurance), copies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Agent.

11.	Know your customer requirements
The Agent shall have received each of the documents referred to in Schedule 7 (Know Your Customer Requirements).

12.	Equity / subordinated debt
A payoff letter (in form and substance satisfactory to the Majority Lenders) evidencing the termination of all obligations under the 2019 Bridge Facility Agreement.

13.	Group structure chart
A certified copy of the Group Structure Chart.

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14.	Accounts
Evidence that:

(a)	the Project Accounts (other than the Collection Account) have each been opened and continue to be maintained with the Offshore Account Bank; and

(b)	the Collection Account has been opened and continues to be maintained with the Onshore Account Bank.

15.	Fourth Global Amendment and Restatement Agreement and First Lien Facility Agreement

(a)	The Fourth Global Amendment and Restatement Agreement has been duly executed by each of the parties thereto.

(b)	The Borrower having entered into the First Lien Facility Agreement on terms satisfactory to each Lender.

16.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 39.2 (Service of Process) (and any other equivalent provision in the other Finance Documents) has accepted its appointment.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	Copies of the following financial statements:

(i)	the annual audited financial statements issued by the Borrower for the financial year ended December 31, 2018; and

(ii)	the unaudited financial statements issued by the Borrower for the period ended September 30, 2019.

(d)	A copy of the latest “Agreed Business Plan” (as such term is defined in the First Lien Facility Agreement).

(e)	Evidence of payment of all Transaction Costs accruing up until and including the Utilisation Date.

(f)	A copy of the Funds Flow Statement.

(g)	A copy of the Spectrum Plan.

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Part 2
Conditions Subsequent

The Borrower shall deliver to the Agent:

1.	Obligors
No later than 31 January 2020:

(a)	A copy of any changes to the constitutional documents of each Obligor since the Closing Date.

(b)	A copy of a resolution of the board of directors of each Obligor that is a party to any Post-Closing Document:

(i)	approving the terms of, and the transactions contemplated by, the Post Closing Documents to which it is a party and resolving that it execute the Post Closing Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Post Closing Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Post Closing Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate from a Responsible Officer of the Borrower certifying that certifying that:

(i)
each copy document relating to it specified in this Paragraph 1 is correct, complete and in full force and effect and has not been amended, varied, novated, supplemented, superseded or terminated as at a date no earlier than the Post Closing Documents; and

(ii)	since the Closing Date nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect.

(e)
Certificates as of a recent date of the good standing of each Obligor under the laws of its jurisdiction of organisation and, to the extent requested by the Agent, each other jurisdiction where such Obligor is qualified to do business.

2.	Process Agent
No later than 30 November 2019, evidence that any process agent referred to in the Intercreditor Agreement has accepted its appointment.

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3.	Legal opinions
No later than 31 December 2019:

(a)
A legal opinion of external Texas counsel (as Texas adviser to the Obligors) or such adviser satisfactory to the Majority Lenders, as to matters of the laws of Texas and confirming, among other things, the validity and enforceability of those Post-Closing Documents governed by Texas law.

(b)
A legal opinion of external Alaska counsel (as Alaska adviser to the Obligors) or such adviser satisfactory to the Majority Lenders, as to matters of the laws of Alaska and confirming, among other things, the validity and enforceability of those Post-Closing Documents governed by Alaska law.

No later than 31 January 2020:

(c)
A legal opinion of such adviser satisfactory to the Majority Lenders, as to matters of the laws of England and confirming, amongst other things, the validity and enforceability of the A&R Agreement in a form and substance satisfactory to the Required Lenders.

(d)
A legal opinion of such adviser satisfactory to the Majority Lenders, as to matters of the laws of France and confirming, among other things, the validity and enforceability of the French Security Documents.

(e)
A legal opinion of Taft Stettinius & Hollister LLP (as adviser to the Obligors) or such other adviser to the Obligors satisfactory to the Majority Lenders, confirming among other things, the due capacity and authority of the Obligors to enter into the Post-Closing Documents (other than the Mortgages).

(f)
such other favourable legal opinions of counsel to the Obligors addressed to the Agent and the Security Agent (in each case, for and on behalf of itself and the other Finance Parties) with respect to the Obligors, the Finance Documents and such other matters as the Agent or the Security Agent shall reasonably request.

4.	Post-closing finance and security documents

(a)	an original (duly executed by each of the parties thereto) of:

(i)
No later than 31 January 2020, an original (duly executed by each of the parties thereto) of the amendment and restatement agreement in respect of the Accounts Agreement (the “A&R Agreement”), in a form reasonably acceptable to the Majority Lenders, to among other things (x) amend the waterfall provisions, and (y) include the Agent as a party;

(ii)	No later than 31 January 2020, each Account Control Agreement;

(iii)
No later than 31 December 2019, the Mortgages and deliverables associated therewith, including, without limitation (1) title commitments, (2) title policies, (3) title insurance endorsements, (4) ALTA surveys, (5) zoning reports, (6) Completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and, if

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any such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance and a borrower flood notice, (7) lien search results and (8) legal opinion letters in each applicable jurisdiction;

(iv)
No later than 31 January 2020, Stock Pledge Agreements governed by the laws of Brazil executed by and among (a) GSSI, LLC (as pledgor), Globalstar do Brasil Holdings, Ltda. (as pledged company), Globalstar, Inc. and the Security Agent and (b) Globalstar Brazil Holdings L.P. (as pledgor), Globalstar de Brasil Holdings, Ltda. (as pledged company), Globalstar, Inc. and the Security Agent; and

(v)	No later than 31 January 2020 (or such other period as required under Clause 21.11(b) (Restrictive Agreements), the French Security Documents; and

(b)
No later than 31 December 2019, evidence that the Security Agent is a Loss Payee or Additional Insured, as applicable, on the general liability and property insurance of the Obligors, including, 30 days’ prior notice of cancellation to the Security Agent and notice to the Security Agent of non-payment of premiums continuing for 10 days or more, each a “Post-Closing Document” and together, the “Post-Closing Documents”.

5.	Security matters
No later than 31 January 2020:

(a)	Certified copies of all notices of assignment and/or charge required to be delivered pursuant to the Post Closing Documents.

(b)	Each Obligor shall have duly authorised, executed and delivered:

(i)	evidence of the completion of all recordings and filings of, or with respect to, the Post Closing Documents as may be necessary to perfect any Lien intended to be created by the Security Documents;

(ii)	each irrevocable payment instruction (if any); and

(iii)	evidence that all other actions necessary to perfect and protect any Lien purported to be created by the Post Closing Documents have been taken.

6.	First Lien Security Documents
No later than 31 January 2020, a certified copy (duly executed by each of the parties thereto) of each First Lien Security Document.

7.	Other documents and evidence
No later than 20 December 2019:

(a)
Evidence that the Pledged Account (as defined in that certain Pledge Agreement for the Pledge of Bank Accounts, dated June 5, 2009 (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time) among Thermo, the First Lien Security Agent, BNP Paribas, as the Offshore Account Bank and

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BNP Paribas, as the BPIFAE Agent) (x) has been closed and (y) has not been replaced with any other account serving a substantially similar purpose;
No later than 31 January 2020:

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	A template form of the cash movement summary report, in form and substance satisfactory to the Agent (acting on the instructions of each Lender).

(d)
Evidence of termination of the following agreements the amended and restated agreement regarding uncertificated securities dated 6 October 2009 and made between Mobile Satellite Services, B.V. (as issuer), the Security Agent and Globalstar C, LLC (as pledgor).

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Schedule 3
Utilisation Request
From:    [Borrower]
To:    [Agent]
Dated:    [●]
Dear Sirs,
Facility Agreement dated [        ] [(as amended and restated from time to time)] (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	[[●] [[Dollars] (US$[●])] or, if less, the Available Facility
Interest Period:	three (3) Months
Use of Proceeds:

3.	We confirm that each condition specified in Clause 4.1(Initial Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [insert relevant bank account details].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Globalstar, Inc.

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Schedule 4
Maximum Covenant Capital Expenditure
Part A
Maximum Covenant Capital Expenditures

1	2	3	4	5	6	7	8
Relevant Period A	Business Plan Capex B	10% Buffer A + B = C	Maximum Capex Covenant D	Minimum Capex – Not Available for Rollover C – D = E	Capex Available for Rollover F	Cumulative Rollover C + F	Maximum Cumulative Capex
2019	$15,000,000	N/A	$15,000,000	N/A	N/A	N/A	$15,000,000
2020	$15,000,000	N/A	$15,000,000	N/A	N/A	N/A	$15,000,000
2021	$15,000,000	N/A	$15,000,000	N/A	N/A	N/A	$15,000,000
2022	$15,000,000	N/A	$15,000,000	N/A	N/A	N/A	$15,000,000

Part B
Maximum Covenant Capital Expenditures for Excess Cash Flow Calculation

Relevant Period	Maximum Covenant Capex for Excess Cash Flow Calculation
2H 2019	US$2,500,000
1H 2020	US$2,500,000
2H 2020	US$2,500,000
1H 2021	US$2,500,000
2H 2021	US$2,500,000
1H 2022	US$2,500,000
2H 2022	US$2,500,000

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Schedule 5
Form of Transfer Certificate and Assignment Agreement
Part A
Form of Transfer Certificate

To:    [●] as Agent, [●] as Security Agent
From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:    [●]
Facility Agreement dated [        ] (as amended and restated from time to time) (the “Agreement”)

1.
We refer to the Agreement and the Intercreditor Agreement (as defined in the Agreement). This is a Transfer Certificate for the purposes of the Agreement and a [Creditor Accession Undertaking] for the purposes of the Intercreditor Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 25.5 (Procedure for Transfer or Assignment) of the Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with clause 25.5 (Procedure for Transfer or Assignment), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participation in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 25.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a Qualifying Lender.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non‑contractual obligations arising out of or in connection with it are governed by English law.

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7.
For the purposes of Article 1278 and seq. of the French Civil Code, it is agreed that the security interest created pursuant to the Borrower Pledge of Bank Accounts, the Borrower Additional Pledge of Bank Accounts and the Holding Account Pledge Agreement shall be preserved for the benefit of the New Lender and all other Finance Parties.

8.
We refer to clause 20 (Changes to the Parties) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement. The New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

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The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By: [●]	By: [●]

This certificate is accepted as a Transfer Certificate for the purposes of the Agreement by the Agent, and as a [Creditor Accession Undertaking] for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].
[Agent]
By:    [●]
[Security Agent]
By:    [●]

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Part B
Form of Assignment Agreement

To:	[●] as Agent, [●] as Security Agent and [●] as Borrower, for and on behalf of itself and each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:	[●]

[Borrower] - [●] Facility Agreement
dated [●] (the "Agreement")

1.
We refer to the Agreement and the Intercreditor Agreement (as defined in the Agreement). This is an Assignment Agreement for the purposes of the Agreement and a [Creditor Accession Undertaking] for the purposes of the Intercreditor Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to clause 25.5 (Procedure for Transfer or Assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2(Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of clause 25.4(Limitation of Responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender].

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8.
This Assignment Agreement acts as notice to the COACE Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 25.6(Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

9.
We refer to clause [●] (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender Agreement (and as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement, the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

10.	The Existing Lender hereby represents that it has complied with the procedures of clause 25.10(Right of First Refusal) of the Agreement.

11.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

12.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

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THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken

[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]                        [New Lender]

By:                                By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

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Schedule 6
The Security Agent

1.	Security agent as holder of liens

(a)	In this Clause:
“Finance Party Claim” means any amount which an Obligor owes to a Finance Party under or in connection with the Finance Documents; and
“Security Agent Claim” means any amount which an Obligor owes to the Security Agent under this Clause.

(b)	Unless expressly provided to the contrary in any Finance Document, the Security Agent holds:

(i)	any security created by a Security Document governed by any relevant law;

(ii)	the benefit of any Security Agent Claims; and

(iii)	any proceeds of security,
for the benefit, and as the property, of the Finance Parties.

(c)	The Security Agent will separately identify in its records the property rights referred to in paragraph (b) above.

(d)	The Borrower must pay the Security Agent, as an independent and separate creditor, an amount equal to each Finance Party Claim on its due date.

(e)
The Security Agent may enforce performance of any Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(f)
Each Finance Party must, at the request of the Security Agent, perform any act required in connection with the enforcement of any Security Agent Claim. This includes joining in any proceedings as co-claimant with the Security Agent.

(g)
Unless the Security Agent fails to enforce a Security Agent Claim within a reasonable time after its due date, a Finance Party may not take any action to enforce the corresponding Finance Party Claim unless it is requested to do so by the Security Agent.

(h)
The Borrower irrevocably and unconditionally waives any right it may have to require a Finance Party to join in any proceedings as co-claimant with the Security Agent in respect of any Security Agent Claim.

(i)	(A) Discharge by the Borrower of a Finance Party Claim will discharge the corresponding Security Agent Claim in the same amount; and (B) Discharge by the

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Borrower of a Security Agent Claim will discharge the corresponding Finance Party Claim in the same amount.

(j)	The aggregate amount of the Security Agent Claims will never exceed the aggregate amount of Finance Party Claims.

(k)
(A) A defect affecting a Security Agent Claim against the Borrower will not affect any Finance Party Claim; and (B) A defect affecting a Finance Party Claim against the Borrower will not affect any Security Agent Claim.

(l)
If the Security Agent returns to the Borrower, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Finance Party, that Finance Party must repay an amount equal to that recovery to the Security Agent.

2.	Responsibility

(a)	The Security Agent is not liable or responsible to any other Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Security Document; or

(ii)	any other action taken or not taken by it in connection with any Security Document, unless caused by its gross negligence or wilful misconduct.

(b)	The Security Agent is not responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Lien affecting any asset secured under a Security Document.

3.	Title
The Security Agent may accept, without enquiry, the title (if any) the Borrower may have to any asset over which security is intended to be created by any Security Document.

4.	Possession of documents
The Security Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

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5.	Investments
Except as otherwise provided in any Security Document, all moneys received by the Security Agent under a Security Document may be:

(a)
invested in the name of, or under the control of, the Security Agent in any investment for the time being authorised by any relevant law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including any Finance Party) and on such terms as the Security Agent may agree.

6.	Approval
Each Finance Party:

(a)	confirms its approval of each Security Document; and

(b)
authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to enter into and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

7.	Conflict with security documents
If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

8.	Release of security

(a)	If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

(i)	all the Lenders agree to the disposal;

(ii)	the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable;

(iii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any Default; and

(iv)	the disposal is being effected by enforcement of a Security Document, the asset(s) being disposed of will be released from any security over it created by a Security Document.

(b)	Any release under this Subclause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of all the Lenders.

(c)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Borrower under the Finance Documents will continue in full force and effect.

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(d)
If the Security Agent so requests pursuant to a release under this Subclause, (at the request and expense of the Borrower) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document.

9.	Co-security agent

(a)	The Security Agent may appoint a separate security agent or a co-security agent in any jurisdiction:

(i)	if the Security Agent considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)
Any appointment under this Subclause will only be effective if the security agent or co-security agent confirms to the Security Agent and the Borrower in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.

(c)	The Security Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

10.	Information
Each Finance Party and the Borrower must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

11.	Perfection of security
Borrower must (at its own cost) take any action and enter into and deliver any document which is required by the Security Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

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Schedule 7
Know Your Customer Requirements
The Borrower shall provide the following documents to the Agent, upon the request of a Finance Party, in original or certified copy form:

1.
Formation Documents: original or certified copies of the certificate of commercial registration, memorandum of association or any other equivalent formation documents in English that have been filed with the relevant business registry in the jurisdiction of formation of the Borrower and any other trading names;

2.	List of Directors: a certified list of all directors of the Borrower including:

(a)	names;

(b)	nationalities;

(c)	dates of birth; and

(d)	business addresses;

3.	Passports: a certified copy of the passports of the persons signing each of the Finance Documents for and on behalf of the Borrower;

4.	Financials: most recent annual audited financial reports (if any) and the latest unaudited statement of accounts; and

5.	Listing: evidence that the Borrower is a listed entity.

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Schedule 8
Form of Compliance Certificate
To:    [Agent] as Agent
From:    [Borrower]
Dated:    [●]
Dear Sirs
Globalstar Facility Agreement dated [        ] (as amended and restated from time to time) (the “Agreement”)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of financial covenants in Clause 19 (Financial Covenants) to be certified].

3.	We confirm that the amounts as of the date of this Compliance Certificate in each of the Project Accounts are as follows:

(a)	the Collection Account – US$[●];

(b)	the Debt Service Account – US$[●];

(c)	the Debt Service Reserve Account – US$[●];

(d)	the Equity Proceeds Account – US$[●]; and

(e)	the Insurance Proceeds Account – US$[●].

4.	We confirm that: [insert details of any Spectrum Cash Flow and/or Spectrum Sale proceeds].

5.	We confirm that: [insert detailed calculations for the purposes of calculating the amounts of the cash sweeps in Clause 7 (Prepayment and Cancellation)].

6.	We confirm that: [insert detailed calculation of the Adjusted Consolidated EBITDA Reconciliation and the reconciliation of the Excess Cash Flow].

7.	We confirm that since the date of the last Compliance Certificate no new Subsidiaries have been created or equity interests issued other than as disclosed in writing to the Agent.

8.	We confirm that the shareholders of record of the Borrower are as follows: [insert list of current shareholders of record of the Borrower].

9.	We confirm that the Borrower has complied with the terms of the Accounts Agreement.

10.	[We confirm that no Default is continuing.]*

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Signed:
	Director	Director
	Of	Of
	[Borrower]	[Borrower]

199

Schedule 9
ERISA Plans

1.	Globalstar, Inc. Savings Plan (401(k));
2.    Globalstar, Inc. Pension Plan (Retirement); and
3.    Globalstar, Inc. Comprehensive Welfare Benefits Plan document.

200

Schedule 10
Form of Confidentiality Undertaking
To:

[insert name of Potential Lender]
Re:    The Facility

Borrower: Amount: Agent:
Dear Sirs,
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking
You undertake:

(a)
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to use the Confidential Information only for the Permitted Purpose; and

(c)
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that Person were also a party to it.

2.	Permitted Disclosure
We agree that you may disclose Confidential Information:

(a)
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

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(c)	with the prior written consent of us and the Borrower.

3.	Notification of Required or Unauthorised Disclosure
You agree (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function over you) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies
If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations
The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to or otherwise acquire (by assignment, sub participation or otherwise) an interest, direct or indirect in the Facility and (b) twelve (12) Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc
You acknowledge and agree that:

(a)
neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other Person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be

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granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc
This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings
The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third Party Rights

(a)
Subject to this paragraph 10 and to paragraph 6 and paragraph 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction
This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions
In this letter (including the acknowledgement set out below) terms defined in the Facility shall, unless the context otherwise requires, have the same meaning and:
“Confidential Information” means any information relating to the Borrower, the Group, and the Finance Documents, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such

203

information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;
“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);
“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and
“Permitted Purpose” means considering and evaluating whether to enter into the Facility.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully
…................................
To:    The Borrower and each other member of the Group
We acknowledge and agree to the above:
…................................
For and on behalf of
[Potential Lender]

204

Schedule 11
Material Contracts

1.	Radio Access Network and User Terminal Subsystem Contract between the Borrower and Hughes, effective as of 1 May 2008.

(a)	Amendment No. 1 to Radio Access Network and User Terminal Subsystem Contract, effective as of 16 June 2009.

(b)	Amendment No. 2 to Radio Access Network and User Terminal Subsystem Contract, effective as of 28 August 2009.

(c)	Amendment No. 3 to Radio Access Network and User Terminal Subsystem Contract, effective as of 21 September 2009.

(d)	Amendment No. 4 to Radio Access Network and User Terminal Subsystem Contract, effective as of 24 March 2010.

(e)	Amendment No. 5 to Radio Access Network and User Terminal Subsystem Contract, effective as of 5 April 2011.

(f)	Amendment No. 6 to Radio Access Network and User Terminal Subsystem Contract, effective as of 4 November 2011.

(g)	Amendment No. 7 to Radio Access Network and User Terminal Subsystem Contract, effective as of 1 February 2012.

(h)	Amendment No. 8 to Radio Access Network and User Terminal Subsystem Contract, effective as of 6 September 2012.

(i)
Letter Agreements for deferral of payment under the Radio Access Network and User Terminal Subsystem Contract, dated 30 March 2011 as further amended on 14 October 2011, 30 December 2011, 30 March 2012, 26 June 2012, 27 September 2012, 20 December 2012, 26 March 2013, 28 June 2013, 7 August 2013 and 30 May 2014.

(j)	Radio Access Network and User Terminal Subsystem Contract Exhibit A, dated 6 September 2012.

(k)	Radio Access Network and User Terminal Subsystem Contract Exhibit C, dated 6 September 2012.

(l)	Amendment No. 9 to Contract between Globalstar and Hughes Network Systems LLC, effective as of January 13, 2013.

(m)	Amendment No. 10 to Contract between Globalstar and Hughes Network Systems LLC, effective as of 7 August 2013.

(n)	Amendment No. 11 to Contract between Globalstar and Hughes Network Systems LLC, effective as of 17 December 2013.

205

(o)
Letter Agreement regarding equity payment between Globalstar, Inc. and Hughes Network Systems, LLC, dated as of 30 May 2014, as further amended on 3 December 2015, 7 March 2016, 14 June 2016, 21 September 2016 and 6 December 2016

(p)	Amendment No.12 to Contract between Globalstar, Inc. and Hughes Network Systems LLC, effective as of 16 October 2014.

(q)	Amendment No.13 to Contract between Globalstar, Inc. and Hughes Network Systems LLC, effective as of 16 July 2015.

(r)	Amendment No.14 to Contract between Globalstar, Inc. and Hughes Network Systems LLC, effective as of 16 December 2016.

(s)	Amendment No.15 to Contract between Globalstar, Inc. and Hughes Network Systems LLC, effective as of 1 June 2017.

2.	Core Network Purchase Agreement between the Borrower and Ericsson, dated as of 22 July 2014.

(a)	Amendment No.1 to Contract between Globalstar, Inc. and Ericsson Inc., effective as of 2 April 2015.

(b)	Amendment No. 2 to Contract between Globalstar, Inc. and Ericsson Inc., effective as of 11 August 2015.

3.	Senior Indenture between the Borrower and U.S. Bank, National Association, dated as of 15 April 2008.

(a)	First Supplemental Indenture to Senior Indenture, dated as of 15 April 2008;

(b)	Amendment to First Supplemental Indenture dated, as of 1 December 2008;

(c)	Second Supplemental Indenture to Senior Indenture, dated as of 19 June 2009;

(d)	Third Supplemental Indenture to Senior Indenture, dated as of 14 June 2011; and

(e)	Fourth Supplemental Indenture to Senior Indenture, dated as of 20 May 2013.

4.	The Finance Documents.

5.	Master Manufacturing and Supply Agreement between the Borrower and BYD (Huizhou) Co., Ltd, effective as of 10 June 2011.

6.	Manufacturing Agreement between the Borrower and Creation Technologies Texas LLC, effective as of 8 July 2019.

7.	Gateway Operation and Maintenance Agreement between the Borrower and Singapore Telecommunications Limited, dated 7 May 2008.

(a)	Supplemental Agreement to the Operation and Maintenance Agreement, dated 9 September 2009.

(b)	Supplemental Agreement No.2 to the Operation and Maintenance Agreement, dated 1 September 2011.

206

(c)	Supplemental Agreement No. 3 to the Operation and Maintenance Agreement, dated 6 May 2013.

(d)	Supplemental Agreement No. 4 to the Operation and Maintenance Agreement, dated 23 September 2013.

(e)	Supplemental Agreement No. 5 to the Operation and Maintenance Agreement, dated 24 January 2014.

(f)	Supplemental Agreement No. 6 to the Operation and Maintenance Agreement, dated 1 April 2014.

(g)	Supplemental Agreement No. 7 to the Operation and Maintenance Agreement, dated 1 July 2014.

(h)	Supplemental Agreement No. 8 to the Operation and Maintenance Agreement, dated 16 December 2014.

(i)	Supplemental Agreement No. 9 to the Operation and Maintenance Agreement, dated 10 May 2015.

(j)	Supplemental Agreement No. 10 to the Operation and Maintenance Agreement, dated 1 August 2016.

(k)	Supplemental Agreement No. 11 to the Operation and Maintenance Agreement, dated 1 February 2019.

8.	Settlement Agreement between the Borrower, Thales Alenia Space France, Thermo Funding Company, dated 24 June 2012.

9.	Lease Agreement between the Borrower and Thermo Covington, LLC, dated 1 February 2019.

10.	Guaranty Agreement to the Senior Indenture and Fourth Supplemental Indenture between the Borrower, certain subsidiaries of the Borrower, and U.S. Bank National Association dated 27 December 2013.

11.	First Lien Facility Agreement.

12.	Thermo Loan Agreement.

207

Schedule 12
Labour and Collective Bargaining Agreements
A labour and collective bargaining agreement dated 1 May 2019 and entered in between Sinttel/RJ (Sindicato dos Trabalhadores em Empresas de Telecomunicações, Transmissão de Dados e Correio Eletrônico, Telefonia Móvel Celular, Serviços Troncalizados de Comunicação, Rádiochamadas, Telemarketing, Projeto, Construção, Instalação e Operação de Mesas Telefônicas no Estado do Rio de Janeiro) and Globalstar do Brasil Ltda.

208

Schedule 13
Financial Indebtedness and Guarantee Obligations

1.
Open end promissory note in the maximum principal amount of US$10,000,000, dated 23 March 2006 from Globalstar Canada Satellite Co. to Globalstar de Venezuela, C.A., having a balance outstanding of US$4,700,868.93 as of 30 September 2019 (provided, that, notwithstanding anything to the contrary contained in Section 21.1(d) of the Agreement, in no event shall the aggregate outstanding balance under this item 1 exceed the Foreign Investment Limitation (calculated without regard to paragraph (b) of the definition of Foreign Investment Limitation) as of any date of determination).

2.
Open end line of credit promissory note in the maximum principal amount of US$50,000,000, dated 30 June 2007 and amended 31 December 2008 from Globalstar Canada Satellite Co. to the Borrower, having a balance outstanding of US$0 as of 30 September 2019 (provided, that, notwithstanding anything to the contrary contained in Section 21.1(d) of the Agreement, in no event shall the aggregate outstanding balance under this item 2 exceed the Foreign Investment Limitation (calculated without regard to paragraph (b) of the definition of Foreign Investment Limitation) as of any date of determination).

3.	Fourth Supplemental Indenture and the 8% New Notes (in each case, subject to the terms set forth in Clause 21.1(l) (Negative Undertakings)).

4.	First Lien Facility Agreement (subject to the terms set forth in Clause 21.1(n) (Negative Undertakings)).

5.	Thermo Loan Agreement.

209

Schedule 14
Communication Licences
Licenses and Authorizations Regulated by the Federal Communications Commission
Held by Globalstar, Inc. and its Subsidiaries
Active as of October, 2019

210

Licensee (Holder)	Call Sign	Expiration Date	Description and Authorizing Order(s) and/or File Number(s)
Globalstar Licensee LLC	S2115	10/04/2024
NGSO Satellite Authorization:
Authority to Construct, Launch, and Operate Globalstar, a Low Earth Orbit Satellite System to Provide Mobile Satellite Services in the Big LEO Band at 1610-1618.725 MHz (“Lower Big LEO band,” for uplink operations) and 2483.5-2500 MHz (“Upper Big LEO band,” for downlink operations), per Order and Authorization, 10 FCC Rcd 2333 (IB 1995) (DA 95-128), and Second Order on Reconsideration, 22 FCC Rcd 19733 (2007) (FCC 07-194) (see also File Nos. SAT-A/O-19910603-00010, formerly 19-DSS-0-91(48); SAT- SAT-ASG-20060724-00078).

Authority to operate space stations using transmitting frequencies for feeder downlinks at 6875-7055 MHz and for reception of feeder uplinks at 5091-5250 MHz, per Order and Authorization, 11 FCC Rcd 16410 (IB 1996) (DA 98-1924).

License term for first-generation U.S.-licensed space stations extended to Oct. 4, 2024 by File No. SAT-MOD-20130314-00030 (granted Sept. 18, 2014); see Public Notice, Report No. SAT-01042 (DA 14-1355) (IB 2014).

Authority to operate Globalstar’s second-generation NGSO MSS satellites licensed through the Republic of France (Globalstar 2.0, ITU Name HIBLEO-X) within the United States granted under File Nos. SAT-MOD-20080904-000165 and SAT-AMD-20091221-00147, per Order, 26 FCC Rcd 3948 (IB 2011) (DA 11-520).

Modification of Globalstar’s Ancillary Terrestrial Component (ATC) of its Mobile-Satellite Service (MSS) system operating in the Big LEO S-band, using Globalstar's licensed spectrum at 2483.5-2495 MHz to deploy a terrestrial low-power broadband network, enabled by Report and Order, 31 FCC Rcd 13801 (2016) (FCC 16-181); see also modification applications, File Nos. SAT-MOD-20170411-00061 and SES-MOD-20170412-00422, (granted August 2017); see Public Notice, DA 17-756, at 1 (Aug. 11, 2017); Public Notice, Report No. SES-01982, at 5-7 (Aug. 16, 2017); Notice of Minor Modification, File No. SAT-MOD-20171020-00141 (accepted Oct. 31, 2017); Public Notice, Report No. SAT-02190, at 2 (Dec. 15, 2017).

211

GUSA Licensee LLC	E970381	10/04/2024
Mobile Earth Terminals – Blanket License
Authority for mobile satellite service handsets / mobile earth terminals within 1610 – 1618.7250 MHz and 2483.5 – 2500 MHz – File No. SES-MOD-20160412-00344 granted July 5, 2016; see Public Notice, Report No. SES-01865. See also MSS Ancillary Terrestrial Component (ATC) Leasing Licence, granted Oct. 31, 2008.

GUSA Licensee LLC	E000342	03/22/2026
Fixed Earth Station – Site ID: CLFN-2 (Clifton, TX)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20091221-01608 granted March 18, 2011; see Order, 26 FCC Rcd 3948 (2011) (DA 11-520).

GUSA Licensee LLC	E000343	03/22/2026
Fixed Earth Station – Site ID: CLFN-3 (Clifton, TX)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20091221-01609 granted March 18, 2011; see Order, 26 FCC Rcd 3948 (2011) (DA 11-520).

GUSA Licensee LLC	E000344	03/22/2026
Fixed Earth Station – Site ID: CLFN-4 (Clifton, TX)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20091221-01610 granted March 18, 2011; see Order, 26 FCC Rcd 3948 (2011) (DA 11-520).

GUSA Licensee LLC	E000345	03/22/2026
Fixed Earth Station – Site ID: CLFN-5 (Clifton, TX)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20091221-01611 granted March 18, 2011; see Order, 26 FCC Rcd 3948 (2011) (DA 11-520).

GUSA Licensee LLC	E030266	10/14/2025
Fixed Earth Station – Site ID: CLFN-IOT (Clifton, TX)
Authority within 1610-1618.725 MHz and 2483.5-2500 MHz – File No. SES-MOD-20120308-00251 granted May 7, 2012; see Public Notice, Report No. SES-01448.

GUSA Licensee LLC	E050097	01/04/2022
Fixed Earth Station – Site ID: SBRG-1 (Sebring, FL)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20101108-01412 granted June 6, 2011; see Public Notices, Report Nos. SES-01354 and SES-01405.

GUSA Licensee LLC	E050098	01/04/2022
Fixed Earth Station – Site ID: SBRG-2 (Sebring, FL)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20101108-01411 granted June 7, 2011; see Public Notices, Report Nos. SES-01354 and SES-01405.

GUSA Licensee LLC	E050099	01/04/2022
Fixed Earth Station – Site ID: SBRG-3 (Sebring, FL)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20101108-01410 granted June 7, 2011; see Public Notices, Report Nos. SES-01354 and SES-01405.

212

GUSA Licensee LLC	E050100	01/04/2022
Fixed Earth Station – Site ID: SBRG-4 (Sebring, FL)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20101108-01409 granted June 7, 2011; see Public Notices, Report Nos. SES-01354 and SES-01405.

GUSA Licensee LLC	E050345	01/04/2022
Fixed Earth Station – Site ID: WSLA-3 (Wasilla, AK)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20101108-01413 granted June 7, 2011; see Public Notices, Report Nos. SES-01354 and SES-01405.

GUSA Licensee LLC	E050346	01/04/2022
Fixed Earth Station – Site ID: 1 (Wasilla, AK)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20101108-01414 granted June 7, 2011; see Public Notices, Report Nos. SES-01354 and SES-01405.

GUSA Licensee LLC	E050347	01/04/2022
Fixed Earth Station – Site ID: WSLA-1 (Wasilla, AK)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20101108-01415 granted June 7, 2011; see Public Notices, Report Nos. SES-01354 and SES-01405.

GUSA Licensee LLC	E970199	02/27/2023	Fixed Earth Station – Site ID: CLFN-1 (Clifton, TX) Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MOD-20170112-00029 granted Feb. 7, 2017; see Public Notice, Report No. SES-01927.
GCL Licensee LLC	E050237	10/17/2020
Fixed Earth Station – Site ID: LPMA-4 (Cabo Rojo, PR)
Authority within 5091-5250 MHz and 6875-7055 MHz – File No. SES-MFS-20091221-01606 granted March 18, 2011; see Order, 26 FCC Rcd 3948 (2011) (DA 11-520).

GCL Licensee LLC	E990335	06/23/2025
Fixed Earth Station – Site ID: LPMA-3 (Cabo Rojo, PR)
Authority within 5091-5250 MHz and 5875-7055 MHz – File No. SES-MFS-20091221-01605 granted March 18, 2011; see Order, 26 FCC Rcd 3948 (2011) (DA 11-520).

GCL Licensee LLC	E990336	06/23/2025
Fixed Earth Station – Site ID: LPMA-2 (Cabo Rojo, PR)
Authority within 5091-5250 MHz and 6900-7055 MHz – File No. SES-MFS-20091221-01604 granted March 18, 2011; see Order, 26 FCC Rcd 3948 (2011) (DA 11-520).

GCL Licensee LLC	E990337	06/23/2025	Fixed Earth Station – Site ID: LPMA-1 (Cabo Rojo, PR) Authority within 5091-5250 MHz and 6900-7055 MHz – File No. SES-MOD-20170112-00030 granted Feb. 7, 2017; see Public Notice, Report No. SES-01927.

213

Globalstar, Inc.	WH2XNQ	01/01/2020
Experimental License – Mobile and Fixed Base Stations – Locations: San Mateo, CA; Washington, DC (two sites); Herndon, VA; New York, NY; Chicago, IL. Authority in 2484 MHz – File No. 0501-EX-RR-2015 granted Nov. 10, 2015 (effective Jan. 1, 2016).

Globalstar, Inc.	WJ2XYD	10/01/2019	Experimental License – Mobile – Location: Non-geostationary. Authority in 2483.5-2500 MHz – File No. 0523-EX-CN-2017 granted Oct. 24, 2017.
Globalstar, Inc.	WJ2XLN	05/01/2020	Experimental License – Mobile – Location: Non-geostationary space station. Authority in 2483.5-2495 MHz – File No. 0595-EX-CN-2017 granted Apr. 26, 2018.
Globalstar, Inc.	WJ2XLL	05/01/2020	Experimental License – Mobile – Location: Globalstar LEO. Authority in 2483.5-2495 MHz – File No. 0941-EX-CN-2017 granted Apr. 26, 2018.
Globalstar, Inc.	WJ2XLM	05/01/2020	Experimental License – Mobile – Location: Globalstar LEO, non-GEO. Authority in 2483.5-2495 MHz – File No. 0014-EX-CN-2018 granted Apr. 26, 2018.
Globalstar, Inc.	WJ2XJC	03/01/2020	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2495 MHz – File No. 0017-EX-CN-2018 granted Mar. 12, 2018.
Globalstar, Inc.	WJ2XJD	03/01/2020	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2500 MHz – File No. 0095-EX-CN-2018 granted Mar. 12, 2018.
Globalstar, Inc.	WJ2XOR	07/01/2020	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2495 MHz – File No. 0305-EX-CN-2018 granted June 28, 2018.
Globalstar, Inc.	WJ2XZE	02/01/2021	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2495 MHz – File No. 0400-EX-CN-2018 granted Feb. 12, 2019.
Globalstar, Inc.	WJ2XTR	10/01/2020	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2500 MHz – File No. 0578-EX-CN-2018 granted Oct. 2, 2018.
Globalstar, Inc.	WJ2XSB	09/01/2020	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2500 MHz – File No. 0579-EX-CN-2018 granted Sept. 13, 2018.
Globalstar, Inc.	WJ2XVX	11/01/2019	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2500 MHz – File No. 0783-EX-CN-2018 granted Nov. 7, 2018.
Globalstar, Inc.	WK2XFU	05/01/2020	Experimental License – Mobile – Location: Globalstar, FCC Reg HIBLEO-4. Authority in 2483.5-2500 MHz – File No. 0192-EX-CN-2019 granted May 13, 2019.

214

Globalstar USA, LLC	ITC-214-19990728-00484	None	International Section 214 Authorization – Global Facilities Based and Resale Service – see Public Notice, Report No. TEL-00131 (DA 99-1782); Public Notice, DA 04-628.
Globalstar USA, LLC	ITC-214-19991229-00795	None	International Section 214 Authorization – Global Facilities Based and Resale Service – see Public Notice, Report No. TEL-00191 (DA 00-361); Public Notice, DA 04-628.
Globalstar USA, LLC	ITC-214-20000615-00356	None	International Section 214 Authorization – Global Facilities Based and Resale Service – see Public Notice, Report No. TEL-00261 (DA 00-1614); Public Notice, DA 04-628.

215

Other Licenses and Authorizations
Held by Globalstar, Inc. and its Subsidiaries
Active as of October, 2019

216

Licensee Holder	Call Sign/Lic #	Expiration Date	Description
Globalstar Canada Satellite Co.	File # 8190-G37-201504978	June 30, 2025 Renewed every 10-year
Licence for the provision of basic international telecommunications service traffic between Canada and another country

Conditions:
1. The licensee shall not engage in anti-competitive conduct in relation to the provision of an international telecommunications service or services. For the purposes of this condition, anti-competitive conduct includes entering into or continuing to participate in an agreement or an arrangement that has or is likely to have the effect of preventing or lessening competition unduly in Canada, or otherwise providing telecommunications services in a manner that has or is likely to have the effect of preventing or lessening competition unduly in Canada. The licensee shall file with the Commission, should it become necessary to investigate whether or not the licensee is engaging in practices having an anti-competitive effect in Canada, any information that the Commission may deem necessary.
2. The licensee shall comply with the requirements set out in Changes to the contribution regime, Decision CRTC 2000-745, 30 November 2000, as amended by Changes to the annual contribution reporting requirements, Decision CRTC 2002-35, May 31, 2002, and as amended from time to time by the Commission.
3. The licensee shall keep current the information required by the Commission in the application (affidavit) form for the issuance or renewal of basic international telecommunications licences, as amended from time to time by the Commission. The licensee shall file with the Commission particulars of any change to such information within 30 days of the licensee becoming aware of the change in question.
4. The licensee shall file with the Commission any information required to be filed, in such form as may be prescribed by the Commission. For example, the licensee shall comply with the telecommunications industry data collection process requirements set out in Telecom Circular CRTC 2003-1 and Telecom Circular CRTC 2005-4, as amended from time to time by the Commission.
(Licence and Conditions attached)

217

Globalstar Canada Satellite Co.	Spectrum Licence # 010797205-001	March 31, 2020 Annual Renewal
Spectrum licence granting Globalstar Canada Satellite Co. (Globalstar) authority to use the following bands of radio frequencies to provide mobile satellite services to Globalstar’s subscriber earth stations in Canada via the Globalstar constellation of satellites.
Frequency Bands (Uplink 1610 – 1618.725 MHz); (Downlink 2483.5 – 2500 MHz)
Spectrum 8.7250 MHz/16.5000 MHz

Operational Frequency Requirements: Service link operations will be restricted to the 1610-1618.25 MHz and 2483.5 – 2500 MHz frequency bands. Globalstar is required to share the use of this spectrum in Canada with any other party licensed by ISED to use the same spectrum in the provision of mobile satellite services.

(Licence and conditions attached)

Globalstar Canada Satellite Co.	CG715 Lic # 010001163-001	March 31, 2020 Annual renewal	Radio Licence for the Smiths Falls Gateway (Licence and conditions attached)
Globalstar Canada Satellite Co.	CG606 Lic#010000201-001	March 31, 2020	Radio licence for the High River Gateway (Licence and conditions attached)
Globalstar Licensee LLC and Globalstar do Brasil Holdings Ltda (as its representative)		09/30/2024	Authority to operate Globalstar satellite system at Brazilian territory – Anatel Act 10303 – July 12th, 2017
Globalstar do Brasil		None	Authority to explore the Mobile Service Global Satellite Non-Geostationary at Brazilian territory – Anatel Act 4849 – September 24th, 1999
Globalstar do Brasil		09/05/2033	Presidente Prudente Gateway, number 1006015202. SATELLITE OPERATION AND ACCESS STATIONS
Globalstar do Brasil		09/05/2033	Manaus gateway, number 1006029130. SATELLITE OPERATION AND ACCESS STATIONS
Globalstar do Brasil		09/05/2033	Petrolina gateway, number 1006102210. SATELLITE OPERATION AND ACCESS STATIONS

218

Schedule 15
Satellites

Orbital Plane	In-Plane Slot Location	Satellite Flight Model Number	Transponder Frequency	Satellite Status as of November 5, 2019
A	1	M092	See Transponder Frequency Table	Operational in-orbit
A	2	M073		Operational in-orbit
A	3	M077		Operational in-orbit
B	1	M079		Operational in-orbit
B	2	M076		Operational in-orbit
B	3	M074		Operational in-orbit
C	1	M075		Operational in-orbit
C	2	M089		Operational in-orbit
C	3	M094		Operational in-orbit
D	1	M085		Operational in-orbit
D	2	M096		Operational in-orbit
D	3	M081		Operational in-orbit
E	1	M097		Operational in-orbit
E	2	M093		Operational in-orbit
E	3	M091		Operational in-orbit
F	1	M095		Operational in-orbit
F	2	M078		Operational in-orbit
F	3	M088		Operational in-orbit
G	1	M086		Operational in-orbit
G	2	M090		Operational in-orbit
G	3	M082		Operational in-orbit
H	1	M083		Operational in-orbit
H	2	M084		Operational in-orbit
H	3	M080		Operational in-orbit
B	Spare	M070		Operational in-orbit
C	Spare	M069		Operational in-orbit
C	Spare	M071		Operational in-orbit
D	Spare	M065		Operational in-orbit
E	Spare	M072		Operational in-orbit
G	Spare	M066		Operational in-orbit

219

	In-Plane Slot	Satellite Flight	Satellite Status as of
Orbital Plane	Location	Model Number	5-Nov-19
A	1	92	In-service
	2	73	In-service
	3	77	In-service
B	1	79	In-service
	2	76	In-service
	3	74	In-service
C	1	75	In-service
	2	89	In-service
	3	94	In-service
D	1	85	In-service
	2	96	In-service
	3	81	In-service
E	1	97	In-service
	2	93	In-service
	3	91	In-service
F	1	95	In-service
	2	78	In-service
	3	88	In-service
G	1	86	In-service
	2	90	In-service
	3	82	In-service
H	1	83	In-service
	2	84	In-service
	3	80	In-service
S
	1	70	In-service
	2	69	In-service
	3	71	In-service
	4	65	In-service
	5	72	In-service
	6	66	In-service

220

Transponder Frequency Table
(all frequencies in MHz)

	Forward Link
	C-Band Uplink			S-Band Downlink
	low limit	center	high limit	low limit	center	high limit
1	5096.9600	5105.2100	5113.4600	2483.5000	2491.7500	2500.0000
2	5116.3400	5124.5900	5132.8400
3	5135.7200	5143.9700	5152.2200
4	5155.1000	5163.3500	5171.6000
5	5174.4800	5182.7300	5190.9800
6	5193.8600	5202.1100	5210.3600
7	5213.2400	5221.4900	5229.7400
8	5232.6200	5240.8700	5249.1200

	Command Frequency
	5091.0000	5091.5000	5092.0000

	Return Link
	L-Band Uplink			C-Band Downlink
	low limit	center	high limit	low limit	center	high limit
1	1610.0000	1618.2500	1626.5000	6900.7400	6908.9900	6917.2400
2				6920.1200	6928.3700	6936.6200
3				6939.5000	6947.7500	6956.0000
4				6958.8800	6967.1300	6975.3800
5				6978.2600	6986.5100	6994.7600
6				6997.6400	7005.8900	7014.1400
7				7017.0200	7025.2700	7033.5200
8				7036.4000	7044.6500	7052.9000

				Telemetry Frequency
				6875.9000	6877.5000	6879.1000

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Schedule 16
Existing Liens

1.	Liens on a first ranking basis pursuant to the First Lien Security Documents.

2.	Delaware - UCC-1 Financing Statements to name BNP Paribas, as agent, as secured party filed 18 June 2009:

(a)	Globalstar, Inc., 91950739;

(b)	Globalstar USA, LLC, 91951547;

(c)	Globalstar C, LLC, 91950895;

(d)	Globalstar Leasing LLC, 91953501;

(e)	Globalstar Security Services, LLC, 91951836;

(f)	ATSS Canada, Inc., 91951976;

(g)	GSSI, LLC, 91951281;

(h)	Globalstar Licensee LLC, 91953584;

(i)	GUSA Licensee LLC, 91951059;

(j)	GCL Licensee LLC, 91951158; and

(k)	Globalstar Brazil Holdings, L.P., 91951695.

3.	Colorado Secretary of State UCC-1 Financing Statement 2009F052197 filed against Spot LLC, with BNP Paribas as agent, 18 June 2009.

4.
Form 3C Personal Property Security Registrations filed against the Borrower and Subsidiary Guarantors in favour of the administrative agent with the Ontario, Canada Ministry of Consumer and Business Services on 17 January 2008:

(a)	Globalstar, Inc. <625298679;

(b)	Globalstar USA, LLC <625298661;

(c)	Globalstar C, LLC <625298607;

(d)	Globalstar Leasing LLC <625298598;

(e)	Globalstar Security Services, LLC <625298625;

(f)	ATSS Canada, Inc. <625298643; and

(g)	GSSI, LLC <625298634.

5.	Delaware Secretary of State UCC-1 Financing Statement filed against Globalstar Broadband Services Inc., with BNP Paribas as agent filed June 25, 2012, 22445536.

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6.	Louisiana Secretary of State UCC-1 Financing Statement filed against Globalstar Media, L.L.C., with BNP Paribas as agent filed 25 June 2012, 52-64212.

7.	Delaware Secretary of State UCC-1 Financing Statement filed against Globalstar International, LLC, with BNP Paribas as agent filed June 4, 2019, 20193840423.

8.	Delaware Secretary of State UCC-1 Financing Statement filed against Globalstar Holding US, LLC, with BNP Paribas as agent filed June 4, 2019, 20193840647.

9.	United States Patent and Trademark Office filings against the Borrower's Patents.

10.	United States Patent and Trademark Office filings against the Borrower's Trademarks.

11.	Regarding the Clifton, Texas real property:

(a)
Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing granted by Globalstar USA, LLC to BNP Paribas regarding Clifton, Texas real property dated as of 9 July 2009 and recorded on 28 July 2009 as Instrument No. 2009-00002393 with the County Clerk of Bosque County, Texas, as amended on or about the date hereof by that certain Modification of Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing;

(b)	mineral reservation as set forth in the deed dated 10 June 1954 and recorded in volume 172, page 298 of the Deed Records of Bosque County, Texas;

(c)	the following oil and gas leases as recorded in the Deed Records of Bosque County, Texas: volume 16, page 439; volume 134, page 301; volume 14, page 370; volume 134, page 369; and

(d)	items shown on the survey prepared by David Lane, RPLS #5233 dated 14 August 2006.

12.	Regarding Wasilla, Alaska real property:

(a)
Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing granted by Globalstar USA, LLC to BNP Paribas regarding Wasilla, Alaska real property dated as of 9 July 2009 and recorded on 29 July 2009 as Instrument No. 2009-016786-0 in Palmer Recording District, Alaska, as amended on or about the date hereof by that certain Modification of Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing;

(b)	reservations or exceptions in patents or in acts authorizing the issuance thereof, recorded 1 April 1963 at Book 45, page 284, Palmer Recording District, Alaska;

(c)	items shown on the plats of Discovery Hill Subdivision filed under Plat Number 2003-46 and Plat Number 98-134, Palmer Recording District, Alaska;

(d)	items shown on the As-Built Survey prepared by John Shadrach, PLS dated 18 August 2005;

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(e)
Right of Way Easements granted to Matanuska Electric Association, Inc. recorded in Book 29, Page 86; Book 325, Page 353; Book 913, Page 542; as Serial Number 2005-029959-0, each in Palmer Recording District, Alaska; and

(f)	Easement in favor of Enstar Natural Gas Company, recorded in Book 944, Page 145, Palmer Recording District, Alaska.

13.
Lien in favor of NFS Leasing Inc. and Peoples United Bank with Globalstar, Inc. listed as debtor, for all equipment and peripherals leased by Globalstar, Inc. under that certain Master Lease # 2015-413, as described in the UCC-1 filed on 19 February 2016 with the Delaware Department of State (Initial Filing No. 2016 1015922).

14.
Lien in favor of Electro Rent Corporation with Globalstar, Inc. listed as debtor, for a signal and spectrum analyzer, Asset #1734309D, Serial #103743, as described in the UCC-1 filed on 2 July 2018 with the Delaware Department of State (Initial Filing No. 2018 4523722).

15.
Lien in favor of Dell Financial Services L.L.C. with Globalstar, Inc. listed as debtor, for all computer equipment and peripherals and other equipment financed under the Payment Plan Agreement entered into between Globalstar, Inc. and Dell Financial Services L.L.C., as described in the UCC-1 filed on 13 April 2017 with the Caddo Clerk of Court (09-1327337).

16.
Lien in favor of Dell Financial Services L.L.C. with Globalstar, Inc. listed as debtor, for all computer equipment and peripherals and other equipment financed under the Payment Plan Agreement entered into between Globalstar, Inc. and Dell Financial Services L.L.C., as described in the UCC-1 filed on 15 February 2017 with the Caddo Clerk of Court (09-1321841).

17.
Lien in favor of Toyota Industries Commercial Finance, Inc. with Globalstar, Inc. listed as debtor, for one Toyota Forklift, Model #8BWS10, Serial #11586, as described in the UCC-1 filed on 25 February 2019 with the Caddo Clerk of Court (09-1387856).

18.
Lien in favor of Cisco Systems Capital Corporation with Globalstar USA, LLC listed as debtor, for all right, title, and interest in and to, among other things, the equipment subject to that Agreement to Lease Equipment No. 12020-MM001-0 entered into between Cisco Systems Capital Corporation and Globalstar USA, LLC, as described in the UCC-1 filed on 2 September 2015 with the Delaware Department of State (Initial Filing No. 2015 3856514).

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Schedule 17
Key Performance Indicators
North America

Key Performance Indicators	Quarter Ended
Subscribers (by product line)
Gross Additions (by product line)
Net Additions (by product line)
Churn (by product line)
ARPU (by product line)
Minutes of Use

Rest of the World

Key Performance Indicators	Quarter Ended
Subscribers (by product line)
Gross Additions (by product line)
Net Additions (by product line)
Churn (by product line)
ARPU (by product line)
Minutes of Use

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Schedule 18
Transactions with Affiliates

1.	Transactions with Thermo

(a)	Settlement Agreement with Thermo and Other Shareholders

(i)
On 14 December 2018, the Borrower, Thermo and other unaffiliated shareholders entered a stipulation and agreement of settlement, compromise and release of stockholder derivative action to settle all claims asserted against all defendants in the shareholder action filed on 25 September 2018. On September 5, 2019, the Court approved the Settlement Agreement and awarded to the Plaintiffs' attorneys a fee of $4,500,000, inclusive of expenses

(b)	General & Administrative & Non-cash expenses

(i)
Certain general and administrative expenses are incurred by Thermo on behalf of the Borrower. These expenses, which include non-cash expenses, relate to services provided by certain executive officers of Thermo and expenses incurred by Thermo on behalf of the Borrower which are charged to the Borrower. The expenses charged are based on actual amounts (with no markup) incurred by Thermo or upon allocated employee time.

(c)	The “Finance Documents” under the First Lien Facility Agreement as in effect on the Closing Date.

(d)	The Thermo Loan Agreement.

2.	Thermo Covington, LLC

(a)
On 1 February 2019, the Borrower entered into a Lease Agreement for provision of its headquarters with Thermo Covington, LLC with an annual rent payment of $1,400,000 subject to annual increases not exceeding 2.5%.

226

Schedule 19
Existing Loans, Investments and Advances

1.
Open end line of credit promissory note in the maximum principal amount of US$50,000,000, dated 30 June 2007 and amended December 31, 2008 from Globalstar Canada Satellite Co. to the Borrower, having a balance outstanding of $0 as of 30 September 2019 (provided, that, notwithstanding anything to the contrary contained in Section 21.3(a)(iii) of the Agreement, in no event shall the aggregate outstanding balance under this item 1 exceed the Foreign Investment Limitation (calculated without regard to paragraph (b) of the definition of Foreign Investment Limitation) as of any date of determination).

2.
Open end promissory note in the maximum principal amount of US$10,000,000 dated 23 March 2006 from Globalstar Canada Satellite Co. to Globalstar de Venezuela, C.A., having a balance outstanding of US$4,700,868.93 as of 30 September 2019 (provided, that, notwithstanding anything to the contrary contained in Section 21.3(a)(iii) of the Agreement, in no event shall the aggregate outstanding balance under this item 2 exceed the Foreign Investment Limitation (calculated without regard to paragraph (b) of the definition of Foreign Investment Limitation) as of any date of determination).

3.
As of the Fourth Effective Date, the Borrower owned 225,000,000 ordinary shares of Globaltouch (West Africa) Limited pursuant to a Share Purchase Agreement between the Borrower and Globaltouch (West Africa) Limited dated 16 October 2007.

4.
Joint Venture Agreement, dated as of 21 January 2010, by and between the Borrower and Arion Communications Co., pursuant to which the Borrower has advanced a total of US$1,457,381 to Globalstar Asia Pacific.

5.	On 7 April 2011, the Borrower purchased 1,000,000 Series B Convertible Preferred Stock and 250,000 warrants of TRAFFICCAST INTERNATIONAL, INC. at an Aggregate Purchase Price of US$500,000.

6.
On 23 March 2015, the Borrower entered into an agreement with CROC 684 (Proprietary) Limited T/A BBI Wireless @ Home. The Borrower retains a 74% economic interest and CROC 684 (Proprietary) Limited T/A BBI Wireless @ Home holds the remaining 26%. Operations are conducted through the entity The World’s End Proprietary Limited, which is a subsidiary of the Borrower’s parent company, Globalstar Inc. As of 30 September 2019, the initial shareholder loan from CROC 684 (Proprietary) Limited T/A BBI Wireless @ Home to The World’s End has a balance of $104,000 and the loan from Globalstar, Inc. to the World’s End has a balance of $296,000.

7.
On 16 April 2014 and 25 June 2014, the Borrower (as lender) entered into separate Loan Agreements in the maximum aggregate principal amount of US$575,000 with VehSmart (as borrower), a simplex VAR providing a tracking solution for the Ministry of Agriculture and Fishing in Ecuador. These loans are secured by all inventory held at VehSmart.

8.	Acquisition of capital stock of Yippy, Inc. (“Yippy”), pursuant to a Stock Issuance Agreement, dated 15 December 2015, between the Borrower and Yippy, which, among other things, provides

227

Yippy access to the Borrower’s network to sell certain Yippy services. In lieu of cash consideration, as consideration for such access, the Borrower received 19.99% of Yippy’s total outstanding shares of capital stock with certain anti-dilutive protections.

228

Schedule 20
Incentive Plan

1.
Third Amended and Restated Globalstar 2006 Equity Incentive Plan. The Borrower’s 2006 Equity Incentive Plan (the “Equity Plan”) is a broad based, long-term retention programme intended to attract and retain talented employees and align stockholder and employee interests. The Equity Plan was originally approved by the Board of Directors and the holders of a majority of our outstanding common stock on 12 July 2006 and became effective upon the registration of our common stock under the Securities Act of 1933 on 1 November 2006. The Plan was amended and restated at the 2008 Annual Meeting of Stockholders and further amended and restated at each of the 2016 and 2018 Annual Meetings of Stockholders. The number of shares of the Borrower’s common stock authorized for issuance under the Equity Plan is subject to yearly increases each 1 January equal to the lesser of a) two percent of the number of shares of the Borrower’s common stock issued and outstanding on the immediately preceding 31 December or b) such other amount determined by the Borrower’s Board of Directors. As of 30 September 2019, 83,200,000 shares of the Borrower’s common stock were authorized under the Equity Plan.

2.
Globalstar Key Employee Bonus Plans. The Borrower has an annual bonus plan designed to reward designated key employees' efforts to exceed the Borrower's financial performance goals for the designated calendar year (“Plan Year”). The bonus pool available for distribution is determined based on the Borrower's adjusted EBITDA performance during the Plan Year. The bonus may be paid in cash or the Borrower's common stock, as determined by the Compensation Committee.

3.
Letter Agreement with Barbee Ponder and David Milla, dated 27 November 2018. Mr. Ponder and Mr. Milla have a letter agreement in connection with obtaining certain international spectrum authorities. They will each receive restricted stock awards or cash for each license obtained.

4.
Letter Agreement with David Kagan dated 4 September 2018. In 2018, Mr. Kagan was granted 3,000,000 restricted stock awards of which 1,250,000 have a graded vesting schedule whereby ten percent of the awards vest on the first anniversary of the grant date, fifteen percent vest on the second anniversary of the grant date, twenty-five percent vest on the third anniversary of the grant date and the remaining fifty percent vest on the fourth anniversary of the grant date; these equity awards are designed to recognize performance and encourage retention. The remaining 1,750,000 have vesting conditions that are contingent upon his achievement of certain performance milestones.

5.
Letter Agreement with Jim Kilfeather dated 26 September 2018. Mr. Kilfeather has a letter agreement, which states that he will receive restricted stock awards in connection with reaching certain performance milestones.

229

Schedule 21
Group Structure Chart

Please see attached

230

Schedule 22
Disclosures

1.	Clause 17.35 Tax Returns and Payments
Tax Returns and Payments. The Borrower operates in various U.S. and foreign tax jurisdictions. The process of determining its anticipated tax liabilities involves many calculations and estimates which are inherently complex. The Borrower believes that it has complied in all material respects with its obligations to pay taxes in these jurisdictions. However, its position is subject to review and possible challenge by the taxing authorities of these jurisdictions. If the applicable taxing authorities were to challenge successfully its current tax positions, or if there were changes in the manner in which the Borrower conducts its activities, the Borrower could become subject to material unanticipated tax liabilities. It may also become subject to additional tax liabilities as a result of changes in tax laws, which could in certain circumstances have a retroactive effect.

(i)
The Canada Revenue Agency (CRA) is currently auditing the income tax returns of the Borrower’s Canadian subsidiary for the years ended October 31, 2015 and 2016. The Borrower is in the process of collecting information and responding to questions from the Canada Revenue Agency.

(ii)	Except for the Canadian tax audits, neither the Borrower nor any of its Subsidiaries are currently under audit; however, numerous tax years remain subject to examination by tax authorities.

(iii)	The Borrower’s Worlds’ End Subsidiary has not timely filed with its taxing authority its income tax returns as the statutory audits of the underlying financial statements have not been completed.

231

Schedule 23

Form of Promissory Note

Note P n° ......    US$ .........................
(amount in figures)

............ , ………
(place and date of issue)

For .................
(date of payment)

We hereby agree to pay against this note to the order of [            ] ........................................ .......................................................... the amount of................ US Dollars (amount in letters).

This note is expressly exempted from protest.

This note is governed by [English / French law].

Issued under the Facility Agreement dated [        ] (as amended and restated from time to time)

Any right and/or obligation hereunder of any party shall be subject in all respects to the terms of the Intercreditor Agreement dated [ ] November 2019.

Issuer
GLOBALSTAR, INC 1351 Holiday Square Boulevard, Covington LA 70433 United States of America	For : GLOBALSTAR, INC.
Domiciliation	Name : ................................
[ ]	Title : ................................”

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Schedule 24

Subsidiary Guarantors

1.
GSSI, LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 3732317 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

2.
Globalstar Security Services, LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 3747502 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

3.
GlobalStar C, LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 3732313 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

4.
Globalstar USA, LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 2663064 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

5.
Globalstar Leasing LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 3731109 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

6.
Spot LLC, a limited liability company organised in Colorado, United States of America, with organisational identification number 20071321209 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

7.
ATSS Canada, Inc., a corporation incorporated in Delaware, United States of America, with organisational identification number 2706412 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

8.
Globalstar Brazil Holdings, L.P., a limited partnership formed in Delaware, United States of America, with organisational identification number 2453576 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

9.
GCL Licensee LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 4187922 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

10.
GUSA Licensee LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 4187919 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

11.
Globalstar Licensee LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 4187920 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

233

12.
Globalstar Media, L.L.C., a limited liability company organised in Louisiana, United States of America, with organisational identification number 40224959k and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

13.
Globalstar Broadband Services Inc. a corporation incorporated in Delaware, United States of America, with organisational identification number 4833062 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433, United States of America;

14.
Globalstar International, LLC, a limited liability company organized in Delaware, United States of America, with organisational identification number 6438610 and whose chief executive office is at 1351 Holiday Square Boulevard, Covington, LA 70433; and

15.
Globalstar Holding US, LLC, a limited liability company organised in Delaware, United States of America, with organisational identification number 6508346 and whose chief executive office is at Globalstar, Inc., 1351 Holiday Square Boulevard, Covington, LA 70433.

234

Schedule 25
Investment Policy

1.	Purpose
This document outlines the Borrower’s Corporate Investment policy. The main objectives of the investment policy are:

(a)
To ensure the safety and preservation of principal. The Borrower shall only invest in instruments and accounts with the lowest level of default and volatility risk. The Borrower shall use other methods to minimize risk such as diversifying the investment portfolio to minimize the adverse effects of the failure of any one issuer or broker.

(b)
To coincide with its short-term liquidity needs. The Borrower’s investment policy contemplates buying only the securities that have active secondary markets to provide immediate liquidity, when needed.

(c)	To offer maximum return without compromising the Borrower’s stated investment objectives.

(d)	To provide fiduciary control.

2.	Approved Investment Vehicles
In order to meet the Borrower’s stated investment objectives, it must choose between several different investment options available to it. The following options have been identified for the Borrower for meeting its investment objectives as stated above.

(a)	Corporate Savings Accounts. The account must be fully collateralized by instruments issued by the US Treasury.

(b)	Corporate Money Market Funds, Repurchase Agreements, and Commercial Paper. The funds must meet the following criteria:

(i)	the investment objectives and policies must be substantially similar to those set forth in this guideline, i.e., principal preservation and risk mitigation;

(ii)	the funds must offer immediate redemption of shares upon request; and

(iii)	the funds load or sales charges are not excessive, relative to those of other potential investments meeting the objectives.

3.	US Government obligations
T-Bills or bonds of short-term or medium-term maturity. At any given time, the Borrower may have invested in one or all of the above mentioned investment vehicles. However, under no circumstances will the Borrower make investment decisions contrary to its investment objectives.

235

4.	Credit Quality
Except for US Treasury, all securities must be rated by S & P’s or Moody’s, and shall be of high credit quality (A-1 and P-1 or better).

5.	Marketability
All holdings should be sufficient in size and held in issues which are traded actively to facilitate timely transactions at a minimum cost and accurate market evaluation.

6.	Trading
All purchases and sales shall be executed at the best net price with principal dealers and banks in the particular securities. All securities purchased shall be in the name of the Globalstar, Inc. or its designate.

7.	Responsibility and Authorization
The Chief Financial Officer has reviewed this investment policy. Revisions to this policy will be initiated by the Chief Financial Officer and implemented upon approval of the Borrower’s Chief Executive Officer and the President.
The Chief Financial Officer of the Borrower shall have the authority to:

(a)	open accounts with brokers, investment banks, commercial bank, and mutual funds companies;

(b)	establish safekeeping accounts or other arrangements concerning the custody of the securities; and

(c)	execute documents to effect the above, as necessary.
In addition, the Chief Financial Officer or his or her designate is expected to monitor the portfolio and cash management policy for suitably in light of then-current corporate and market conditions. The Borrower may use the services of investment firms, brokers, or mutual funds companies for its investment program. All investment firms, brokers, and mutual fund companies must be personally approved by the Chief Financial Officer of the Borrower.

236

Schedule 26

[Reserved]

237

Schedule 27

[Reserved]

238

Schedule 28

Form of Quarterly Health Report
Part 1
Satellite Status

Orbital Plane	In-Plane Slot Location	Satellite Flight Model Number	Satellite Status as of [●]
[●]	[●]	[●]	[●]

Part 2
Band Status

Satellite Flight Model Number	L-Band Status	S-Band Status	Status of Command Telemetery Receiver
[●]	[●]	[●]	[●]

Part 3
Material Events
Attached is a letter providing details of material or unusual events that have occurred with respect to the Satellites since the delivery to the Agent of the last quarterly report.

239

Schedule 29
Satellite Performance Criteria

IOT Criteria to Declare Satellite Stabilization Bus
Parameter	Status
SHM acquisition- check satellite configuration	NOMINAL/FAIL
Solar Array Wings Deployed	NOMINAL/FAIL
Telemetry Transmitters “ON”	NOMINAL/FAIL
Telemetry Tx EIRP (Nominal Unit) within 3dB of prediction	YES/NO	Value
Telemetry Tx EIRP (Redundant Unit) within 3dB of prediction	YES/NO	Value
Telemetry Signal Successfully Received by Ground Station	NOMINAL/FAIL
Command Rx Sensitivity (Nominal Unit) with in 3dB of prediction	YES/NO	Value
Command Rx Sensitivity (Redundant Unit) within 3dB of prediction	YES/NO	Value
EAM acquisition after SHM	NOMINAL/FAIL
NOM acquisition after EAM	NOMINAL/FAIL
Heaters “ON”	NOMINAL/FAIL
Successful orbit raising to 1414 km orbit (thruster check)	NOMINAL/FAIL
Expended 100K or fewer thruster pulses; 90kg of propellant	YES/NO	Value
Battery DOD less than 15%	YES/NO	Value
PAYLOAD
Good health check of transponders	Turn On	Nominal operations
Test all 16 beams of C-S Transponder	1.1V	2.65V	4.0V
X1	NOMINAL/FAIL	NOMINAL/FAIL	NOMINAL/FAIL
X2
X3
X4
X5
X6
X7
X8
Y1
Y2
Y3
Y4
Y5
Y6
Y7
Y8
Test all 16 beams of L-C Transponder
X5	NOMINAL/FAIL
X7
Y1
X3
Y5
X4
Y7
X1
Y6
X2
Y4
X8
Y3
X6
Y2
Y8

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Schedule 30
Form of Auditors Report
To the Audit Committee and Management of Globalstar, Inc.:
We have performed the procedures enumerated below, which were agreed to by the audit committee, management of Globalstar Inc. (“Globalstar”) and the Finance Parties (as such term is defined in the Facility Agreement) solely to assist you with respect to the [insert date] Compliance Certificate required to be issued pursuant to clause 18.4(Compliance Certificate) of the facility agreement dated [●] (as amended and restated) (the “Facility Agreement”). Globalstar’s management is responsible for the Compliance Certificate. This agreed‑upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of those parties specified in this report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.
Procedures performed:

1.	Agreed the financial information contained in the Compliance Certificate to the general ledger or underlying accounting records prepared by management.

2.	Mathematically recomputed the calculations in the Compliance Certificate to make sure they are arithmetically accurate.

3.	Compared each individual financial component of the Compliance Certificate to the definition included within the Facility Agreement.
We were not engaged to, and did not conduct an examination, the objective of which would be the expression of an opinion on the Compliance Certificate. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.
This report is intended solely for the information and use of the audit committee, management of Globalstar and the Finance Parties (as such term is defined in the Facility Agreement) and is not intended to be and should not be used by anyone other than these specified parties.

[insert name of auditor]
[insert address of auditor and date]

241

Schedule 31
Security Documents
Part 1    Definition of Security Documents
“Security Documents” means:

(a)	the Collateral Agreement;

(b)	each French Security Document

(c)	each Account Control Agreement;

(d)	each Stock Pledge Agreement;

(e)	each Delegation Agreement;

(f)	each United States Trademarks Security Agreement;

(g)	each United States Patents Security Agreement;

(h)	each Mortgage;

(i)	each Landlord Waiver and Consent Agreement;

(j)
all other agreements conferring, or purporting to confer, security in favour of the Finance Parties with respect to the obligations of the Borrower under the Finance Documents entered into after the date of this Agreement as required by the terms of this Agreement;

(k)	all agreements and other documents executed from time to time pursuant to any of the foregoing; and

(l)	any other agreement or document which the Security Agent and the Borrower (acting reasonably) from time to time designate as a “Security Document” for the purposes of this Agreement.

242

Part 2    Defined Terms
“Account Control Agreements” means each account control agreement entered into between a deposit account bank, a member of the Group and the Security Agent (in form and substance satisfactory to the Agent).
“Borrower Pledge of Bank Accounts” means the French law “Convention de Nantissement de Comptes Bancaires” to be entered into between the Borrower, the Offshore Account Bank and the Security Agent.
“Collateral Agreement” means the security agreement dated as of the date hereof between the Borrower, each Domestic Subsidiary and the Security Agent, as may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.
“Holding Account Pledge Agreement” means the French law “Convention de Nantissement de Compte Bancaire” to be entered into between the Borrower and the Security Agent in accordance with Clause 20.11 (Conditions Subsequent).
“Landlord Waiver and Consent Agreements” means:

(a)	any landlord waiver and consent agreement to be entered into between Four Sierra, LLC as landlord and the Security Agent;

(b)	any landlord waiver and consent agreement to be entered into between Orinda Equity Partners, LLC as landlord and the Security Agent;

(c)	any landlord waiver and consent agreement to be entered into between Sebring Airport Authority as landlord and the Security Agent; and

(d)
any other agreement or document which the Security Agent and the Borrower (acting reasonably) from time to time designate as a “Landlord Waiver and Consent Agreement” for the purposes of this Agreement.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering all real property now or hereafter owned by the Borrower or any Subsidiary, in each case, in form and substance reasonably satisfactory to the Security Agent and executed by the Borrower or any Subsidiary in favour of the Security Agent (for and on behalf of itself and the other Finance Parties), as any such document may be amended, restated, supplemented or otherwise modified from time to time.
“Stock Pledge Agreements” means:

(a)	the stock pledge agreement dated as of the date hereof between the Borrower, each Domestic Subsidiary of the Borrower and the Security Agent;

(b)	certain agreements regarding uncertificated securities dated as of the date hereof and entered into from time to time, among the Borrower, certain Subsidiaries of the Borrower and the Security Agent;

(c)
certain agreements regarding uncertificated limited liability company interests dated as of the date hereof and entered into from time to time, among the Borrower, certain Subsidiaries of the Borrower and the Security Agent;

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(d)
certain agreements regarding uncertificated partnership interests dated as of the date hereof and entered into from time to time, among the Borrower, certain Subsidiaries of the Borrower and the Security Agent; and

(e)
any other stock pledge agreement (howsoever described) entered into among or between any other deposit account bank, a member of the Group and/or the Security Agent (in form and substance satisfactory to the Security Agent), in each case of the foregoing, as any such document may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.
“United States Patents Security Agreements” means:

(a)	the agreement relating to the grant of a security interest in United States patents dated as of the date hereof and made between the Borrower and the Security Agent; and

(b)	any other patents security agreement entered into between any Obligor and the Security Agent (in form and substance satisfactory to the Agent).
“United States Trademarks Security Agreements” means:

(a)	the agreement relating to the grant of a security interest in United States trademarks dated as of the date hereof and made between the Borrower and the Security Agent; and

(b)	any other trademarks security agreement entered into between any Obligor and the Security Agent (in form and substance satisfactory to the Agent).

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Schedule 32

[Reserved]

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